UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

BKV Corporation

(Name of Registrant As Specified In Its Charter)
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Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION
BKV Corporation
1200 17th St., Ste 2100
Denver, CO, 80202
NOTICE OF ACTION BY WRITTEN CONSENT
AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
         , 2025
Dear Stockholder:
This notice of action by written consent and the accompanying information statement (the “Information Statement”) is being furnished by the Board of Directors (the “BKV Board”) of BKV Corporation, a Delaware corporation (“BKV,” the “Company,” “we,” “us” or “our”), to the holders of record at the close of business on November 4, 2025 (the “Record Date”) of the outstanding shares of BKV common stock, $0.01 par value per share (“Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 228 of the Delaware General Corporation Law (the “DGCL”).
The purpose of this Information Statement is to inform BKV’s stockholders that Banpu North America Corporation (“BNAC”), holder of approximately 71% of the total outstanding shares of Common Stock, acted by written consent (the “Written Consent”) in lieu of a special meeting of stockholders effective as of November 4, 2025. The Written Consent approved the Company Stock Issuance (as defined below) to Banpu Power US Corporation (“BPPUS”).
On October 29, 2025, BKV entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with BPPUS to acquire one-half of the limited liability company interests of BKV-BPP Power, LLC, a Delaware limited liability company (the “Power JV”), currently held by BPPUS upon the terms and subject to the conditions of the Purchase Agreement (such purchase and sale, together with the other transactions contemplated by the Purchase Agreement, the “Transaction”). Upon the closing of the Transaction (the “Closing”), the Power JV will be owned 75% by BKV and 25% by BPPUS.
The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing (the “Purchase Price”), which consideration will be paid 50% in cash and 50% in Common Stock (the “Company Stock Issuance”). As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by $21.6609, which is the volume-weighted average price of our Common Stock during the twenty (20) consecutive trading-day period ended October 28, 2025 (the “Closing Reference Price”). We plan to fund the cash consideration for the Transaction with a combination of cash on hand and the net proceeds from our recently completed underwritten public equity offering of 6,900,000 shares of Common Stock (the “Equity Offering”). We received net proceeds from the Equity Offering of approximately $170.3 million after deducting underwriters’ discounts and commissions and estimated offering fees and expenses.
We were required to obtain stockholder approval of the Company Stock Issuance to ensure compliance with Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which requires stockholder approval prior to the issuance of shares of Common Stock, or of securities convertible into Common Stock, where such securities are issued as consideration in a transaction or series of related transactions in which a director, officer or “substantial security holder” of BKV has a five percent or greater interest, directly or indirectly, in BKV or assets to be acquired or in the consideration to be paid in a transaction or series of related transactions and the present issuance of Common Stock, or the number of shares of

Common Stock into which the securities may be converted, could result in an issuance that exceeds either five percent of the number of shares of Common Stock or five percent of the voting power outstanding before such issuance. Because (i) BKV expects that the shares of Common Stock to be issued to BPPUS pursuant to the Company Stock Issuance will exceed five percent of the number of shares of Common Stock outstanding before the issuance; (ii) BPPUS is a wholly-owned subsidiary of Banpu Power Public Company Limited (“BPP”), which is a subsidiary of Banpu Public Company Limited (“Banpu”), and Banpu is the ultimate parent company of both BKV and BNAC; and (iii) BNAC is a substantial security holder of BKV holding more than a five percent interest in BKV, the Written Consent was obtained to approve the consummation of the Company Stock Issuance.
This notice of action by Written Consent and the accompanying Information Statement are being furnished to you to inform you that the Company Stock Issuance has been approved by the holders of outstanding Common Stock having not less than a majority of the issued and outstanding shares of our Common Stock in accordance with Section 228 of the DGCL, Section 312.03 of the NYSE Listed Company Manual, BKV’s Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Rule 14c-2 promulgated under the Exchange Act. BKV is not soliciting your consent or proxy in connection with the Company Stock Issuance and no consents or proxies are requested from stockholders. We expect to consummate the Company Stock Issuance concurrently with the Closing in the first quarter of 2026. However, there can be no assurance that the Transaction will be completed at all, or if completed, that it will be completed by such time.
You are urged to read the Information Statement in its entirety for a description of the action taken by the holders of a majority of our Common Stock.
PLEASE NOTE THAT BNAC HAS VOTED TO APPROVE AND ADOPT THE COMPANY STOCK ISSUANCE. THE NUMBER OF VOTES HELD BY BNAC IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT UNDER THE DGCL AND NYSE SECTION 312.03 FOR THE COMPANY STOCK ISSUANCE. CONSEQUENTLY, NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THE COMPANY STOCK ISSUANCE.
Under the DGCL and our Certificate of Incorporation and our Second Amended and Restated Bylaws (our “Bylaws”), our stockholders are not entitled to appraisal or dissenters’ rights in connection with the Company Stock Issuance or the Transaction.
THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14C OF THE EXCHANGE ACT AND SECTION 228 OF THE DGCL.
The Information Statement accompanying this letter provides you with more specific information concerning the Company Stock Issuance, the Purchase Agreement, the Transaction and the other transactions contemplated by the Purchase Agreement. We encourage you to carefully read this Information Statement, the documents incorporated by reference in the Information Statement and the copy of the Purchase Agreement included as Annex A to the Information Statement. You may also obtain additional information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”).
By Order of the BKV Board of Directors
Lindsay B. Larrick
Secretary
         , 2025
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Information Statement is dated          , 2025 and is first being mailed to our stockholders on or about         , 2025.

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BKV Corporation
1200 17th St., Ste 2100
Denver, CO, 80202
INFORMATION STATEMENT
This information statement (the “Information Statement”) is being furnished by the Board of Directors (the “BKV Board”) of BKV Corporation, a Delaware corporation (“BKV,” the “Company,” “we,” “us” or “our”), to the holders of record at the close of business on November 4, 2025 (the “Record Date”) of the outstanding shares of BKV common stock, $0.01 par value per share (“Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 228 of the Delaware General Corporation Law (the “DGCL”).
The purpose of this Information Statement is to inform BKV’s stockholders that Banpu North America Corporation (“BNAC”), holder of approximately 71% of the total outstanding shares of Common Stock, acted by written consent (the “Written Consent”) in lieu of a special meeting of stockholders effective as of November 4, 2025. The Written Consent approved the Company Stock Issuance (as defined below) to Banpu Power US Corporation (“BPPUS”).
On October 29, 2025, BKV entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with BPPUS to acquire one-half of the limited liability company interests of BKV-BPP Power, LLC, a Delaware limited liability company (the “Power JV”), currently held by BPPUS upon the terms and subject to the conditions of the Purchase Agreement (such purchase and sale, together with the other transactions contemplated by the Purchase Agreement, the “Transaction”). Upon the closing of the Transaction (the “Closing”), the Power JV will be owned 75% by BKV and 25% by BPPUS.
The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing (the “Purchase Price”), which consideration will be paid 50% in cash and 50% in Common Stock (the “Company Stock Issuance”). As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by $21.6609, which is the volume-weighted average price of our Common Stock during the twenty (20) consecutive trading-day period ended October 28, 2025 (the “Closing Reference Price”). We plan to fund the cash consideration for the Transaction with a combination of cash on hand and the net proceeds from our recently completed underwritten public equity offering of 6,900,000 shares of Common Stock (the “Equity Offering”). We received net proceeds from the Equity Offering of approximately $170.3 million after deducting underwriters’ discounts and commissions and estimated offering fees and expenses.
The Written Consent constitutes the consent of a majority of outstanding shares of our Common Stock and is sufficient under the DGCL, BKV’s Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and the New York Stock Exchange (“NYSE”) Listed Company Manual to approve the Company Stock Issuance. Accordingly, the Company Stock Issuance will not be submitted to the other stockholders of BKV for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the Company Stock Issuance in accordance with the requirements of the Exchange Act.
THE ACCOMPANYING MATERIAL IS BEING PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY. NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

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SUMMARY
This summary highlights selected information in this Information Statement and may not contain all of the information about the Transaction that is important to you. You should carefully read this Information Statement in its entirety, including its annexes and the documents referred to in and incorporated by reference into this Information Statement. You may obtain, without charge, copies of documents incorporated by reference into this Information Statement by following the instructions under the section of this Information Statement entitled “Where You Can Find More Information.”
The Parties to the Transaction
BKV is a forward thinking, growth driven energy company focused on creating value for our stockholders through the organic development of our properties as well as accretive acquisitions. Our core business is to produce natural gas from our owned and operated upstream businesses, which are supported by our four business lines: natural gas production; natural gas gathering, processing and transportation (our “natural gas midstream business”); power generation; and carbon capture, utilization and sequestration (“CCUS”). We expect our owned and operated upstream and natural gas midstream businesses to achieve net zero scope 1 and scope 2 emissions by the early 2030s, and net zero scope 1, 2, and 3 emissions by the late 2030s. We maintain a “closed-loop” approach to our net zero emissions goal through the operation of our four business lines. We are committed to vertically integrating portions of our business to reduce costs and improve overall commercial optimization of the full value chain. Our strategy is to create value for our stockholders by managing and growing our integrated asset base and focusing on our net zero objectives. BKV was incorporated in the State of Delaware in May 2020. We completed our initial public offering on September 27, 2024. BKV’s Common Stock is traded on the NYSE under the ticker symbol “BKV.” Our principal executive offices are located at 1200 17th St., Ste 2100, Denver, CO, 80202 and our telephone number is (720) 375-9680.
BPPUS, a wholly-owned subsidiary of Banpu Power Public Company Limited (“BPP”), manages power operations in the United States, including natural gas-fired plants in Texas that use High-Efficiency, Low-Emissions (HELE) technologies and also engages in related businesses such as congestion revenue rights (“CRR”) trading, power trading, and providing retail electricity. Its principal executive offices are located at 100 Congress Avenue, Suite 1551, Austin, Texas 78701 and its telephone number is (512) 605 6640.
BPP, the parent company of BPPUS, is a public company listed on the Stock Exchange of Thailand (the “SET”). BPP is an international power generation company with decades of expertise in delivering sustainable energy. With a diversified portfolio spanning thermal and renewable power generation alongside advanced energy technology, BPP operates across the Asia-Pacific region, including Thailand, Laos, China, Japan, Vietnam, Indonesia, Australia, and the U.S. The company is committed to shaping a more sustainable and resilient energy future. With nearly 80% of its operations based internationally, BPP continues to expand its global footprint through a portfolio of thirty-one (31) power plants and projects, totaling 3.6 gigawatts in equity-based capacity. Its principal executive offices are located at 26th Floor, Thanapoom Tower, 1550 New Petchburi Road, Makkasan, Ratchathewi, Bangkok 10400 Thailand and its telephone number is +66 2007 6000.
The Power JV is a joint venture between BKV and BPPUS. The Power JV owns the Temple I and Temple II plants (together, the “Temple Plants”), modern combined cycle gas and steam turbine power plants located in the Electric Reliability Council of Texas (“ERCOT”) North Zone in Temple, Texas. Temple I and Temple II have an aggregate net generation capacity of approximately 1500 megawatts (“MW”) and each power plant delivers power to customers on the ERCOT power network in Texas. The Temple Plants have baseload design heat rates of approximately 6,904 Btu/kWh and 6,950 Btu/kWh, respectively, which are below the ERCOT Combined Cycle Gas Turbines (“CCGT”) average. The modern technology utilized at the Temple Plants enables them to respond to rapidly changing market signals in real time, ensuring the highest operational readiness during the time when electricity consumption peaks (in winter and summer), making the power plants well-suited to serve the various needs of the ERCOT market. The Power JV’s principal executive offices are located at 100 Congress Avenue, Suite 1551, Austin, Texas 78701 and its telephone number is (512) 605 6640.

BNAC, our majority stockholder, is an indirect, wholly owned subsidiary of Banpu Public Company Limited (“Banpu”). Its principal executive offices are located at 26th Floor, Thanapoom Tower, 1550 New Petchburi Road, Makkasan, Ratchathewi, Bangkok 10400 Thailand and its telephone number is +66 2007 6000.
For more information, see the section of this Information Statement entitled “The Parties to the Transaction” beginning on page 15.
The Transaction
On October 29, 2025, BKV entered into the Purchase Agreement with BPPUS to acquire one-half of the limited liability company interests of the Power JV currently held by BPPUS upon the terms and subject to the conditions of the Purchase Agreement. Upon Closing, the Power JV will be owned 75% by BKV and 25% by BPPUS. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock through the Company Stock Issuance. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. We plan to fund the cash consideration for the Transaction with a combination of cash on hand and the net proceeds from the Equity Offering. We received net proceeds from the Equity Offering of approximately $170.3 million after deducting underwriters’ discounts and commissions and estimated offering fees and expenses. A copy of the Purchase Agreement is included as Annex A to this Information Statement. For more information, see the section of this Information Statement entitled “The Transaction” beginning on page 16.
BKV Special Committee
On August 19, 2025, the BKV Board formed a special committee consisting of independent and disinterested directors (the “BKV Special Committee”) and delegated to the BKV Special Committee the authority to, among other things, (i) determine whether to pursue a potential transaction to acquire equity interests in the Power JV from BPPUS; (ii) consider, evaluate, review, communicate and negotiate (or oversee the communications or negotiations) with respect to, or reject, the terms and conditions of such a potential transaction; and (iii) determine whether to recommend to the BKV Board the rejection or approval of such a potential transaction. The BKV Board also resolved not to approve or authorize such a potential transaction without a prior favorable recommendation of such action by the BKV Special Committee. The BKV Special Committee unanimously approved the Purchase Agreement, the A&R LLCA (as defined below), the Amended ASA (as defined below), the Registration Rights Agreement (as defined below), and the BPP Letter Agreement (as defined below) (collectively, the “Transaction Documents”) and the transactions contemplated thereby. Based on the recommendation of the BKV Special Committee, the BKV Board approved the Transaction Documents and the transactions contemplated thereby, approved the Company Stock Issuance, and recommended that BNAC vote in favor of the Company Stock Issuance by means of the Written Consent. The BKV Special Committee was advised by independent legal counsel and an independent financial advisor. For more information, see the section of this Information Statement entitled “The Transaction” beginning on page 16.
Opinion of Financial Advisor to the BKV Special Committee
The BKV Special Committee retained Moelis & Company LLC (“Moelis”) as its financial advisor to advise the BKV Special Committee in connection with the Transaction. At the meeting of the BKV Special Committee on October 28, 2025 to evaluate and approve the Transaction, the BKV Special Committee received an oral opinion, which was confirmed by delivery of a written opinion, dated October 28, 2025, from Moelis as to the fairness, from a financial point of view and as of the date of such opinion, of the Purchase Price TEV (as defined below) to be paid by the Company. The full text of Moelis’ written opinion, dated October 28, 2025, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Information Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use of the BKV Special Committee

(solely in its capacity as such) in its evaluation of the Purchase Price TEV. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Purchase Price TEV to be paid by the Company and does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter.
Approval of the Company Stock Issuance and the Transaction
BNAC Written Consent Approving the Company Stock Issuance
Effective November 4, 2025, BNAC delivered to BKV the Written Consent approving the Company Stock Issuance. As of November 4, 2025, BNAC held approximately 71% of the total outstanding Common Stock. Accordingly, the approval of the Company Stock Issuance was effected in accordance with the DGCL, our Certificate of Incorporation, and the NYSE Listed Company Manual. No further approval of the BKV stockholders is required to approve the Company Stock Issuance. As a result, BKV has not solicited and will not be soliciting your vote for the approval of the Company Stock Issuance and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Company Stock Issuance. If the Purchase Agreement is terminated in accordance with its terms, the Written Consent will be of no further force and effect.
BPP Extraordinary General Meeting of Stockholders to Approve the Transaction
As parent company of BPPUS, BPP has agreed to (i) prepare and deliver notice of an extraordinary general meeting (the “BPP EGM”) of its stockholders (“BPP Stockholders”) in accordance with applicable Thai law and (ii) call, hold and convene the BPP EGM to consider and vote upon the Transaction. Pursuant to the rules and regulations of the SET, adoption and approval of the Transaction requires the affirmative vote of BPP Stockholders holding not less than 75% of the total votes of the BPP Stockholders attending the BPP EGM and having the right to vote, excluding the interested stockholders as required by Thai law (“BPP Stockholder Approval”). Banpu and BPP have announced a planned amalgamation, ahead of which Banpu announced the launch of a tender offer process to obtain outstanding shares of BPP not already held by Banpu. As of October 28, 2025, there are 650,532,203 shares of BPP outstanding not held by Banpu. If that number of shares decreases as a result of the contemplated tender offer process, it may make the BPP Stockholder Approval more difficult to obtain. The BPP EGM is currently scheduled for January 2026. For more information, see the section of this Information Statement entitled “The Transaction — Approval of the Company Stock Issuance and the Transaction” beginning on page 29.
General Effect on Rights of Existing Security Holders
The Company Stock Issuance will dilute the ownership and voting interests of BKV’s existing stockholders. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock through the Company Stock Issuance. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. Based upon the net indebtedness of the Power JV as of September 30, 2025, approximately 5,309,105 shares of Common Stock would be issued to BPPUS at the Closing (assuming Closing Date (as defined below) indebtedness would be the same as at September 30, 2025). The ownership and voting interests of BKV’s existing stockholders will be proportionally reduced by such amount. For more information, see the section of this Information Statement entitled “Risk Factors — Risks Related to the Transaction — The Company Stock Issuance will dilute the percentage ownership interests of BKV’s stockholders other than Banpu” on page 12.
Interests of Certain Persons in Matters to be Acted Upon
Certain of BKV’s directors and executive officers may have interests in the Transaction that may be different from, or in addition to, the interests of BKV’s stockholders generally. These interests may present actual or potential conflicts of interest, and you should be aware of these interests. The members of the BKV Board and the BKV Special Committee were aware of and considered these interests in reaching the determination to approve the Transaction and deem the Transaction contemplated by the Purchase Agreement and related agreements to be fair to, and in the best interests of, BKV and our stockholders. For more information, see the section of this Information Statement entitled “The Transaction — Interests of Certain Persons in Matters to be Acted Upon” beginning on page 30.
Accounting Treatment of the Transaction
Banpu indirectly holds the controlling financial interests in both BKV and BPPUS. As a result, the Transaction will be accounted for as a transfer of assets between entities under common control in accordance with generally accepted accounting principles in the United States (“GAAP”). Pursuant to Accounting Standards Codification (“ASC”) 805-50, Business Combinations — Related Issues, transfers of net assets between entities under common control are accounted for at the historical carrying values of the transferring entity as of the date of transfer, and no gain or loss is recognized. Therefore, in connection with the Transaction, BKV will recognize the difference between the consideration transferred and the historical carrying value of the net assets received as an adjustment to noncontrolling interest within equity. In addition, the Transaction will require BKV to retrospectively recast its financial statements to include the historical results of the Power JV for all periods during which BKV and the Power JV were under common control. As a result of the Transaction, BKV will be considered the primary beneficiary of the Power JV and will consolidate the Power JV’s financials statements in accordance with ASC 810, Consolidation.
Conditions to the Transaction and Company Stock Issuance
Completion of the Transaction and, as a result, the Company Stock Issuance, is subject to the satisfaction or waiver on or prior to the Closing of certain conditions set forth in the Purchase Agreement, including, among others:
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the BPP Stockholder Approval;

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the absence of legal restraints preventing the consummation of the Transaction;

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the accuracy of the representations and warranties contained in the Purchase Agreement (subject to certain qualifications);

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the performance by the parties and BPP of their respective obligations under the Purchase Agreement and the BPP Letter Agreement, as applicable, in all material respects, including the entry by BKV and BPPUS into the A&R LLCA and the Registration Rights Agreement, and that BKV and the Power JV enter into the Amended ASA;

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continued effectiveness of the Written Consent in accordance with its terms; and

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the mailing of this Information Statement by BKV at least twenty (20) business days prior to the Closing.

For more information, please see the section of this Information Statement entitled “The Purchase Agreement — Conditions to Completion of the Transaction and Company Stock Issuance” beginning on page 38.
Termination
The Purchase Agreement contains certain termination rights, including (i) the right of BKV to terminate the Purchase Agreement in the event of any material breach by BPPUS of the Purchase Agreement or by BPP of the BPP Letter Agreement, (ii) the right of BPPUS to terminate the Purchase Agreement in the event of any material breach by BKV of the Purchase Agreement and (iii) the right of either party to terminate the Purchase Agreement if the Transaction has not been consummated before June 30, 2026. For more information, please see the section of this Information Statement entitled “The Purchase Agreement — Termination of the Purchase Agreement” beginning on page 38.

Regulatory Approvals
Under Federal Communications Commission (the “FCC”) regulations, an entity holding private radio licenses for internal communications purposes generally must obtain the approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. One or more subsidiaries of the Power JV holds an FCC license for private internal communications and, thus, must obtain prior FCC approval to assign or transfer indirect control of that license. The Company believes the parties will be able to obtain the required FCC approval.
BPP Letter Agreement
In connection with the execution and delivery of the Purchase Agreement, on October 29, 2025, BPP, BPPUS and BKV entered into a Letter Agreement (the “BPP Letter Agreement”) whereby BPP agreed to (i) prepare and deliver notice of the BPP EGM in accordance with applicable Thai law and (ii) call, hold and convene the BPP EGM to consider and vote upon the Transaction. For further information see, “The Transaction — BPP Letter Agreement” beginning on page 32.
Amended and Restated Limited Liability Company Agreement
At Closing, BKV and BPPUS will enter into an Amended and Restated Limited Liability Company Agreement governing the Power JV (the “A&R LLCA”) to, among other things, (i) expand the purpose and powers of the Power JV to pursue additional strategic initiatives, (ii) provide that BKV will be entitled to appoint a majority of the board of managers (the “Power JV Board”) of the Power JV, (iii) delegate the authority and responsibility for the day-to-day operation of the business of the Power JV to BKV and (iv) provide BKV with the ability to unilaterally cause the Power JV to make strategic acquisitions or investments in new power generation assets, make capital expenditures for new development projects and enter into new joint venture or joint development projects with one or more third parties for new power generation opportunities. For further information see, “The Transaction — Amended and Restated Limited Liability Company Agreement” beginning on page 32. A copy of the Form of A&R LLCA is also included as Annex C to this Information Statement.
Registration Rights Agreement
In connection with the Closing, BKV will enter into a Registration Rights Agreement with BPPUS (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, BKV has agreed to, among other things, (i) provide BPPUS with certain Form S-3 demand and piggyback registration rights for our Common Stock issued pursuant to the Company Stock Issuance, subject to customary cutbacks, lock-up periods, blackout periods and other limitations, (ii) pay certain registration expenses and (iii) provide BPPUS with customary indemnification rights. For further information see, “The Transaction — Registration Rights Agreement” beginning on page 34.
Amended and Restated Administrative Services Agreement
In connection with Closing, BKV and the Power JV will enter into an Amended and Restated Administrative Services Agreement, to be effective as of January 1, 2026 (the “Amended ASA”). The Amended ASA further amends the existing Administrative Services Agreement, entered into on December 1, 2021, and as amended from time to time to, among other things, expand the scope of services to be provided by BKV to the Power JV and to increase the fees paid to BKV by the Power JV thereunder. The Amended ASA term will automatically renew and extend for successive one-year periods until the Amended ASA is terminated pursuant to the terms therein. For further information see, “The Transaction — Amended and Restated Administrative Services Agreement” beginning on page 34.
No Appraisal or Dissenters’ Rights
Under the DGCL and our Certificate of Incorporation and our Second Amended and Restated Bylaws (our “Bylaws”), our stockholders are not entitled to appraisal or dissenters’ rights in connection with the Company Stock Issuance or the Transaction.

Additional Information
You can find more information about BKV in the periodic reports and other information we file with the SEC. The information is available at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. For more information, see the section of this Information Statement entitled “Where You Can Find More Information” on page 46.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
Q:
Why am I being sent this Information Statement?

A:
This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of a corporate action taken by holders of a majority of our outstanding Common Stock pursuant to a Written Consent in lieu of a special meeting of stockholders. The action taken was to approve the Company Stock Issuance. We are making this Information Statement available to you on or about           , 2025. The Company is not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.

Q:
Who is entitled to notice?

A:
Each holder of record of outstanding shares of our Common Stock as of the close of business on November 4, 2025, the Record Date, other than BNAC, is entitled to notice of the action taken pursuant to the Written Consent.

Q:
Why did the Company seek stockholder approval?

A:
Our Common Stock is listed on the NYSE. We were required to obtain stockholder approval of the Company Stock Issuance to ensure compliance with Section 312.03 of the NYSE Listed Company Manual, which requires stockholder approval prior to the issuance of shares of Common Stock where (1) such securities are issued as consideration in a transaction or series of related transactions in which a director, officer or “substantial security holder” of BKV has a five percent or greater interest, directly or indirectly, in BKV or assets to be acquired or in the consideration to be paid in a transaction or series of related transactions and (2) the issuance of Common Stock could result in an issuance that exceeds either five percent of the number of shares of Common Stock or five percent of the voting power outstanding before such issuance. Because (i) BKV expects the shares of Common Stock to be issued to BPPUS pursuant to the Company Stock Issuance will exceed five percent of the number of shares of Common Stock outstanding before the issuance, (ii) BPPUS is a wholly-owned subsidiary of BPP, which is a subsidiary of Banpu, and Banpu is the ultimate parent company of both BKV and BNAC, and (iii) BNAC is a substantial security holder of BKV holding a more than five percent interest in BKV, the Written Consent was obtained to approve the consummation of the Company Stock Issuance.

Q:
What is the Company Stock Issuance?

A:
The Company Stock Issuance is the proposed issuance by BKV of a certain number of shares of our Common Stock to BPPUS. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock through the Company Stock Issuance. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. Based upon the net indebtedness of the Power JV as of September 30, 2025, approximately 5,309,105 shares of Common Stock would be issued to BPPUS at the Closing (assuming Closing Date indebtedness would be the same as at September 30, 2025).

Q:
What is the proposed Transaction?

A:
BKV intends to acquire one-half of the membership interests in the Power JV currently held by BPPUS such that, immediately following the Closing, the membership interests in the Power JV would be owned 75% by BKV and 25% by BPPUS.

Q:
Do I need to consent or submit a proxy in relation to the Company Stock Issuance?

A:
No. BKV is not soliciting your consent or proxy in connection with the Company Stock Issuance and no consents or proxies are requested from stockholders.

Q:
Am I entitled to appraisal rights?

A:
No. Under the DGCL and our Certificate of Incorporation and Bylaws, our stockholders are not entitled to appraisal or dissenters’ rights in connection with the Company Stock Issuance or the Transaction.

Q:
When do you expect the Transaction and Company Stock Issuance to be completed?

A:
BKV anticipates that the Transaction will close and the Company Stock Issuance will be completed during the first quarter of 2026. However, there can be no assurances that the Transaction will be completed at all, or if completed, that it will be completed by such time. In order to complete the Transaction, BPP must obtain the requisite approval of its disinterested stockholders, and a number of other closing conditions under the Purchase Agreement must be satisfied or waived. See “The Purchase Agreement — Conditions to Completion of the Transaction.”

Q:
What is Householding?

A:
BKV has adopted a procedure approved by the SEC called “householding.” As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified BKV of their desire to receive multiple copies of this Information Statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

BKV will promptly deliver, upon oral or written request and without charge, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the address or telephone number below. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact BKV at the address or telephone number below to request that only a single copy of an Information Statement be mailed in the future.
BKV Corporation
Attention: Secretary
1200 17th Street Ste. 2100,
Denver, CO 80202
(720) 375-9680

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement and the information incorporated by reference herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained in this Information Statement, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management and dividend policy, are forward-looking statements. When used in this Information Statement, words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “budget,” “plan,” “seek,” “envision,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” “will,” the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the consummation and timing of the Transaction, the anticipated benefits, opportunities and results with respect to the Transaction and the Bedrock Acquisition (as defined below), including any expected value creation from the Transaction or the Bedrock Acquisition, and any reserves additions, midstream opportunities and other anticipated impacts from the Bedrock Acquisition, anticipated efficiencies, power plant reliability and strategic growth and power purchase agreement opportunities relating to the Power JV and the Transaction, as well as guidance, projected or forecasted financial and operating results, future liquidity, leverage, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements contained in this Information Statement include, but are not limited to, statements about:
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our business strategy;

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our reserves;

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our financial strategy, liquidity and capital required for our development programs;

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our relationship with our sponsor, Banpu and its affiliates, including future agreements with Banpu;

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actual and potential conflicts of interest relating to Banpu, its affiliates and other entities in which members of our officers and directors are or may become involved;

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volatility in natural gas, natural gas liquids (“NGL”) and oil prices;

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our dividend policy;

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our drilling plans and the timing and amount of future production of natural gas, NGL and oil;

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our hedging strategy and results;

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competition and government regulation;

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changes in trade regulation, including tariffs and other market factors;

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legal, regulatory or environmental matters;

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marketing of natural gas, NGL and oil;

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business or leasehold acquisitions and integration of acquired businesses, including the acquisition of Bedrock Production, LLC, a Texas limited liability company, by one of BKV’s wholly-owned subsidiaries (the “Bedrock Acquisition”), with our business;

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our ability to develop existing prospects;

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costs of developing our properties and of conducting our operations;

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our plans to establish midstream contracts that allow us to supply our own natural gas directly to the Temple Plants;

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our plan to continue to build out our power generation business and to expand into retail power;

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our ability to develop, produce and sell carbon sequestered gas;

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our ability to effectively operate and grow our CCUS business;

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our ability to forecast annual carbon dioxide equivalent sequestration rates for our CCUS projects;

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our ability to reach final investment decision and execute and complete any of our pipeline of identified CCUS projects;

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our ability to identify and complete additional CCUS projects as we expand our upstream operations;

•
our ability to effectively operate and grow our retail power business;

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our anticipated Scope 1, 2 and 3 emissions from our owned and operated upstream and natural gas midstream businesses and our sustainability plans and goals, including our plans to offset our Scope 1, 2 and 3 emissions from our owned and operated upstream and natural gas midstream businesses;

•
our environmental, social and governance (“ESG”) strategy and initiatives, including those relating to the generation and marketing of environmental attributes or new products seeking to benefit from ESG-related activities, and the continuation of government tax incentives applicable thereto;

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the impact of regional epidemics or pandemics and its effects on our business and financial condition;

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general economic conditions;

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cost inflation;

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credit markets;

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our ability to service our indebtedness;

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our ability to expand our business, including through the recruitment and retention of skilled personnel;

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our future operating results;

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the remediation of our material weakness;

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the Bedrock Acquisition and the anticipated benefits thereof;

•
the Transaction and the anticipated timing and benefits thereof;

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the impact of the One Big Beautiful Bill Act of 2025; and

•
our plans, objectives, expectations and intentions.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Information Statement and the information incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. For a discussion of risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.” All forward-looking statements speak only as of the date of this Information Statement or the date of the information incorporated by reference herein, as applicable.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Information Statement.
All forward-looking statements, expressed or implied, included in this Information Statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We urge you to carefully review and consider the disclosures made in this Information Statement and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business. Please read “Where You Can Find More Information.”

RISK FACTORS
In addition to the other information contained in or incorporated by reference in this Information Statement, including the risk factors contained in BKV’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Forms 10-Q for the quarters ended June 30, 2025 and September 30, 2025, you should carefully review the risks described below together with all of the other information included in this Information Statement. Additional risks and uncertainties not presently known to BKV, or that are not currently believed to be important to you, if they materialize, may also adversely affect the Company Stock Issuance, the Transaction or BKV. See the section of this Information Statement entitled “Where You Can Find More Information” beginning on page 46 for the location of information incorporated by reference into this Information Statement.
Risks Related to the Transaction
The Transaction is a related party transaction, which may create actual or perceived conflicts of interest.
The Transaction is considered a “Related Party” transaction pursuant to Rule 312.03 of the NYSE Listed Company Manual. BPPUS is a wholly-owned subsidiary of BPP, which is a subsidiary of Banpu, and Banpu is the ultimate parent company of both BKV and BKV’s majority stockholder, BNAC. Although BKV’s Board implemented procedural safeguards, including the formation of the BKV Special Committee consisting solely of independent and disinterested directors, these overlapping relationships may create the perception that the Transaction was not negotiated at arm’s length. Such perceptions could lead to negative stockholder sentiment, potential claims, or increased regulatory scrutiny.
The consummation of the Transaction is subject to a number of conditions that may not be satisfied or completed on a timely basis or at all, including the affirmative vote of at least 75% of the disinterested stockholders of BPP represented at the BPP EGM, and there can be no assurance as to when or if the Transaction will be completed.
Although we expect to complete the Transaction in the first quarter of 2026, there can be no assurances as to the timing of the Closing or that the Transaction will be completed at all. The consummation of the Transaction is subject to the satisfaction or waiver of a number of conditions contained in the Purchase Agreement, including the BPP Stockholder Approval. Some conditions, including the BPP Stockholder Approval, are beyond our control. Banpu and BPP have announced a planned amalgamation which is expected to close in the third quarter of 2026. Ahead of that transaction, Banpu announced the launch of a tender offer process in December 2025 to acquire outstanding shares of BPP not already held by Banpu. The BPP Stockholder Approval threshold may be more difficult to obtain if the number of BPP shares outstanding not held by Banpu decreases as a result of such tender offer. As of October 28, 2025, there are 650,532,203 shares of BPP outstanding not held by Banpu, representing approximately 21% of all outstanding shares of BPP.
The potential that any condition fails to be satisfied or waived in a timely manner, or at all, makes the completion and timing of the Transaction uncertain. In addition, the Purchase Agreement contains certain termination rights for both parties, which if exercised will also result in the Transaction not being consummated. Any such termination or any failure to otherwise complete the Transaction could result in various consequences, including, among others: our business being adversely impacted by the failure to pursue other beneficial opportunities due to the time and resources committed by our management to the Transaction, without realizing any of the benefits of completing the Transaction; being required to pay our legal, accounting and other expenses relating to the Transaction; the market price of our Common Stock being adversely impacted to the extent that the current market price reflects a market assumption that the Transaction will be completed; and negative reactions from the financial markets and customers that may occur if the anticipated benefits of the Transaction are not realized. Such consequences could materially and adversely affect our business, financial condition, results of operations and cash flows. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Transaction, see “The Purchase Agreement — Conditions to Complete the Transaction.”
We will incur significant Transaction and Transaction-related costs in connection with the Transaction.
We have incurred, and expect to incur additional, significant costs associated with the Transaction. Our fees and expenses related to the Transaction include financial advisor fees, filing fees, taxes and legal and accounting fees. Some of these fees will be paid regardless of whether the Transaction is consummated. Following the Closing, we expect to consolidate the financial statements of the Power JV with those of BKV. In addition, we expect that with our increased ownership of the Power JV, certain expenses related to operating the Power JV will increase. It is difficult to predict the total amount of costs related to the Transaction and the increased ownership of the Power JV following the Closing. Such costs may be significant and could have an adverse effect on our future results of operations, cash flows and financial condition.
The Company Stock Issuance will dilute the percentage ownership interests of BKV’s stockholders other than Banpu.
If the Transaction is consummated, BKV expects to issue Common Stock to BPPUS through the Company Stock Issuance. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock through the Company Stock Issuance. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. Based upon the net indebtedness of the Power JV as of September 30, 2025, approximately 5,309,105 shares of Common Stock would be issued to BPPUS at the Closing (assuming Closing Date indebtedness would be the same as at September 30, 2025) which, based on the number of shares of Common Stock outstanding as of December 4, 2025, would increase Banpu’s beneficial ownership of our Common Stock to approximately 68%. The Company Stock Issuance will cause a reduction in the relative percentage interest of BKV’s current stockholders in BKV’s earnings, if any, voting power, and market capitalization.
Risks Related to Our Joint Ownership of the Power JV
Following the Closing, we will continue to operate the Power JV through a joint venture in which we share control.
Following the Closing, the Company and BPPUS will own 75% and 25% of the Power JV, respectively. In accordance with the terms of the A&R LLCA, the Power JV will be managed by the Power JV Board, which will consist of twelve members, nine of whom will be appointed by us and three of whom are appointed by BPPUS. Of the nine members who will be appointed by us, one or more may be a director of Banpu.
The A&R LLCA will provide that BKV will be delegated the authority and responsibility for the day-to-day operation of the business of the Power JV. For as long as BPPUS maintains an ownership interest in the Power JV of at least 10%, consent from at least one member of the Power JV Board appointed by BPPUS will be required for and BKV will not be entitled to unilaterally cause the Power JV to take certain specified actions, such as: (i) any sale of the Power JV or certain significant subsidiaries, or transfer of substantially all assets, merger, consolidation, amalgamation or similar business combination of the Power JV, subject to certain exceptions; (ii) any winding up, dissolution or liquidation or any commencement of or any filing or petition for a voluntary bankruptcy or reorganization; (iii) any amendment, restatement, or revocation of organizational documents, subject to certain exceptions; (iv) any material change in the nature of the business or purpose of the Power JV; (v) entry into certain related party transactions; (vi) the issuance, sale, repurchase, or redemption of any of the equity interests of the Power JV; (vii) the admission of any new member to the Power JV, subject to certain exceptions; (viii) the early termination without the Power JV Board approval of, or the execution or material amendment of, any material contract, subject to certain exceptions; (ix) the incurrence of certain indebtedness beyond certain thresholds; and (x) the making of certain capital calls.
We face certain risks associated with shared control of the Power JV, and BPPUS may at any time have economic, business, or legal interests or goals that are inconsistent with ours.
Risks Related to Our Relationship with Banpu and its Affiliates
Banpu is our controlling stockholder and exercises a significant influence over us, and investors’ ability to influence matters requiring stockholder approval may be limited.
As of December 4, 2025, Banpu indirectly owns approximately 66% of our outstanding Common Stock. Our outstanding Common Stock is entitled to one vote per share. In addition, Banpu is the ultimate parent company of both BKV and BPP, and as a result, based on the number of shares of Common Stock outstanding as of December 4, 2025, and assuming approximately 5,309,105 shares are issued to BPP in the Company Stock Issuance (such number assumes Closing Date indebtedness would be the same as at September 30, 2025), Banpu’s beneficial ownership of our Common Stock would increase to approximately 68% at Closing. As a result of this ownership, Banpu has a significant influence on our affairs and its voting power constitutes a significant majority percentage of any quorum of our stockholders voting on any matter requiring the approval of our stockholders. Such matters include the election of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of mergers or the sale of all or substantially all of our assets. Banpu’s control or significant influence over us also may delay, defer, or prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of Banpu, even if such events are in the best interests of our other stockholders.
In addition, under our Stockholder’s Agreement, as long as BNAC and Banpu beneficially own 10% or more of our voting stock, BNAC will be entitled to designate for nomination to the BKV Board a number of individuals approximately proportionate to such beneficial ownership, provided that (i) from September 27, 2025 until the first date on which BNAC and Banpu beneficially own 50% or less of our voting stock, at least four board seats will not be BNAC designees, and (ii) from and after the first date on which BNAC and Banpu beneficially own 50% or less of our voting stock, a number of board seats equal to the minimum number of directors that would constitute a majority of the total number of directors comprising the BKV Board will not be BNAC designees.
Further, if any person or group (other than Banpu and its controlled affiliates, excluding portfolio companies and operating companies) acquires 35% or more of our equity interests, or if any person or group acquires a greater percentage of our equity interests than are then held by Banpu and its controlled affiliates (excluding portfolio companies and operating companies of Banpu), such event will be an event of default under our reserve-based lending agreement, originally entered into on June 11, 2024 and as further amended on October 27, 2025, among BKV, as guarantor, BKV Upstream Midstream, as borrower, Citibank, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, supplemented, or otherwise modified, the “RBL Credit Agreement”), which may result in the amounts owed by us thereunder to become immediately due and payable.
The interests of Banpu may differ from our interests or those of our other stockholders and the concentration of control in Banpu will limit other stockholders’ ability to influence corporate matters. Banpu may take actions that our other stockholders do not view as beneficial or decline to take actions that our other stockholders view as beneficial, which may adversely affect our business, financial condition, and results of operations. In addition, Banpu’s control or significant influence over us may have an adverse effect on the price of our Common Stock.
Banpu’s interests, including interests in certain corporate opportunities, may conflict with our interests and the interests of our other stockholders. Conflicts of interest between us and Banpu could be resolved in a manner unfavorable to us and our other stockholders.
Banpu could have interests that differ from, or conflict with, the interests of our other stockholders and could cause us to take certain actions even if the actions are not favorable to us or our other stockholders or are opposed by our other stockholders. Potential conflicts of interest or disputes may arise between Banpu and us in a number of areas relating to our past or ongoing relationships, including:
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tax, employee benefits, indemnification, and other matters arising from our status as a publicly traded company;

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employee retention and recruiting;

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corporate opportunities that may be attractive to both Banpu and us;

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the arrangements governing the Power JV and any other new commercial arrangements between the Company and affiliates of Banpu in the future; and

•
sales or other disposals by Banpu of all or a portion of its interest in us.

We may not be able to resolve potential conflicts and disputes with Banpu and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party. Because we are controlled and significantly influenced by Banpu, we may not have the leverage to negotiate amendments to any of the agreements governing the Power JV (should any be required) on terms as favorable to us as those we would negotiate with an unaffiliated third party. As a result of Banpu’s relationship with us, Banpu will have significant influence over our affairs and potentially those of the Power JV and could exercise such influence in a manner that is not in the best interests of our stockholders.
Additionally, there can be no assurance that Banpu will not engage in competition with us in the future. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, neither Banpu nor its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in the same or similar business activities or lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Banpu or its affiliates, or any non-employee director, acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, himself or herself, or its, or his or her affiliates, or for us or any of our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates. They may take any such opportunity for themselves or offer it to another person or entity.
Our Certificate of Incorporation also renounces, to the fullest extent permitted by law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are, from time to time, presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our, or our subsidiaries’ employees.
Generally, neither Banpu nor our non-employee directors, who also are directors, officers, employees, agents, or affiliates of Banpu or its affiliates (other than us), will be liable to us or our stockholders for breach of any fiduciary duty solely due to the fact that any such person pursues or acquires any corporate opportunity for, or recommends or transfers any corporate opportunity to, Banpu or its affiliates (other than us), rather than to us. This renunciation will not extend to corporate opportunities expressly offered to one of our non-employee directors solely in his or her capacity as our director or officer.
These provisions create the possibility that a corporate opportunity of our Company may be used for the benefit of Banpu and may significantly impair our ability to grow. In addition, Christopher Kalnin serves as a member of Banpu’s Executive Committee with responsibilities to Banpu to, among other things, manage all aspects of Banpu’s business in North America. Although our corporate opportunity policy requires Mr. Kalnin to present applicable business opportunities sourced by him to our Company before such opportunities may be presented to Banpu, Banpu or its affiliates may compete with us for acquisition or other business opportunities.

THE PARTIES TO THE TRANSACTION
BKV Corporation
BKV is a forward thinking, growth driven energy company focused on creating value for our stockholders through the organic development of our properties as well as accretive acquisitions. Our core business is to produce natural gas from our owned and operated upstream businesses, which are supported by our four business lines: natural gas production; natural gas midstream business; power generation; and CCUS. We expect our owned and operated upstream and natural gas midstream businesses to achieve net zero scope 1 and scope 2 emissions by the early 2030s, and net zero scope 1, 2, and 3 emissions by the late 2030s. We maintain a “closed-loop” approach to our net zero emissions goal through the operation of our four business lines. We are committed to vertically integrating portions of our business to reduce costs and improve overall commercial optimization of the full value chain. Our strategy is to create value for our stockholders by managing and growing our integrated asset base and focusing on our net zero objectives. BKV was incorporated in the State of Delaware in May 2020. We completed our initial public offering on September 27, 2024. BKV’s Common Stock is traded on the NYSE under the ticker symbol “BKV.” Our principal executive offices are located at 1200 17th St., Ste 2100, Denver, CO, 80202 and our telephone number is (720) 375-9680.
Banpu Power US Corporation
BPPUS, a wholly-owned subsidiary of BPP, manages power operations in the United States, including natural gas-fired plants in Texas that use High-Efficiency, Low-Emissions (HELE) technologies and also engages in related businesses such as CRR trading, power trading, and providing retail electricity. Its principal executive offices are located at 100 Congress Avenue, Suite 1551, Austin, Texas 78701 and its telephone number is (512) 605 6640.
Banpu Power Public Company Limited
BPP, the parent company of BPPUS, is a public company listed on the SET. BPP is an international power generation company with decades of expertise in delivering sustainable energy. With a diversified portfolio spanning thermal and renewable power generation alongside advanced energy technology, BPP operates across the Asia-Pacific region, including Thailand, Laos, China, Japan, Vietnam, Indonesia, Australia, and the U.S. The company is committed to shaping a more sustainable and resilient energy future. With nearly 80% of its operations based internationally, BPP continues to expand its global footprint through a portfolio of thirty-one (31) power plants and projects, totaling 3.6 gigawatts in equity-based capacity. Its principal executive offices are located at 26th Floor, Thanapoom Tower, 1550 New Petchburi Road, Makkasan, Ratchathewi, Bangkok 10400 Thailand and its telephone number is +66 2007 6000.
BKV-BPP Power, LLC
The Power JV is a joint venture between BKV and BPPUS. The Power JV owns the Temple Plants, modern combined cycle gas and steam turbine power plants located in the ERCOT North Zone in Temple, Texas. The Temple Plants have an aggregate net generation capacity of approximately 1500 MW and each power plant delivers power to customers on the ERCOT power network in Texas. Temple I and Temple II have baseload design heat rates of approximately 6,904 Btu/kWh and 6,950 Btu/kWh, respectively, which are below the ERCOT CCGT average. The modern technology utilized at the Temple Plants enables them to respond to rapidly changing market signals in real time, ensuring the highest operational readiness during the time when electricity consumption peaks (in winter and summer), making the power plants well-suited to serve the various needs of the ERCOT market. The Power JV’s principal executive offices are located at 100 Congress Avenue, Suite 1551, Austin, Texas 78701 and its telephone number is (512) 605 6640.
Banpu North America Corporation
BNAC, our majority stockholder, is an indirect, wholly owned subsidiary of Banpu. Its principal executive offices are located at 26th Floor, Thanapoom Tower, 1550 New Petchburi Road, Makkasan, Ratchathewi, Bangkok 10400 Thailand and its telephone number is +66 2007 6000.

THE TRANSACTION
Overview
On October 29, 2025, BKV entered into the Purchase Agreement with BPPUS to acquire one-half of the limited liability company interests of the Power JV currently held by BPPUS upon the terms and subject to the conditions of the Purchase Agreement. Upon Closing, the Power JV will be owned 75% by BKV and 25% by BPPUS. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. We plan to fund the cash consideration for the Transaction with a combination of cash on hand and the net proceeds from the Equity Offering. We received net proceeds from the Equity Offering of approximately $170.3 million after deducting underwriters’ discounts and commissions and estimated offering fees and expenses.
This section of the Information Statement describes material aspects of the Transaction, including the Company Stock Issuance and the Transaction. This section may not contain all of the information that is important to you. You should carefully read this entire Information Statement and the documents incorporated herein by reference, including the full text of the Purchase Agreement and Moelis’ opinion for a more complete understanding of the Transaction. Copies of the Purchase Agreement and Moelis’ opinion are attached hereto as Annex A and Annex B, respectively. In addition, important business and financial information about BKV is included in or incorporated into this Information Statement by reference. See “Where You Can Find More Information” on page 46.
Background of the Transaction
As part of BKV’s ordinary course strategic planning process, the BKV Board regularly reviews and discusses with senior management and advisors BKV’s near- and long-term strategy, performance and market positioning, as well as prospects for growth, value creation and long-term success across BKV’s four business lines. These reviews include evaluation of various strategic alternatives for achieving long-term goals, including accretive acquisitions and other strategic transactions, as part of ongoing efforts to create value for BKV’s stockholders by managing and growing our integrated asset base and focusing on our net zero objectives. In particular, the BKV Board and BKV’s senior management have engaged in discussions on ways to accelerate the growth of BKV’s power business in light of the long-term demand trends for power in the ERCOT market, the rising adoption of artificial intelligence technologies, the ongoing expansion of the data center sector in the region and the available capacity of the Temple Plants.
The Power JV was formed as a joint venture between BKV and BPPUS in 2021. Since that time, BKV has held a 50% ownership interest in the Power JV, with the other 50% owned by BPPUS. The Power JV owns the Temple Plants, which include two combined cycle gas turbine and steam turbine power plants located in the ERCOT North Zone in Temple, Texas. The Power JV is currently managed by the Power JV Board consisting of ten members, five of whom are appointed by BKV and five of whom are appointed by BPPUS. Of the five members appointed by BKV, one is a director of Banpu who also serves on the BKV Board. Currently, the Power JV may not take certain material actions without the unanimous consent of the members of the Power JV Board. As a result, BKV does not have the power to unilaterally cause the Power JV to take action to advance the development of the power business including, among other things, (i) the entry into material contracts, (ii) the making of strategic acquisitions or investments in new power generation assets, (iii) the making of capital expenditures for new development projects, (iv) the entry into any joint venture or joint development project with a third party for new power generation opportunities or otherwise, (v) the incurrence of debt financing, (vi) the making of any distributions to BKV and BPPUS, or (vii) the appointment or dismissal of, and the determination of compensation arrangements with, the Power JV’s lead executive officer.
In June 2025, at BKV’s annual executive leadership team long-term strategic planning meeting, BKV’s senior management team raised and considered a potential transaction by which BKV would acquire 100% of, or a controlling interest in, the Power JV which they hoped would, among other things, be accretive to BKV’s share value by providing BKV stockholders with greater visibility and understanding into the power business’ cash flow generation through financial consolidation, enable investors to better recognize the value of the power business within BKV’s portfolio, and provide BKV with greater control over the power business to support continued high reliability of the Temple Plants and to pursue additional strategic acquisition, investment and commercial opportunities.
Following the June strategic planning meeting and leading up to the July meeting of the BKV Board, BKV’s Chief Executive Officer, Chris Kalnin, at various times had discussions with each of the BKV Board members to raise the possibility of BKV exploring a transaction to acquire 100% of, or a controlling stake in, the Power JV, to explain the potential positive impact senior management believed such a transaction would have on the trading price of Common Stock, and to preview a potential transaction as a BKV Board agenda item to be discussed as a possible strategic alternative to the status quo at the July BKV Board meeting.
At a meeting of the BKV Board held on July 17, 2025, BKV’s senior management presented to the BKV Board, among other things, the potential acquisition by BKV of 100% of, or a controlling interest in, the Power JV. It was also discussed at such meeting that, in light of Banpu’s ultimate position as a controlling stockholder of both BKV and BPPUS, and pursuant to BKV’s Related Party Transaction Policy, the potential transaction should be evaluated by the Audit Committee of the BKV Board or another committee of the BKV Board consisting entirely of independent and disinterested directors and that such committee would engage independent Delaware counsel and an independent financial advisor. It was also discussed that the consideration of such a transaction would require significant time commitments from the independent directors and, based on the analysis from BKV’s independent compensation consultant, Willis Towers Watson, for director compensation in connection with special committee processes, the BKV Board approved a $5,000 fee to be paid to the independent directors per meeting attended in which the potential transaction is discussed.
In mid-July and early August 2025, after interviewing other potential advisors, the independent directors of the BKV Board engaged Morris, Nichols, Arsht and Tunnel LLP (“Morris Nichols”) as their legal advisor and Moelis as their financial advisor due to, among other things, their extensive experience advising special committees and, in the case of Moelis, strong industry knowledge. The independent directors also reviewed the independence of these advisors, including through conflict of interest checks, and determined that both Morris Nichols and Moelis were independent from BKV and Banpu and its subsidiaries (including BPP, BPPUS and BNAC) for purposes of representing the independent directors. Following their engagement, representatives of Morris Nichols reviewed with the independent directors their fiduciary duties under Delaware law in considering the potential transaction.
On July 25, 2025, with the authorization of the independent directors, representatives of BKV senior management, Baker Botts L.L.P. (“Baker Botts”), legal counsel to BKV, and Morris Nichols had a call with representatives of Banpu to discuss a potential timeline for considering the potential transaction and the governance process for independent review of the potential transaction at each of BKV and BPP. No substantive terms of the transaction were discussed on this call. From time to time thereafter, similar calls addressing process matters and timing occurred among representatives of one or more of BKV senior management, Baker Botts, Morris Nichols, and Banpu.
On August 13, 2025, the independent directors held a meeting at which representatives of Morris Nichols, and for certain portions thereof, Moelis, Baker Botts, and BKV senior management, were present. At this meeting, the rationale for acquiring additional equity interests in the Power JV was discussed, which included, among other things, (i) that BKV’s stockholders have demonstrated interest in BKV’s power business and the potential for growth in Texas; (ii) that financial consolidation would allow BKV to better convey to the market the value of its power business; (iii) providing BKV with additional governance rights in the Power JV would allow BKV to directly advance BKV’s long-term growth strategy for the power business and would allow the Power JV to move more quickly and tactically in pursuit of growing the power business and executing on new strategic opportunities; and (iv) BKV management’s views on the current and future potential value of power generation assets.
During the August 19, 2025 meeting of the BKV Board, it was discussed that, at the recommendation of the Audit Committee, a separate committee consisting of each of BKV’s independent and disinterested directors should be formed to continue to consider and evaluate a potential transaction to acquire additional interests in the Power JV. At the meeting, the BKV Board determined that it was in the best interest of BKV and its stockholders (other than BNAC) to, and did, form the BKV Special Committee, and designated and appointed each of Joe Davis, Carla Mashinski, Sunit Patel, and Charles Miller III as members of the BKV Special Committee. The BKV Board determined that no member of the BKV Special Committee had any material interest in a potential transaction whereby BKV would acquire additional membership interests in the Power JV from BPPUS, or a material relationship with a person that had such a material interest. In addition, the BKV Board determined that each member of the BKV Special Committee satisfied the applicable criteria for determining director independence from BKV and BNAC and its affiliates under the NYSE rules.
The BKV Board delegated to the BKV Special Committee the authority to, among other things, (i) determine whether to pursue a potential transaction to acquire equity interests in the Power JV from BPPUS; (ii) consider, evaluate, review, communicate and negotiate (or oversee the communications or negotiations) with respect to, or reject, the terms and conditions of such a potential transaction; and (iii) determine whether to recommend to the BKV Board the rejection or approval of such a potential transaction. The BKV Board also resolved not to approve or authorize such a potential transaction without a prior favorable recommendation of such action by the BKV Special Committee.
On August 20, 2025, the BKV Special Committee held a meeting at which representatives of Moelis and Morris Nichols, and for certain portions thereof, Baker Botts and BKV senior management, were present. At this meeting, the extensive nature and scope of the BPPUS approval requirements in the existing governance structure of the Power JV was discussed, including the manner in which such approval requirements (i) restricted BKV’s ability to pursue strategic alternatives and advance the Power JV business, (ii) prevented BKV from consolidating the financial results of the Power JV with its own financial results and (iii) limited day-to-day operating matters. The BKV Special Committee considered potential changes to the existing governance provisions to be implemented in connection with a transaction resulting in the acquisition by BKV of a controlling interest in the Power JV which would, among other things, provide BKV with the ability to unilaterally cause the Power JV to make strategic acquisitions or investments in new power generation assets, make capital expenditures for new development projects, and enter into new joint venture or joint development projects with one or more third parties for new power generation opportunities. As part of this consideration, the representatives of Moelis described takeaways from their review of similar joint ventures in the industry. The BKV Special Committee also considered a possible timeline for such a potential transaction as well as the regulatory requirements applicable to BPP under Thai law for a transaction of this nature, including the approval of any such transaction by BPP stockholders holding not less than 75% of the total votes of the disinterested BPP stockholders attending and having the right to vote at a meeting of BPP stockholders held for such purpose.
After representatives of BKV senior management and Baker Botts departed the meeting, the BKV Special Committee determined to authorize Baker Botts to deliver to BPP and BPPUS a draft term sheet detailing, among other things, the potential governance provisions considered at the meeting and a potential timeline for the potential transaction, but not including specific proposals on material economic terms, such as the amount of the JV Power interest to be acquired from BPPUS, the purchase price and the form of consideration (other than stating that a portion of the purchase price may be paid in Common Stock). The BKV Special Committee also determined to authorize BKV senior management (directly or through Baker Botts) to engage in negotiations with Banpu and its representatives regarding such term sheet and progress long-form agreements that reflect such negotiations, subject to certain negotiating guidelines and parameters.
By early September 2025, BPP had engaged AWR Lloyd (“AWR”) to act as its financial advisor and Womble Bond Dickinson (US) LLP (“WBD”) to act as its legal counsel in connection with the potential transaction. In addition, in September 2025, BPP also engaged Silom Advisory Company Limited (“Silom”) to act as its independent financial advisor in connection with the potential transaction. From time to time thereafter, representatives of BKV, Baker Botts, Moelis, Morris Nichols, BPP, BPPUS, WBD, and AWR, or subsets thereof, participated in a series of discussions regarding the potential timeline and term sheet, including regarding the proposed governance provisions, transfer restrictions and related matters to be contained in the A&R LLCA and the Purchase Agreement.
On September 3, 2025, September 8, 2025 and September 11, 2025, the BKV Special Committee held meetings to consider the financial projections of the Power JV, including power generation projections, retail projections and solar projections, and BKV management’s financial forecast with respect to the Power JV. Representatives of Morris Nichols attended all of these meetings throughout, and representatives of Moelis, the BKV management team and Baker Botts attended portions of such meetings at the request of the BKV Special Committee. Among other things, the BKV Special Committee considered: (i) that certain inputs used to create the power generation projections were provided by recognized industry consultants; (ii) the expected increase in demand for power generation in ERCOT arising from an anticipated increase in artificial intelligence data centers, and how such anticipated increase and risks associated with it are reflected in the power generation projections; (iii) projected useful life assumptions for the Temple Plants; (iv) projected major maintenance and capital expenditures; and (v) a projected step-up in tax basis in connection with the potential transaction, which at that time was not reflected in the projections. Also at these meetings, the BKV Special Committee discussed drafts of the Purchase Agreement, A&R LLCA, and other transaction documents, including the terms of the “board reserved matters” to be included in the A&R LLCA that would require consent from at least one BPPUS designee.
During this time, BKV shared with AWR, BPP, and BPPUS due diligence information in response to information requests, including, following authorization of the BKV Special Committee, the Power JV financial projections prepared by BKV management.
On September 12, 2025, the BKV Special Committee held a meeting at which representatives of Moelis, Morris Nichols, and for certain portions thereof, Baker Botts and BKV senior management, were present. Representatives of Morris Nichols and Baker Botts updated the committee on negotiations of the term sheet, including the scope of the “board reserved matters” to be included in the A&R LLCA that would require consent from at least one BPPUS designee. Following discussion, the BKV Special Committee authorized representatives of Morris Nichols and Baker Botts to deliver a markup of the term sheet generally along the lines discussed at this meeting. Representatives of Moelis noted that Moelis had received from management updated projections for the Power JV showing the projected step-up in tax basis in connection with the potential transaction.
Representatives of BKV senior management and Baker Botts left the meeting, following which the representatives of Moelis reviewed with the BKV Special Committee materials containing Moelis’ preliminary financial analysis. Among other things, it was observed that the discounted cash flow (“DCF”) analyses performed by Moelis utilize conservative assumptions provided by BKV senior management related to projected useful life for the Temple Plants, and assumed no terminal value or salvage value at the end of useful life. Following discussion, the BKV Special Committee provided Mr. Kalnin with authorization to negotiate a purchase price with BPP to be based on an implied enterprise value of up to $999 per kilowatt (“kW”), with the high end of that range to be used if deemed necessary by BKV senior management. The BKV Special Committee observed that it may be comfortable with a purchase price based on an implied enterprise value above $999 per kW, but determined not to authorize negotiations above that value at this time. The BKV Special Committee also authorized BKV senior management to suggest, subject to the BKV Special Committee’s continued analysis and approval, an acquisition by BKV of 50% of BPPUS’ interest in the Power JV, and a 50/50 mix of cash and stock consideration, which the BKV Special Committee noted were figures utilized by BKV senior management when initially proposing the potential transaction for consideration.
Following the meeting, Mr. Kalnin met with representatives of Banpu as part of his consideration of how best to negotiate with BPPUS. During such meeting, Mr. Kalnin communicated the purchase price range authorized by the BKV Special Committee and the representative of Banpu suggested that BPPUS is expecting a purchase price based on a materially higher enterprise valuation range.
At a BKV Board meeting held on September 16, 2025, members of BKV senior management provided an update to the BKV Board on the status of the proposed transaction, including a high-level description of the financial, commercial, and legal workstreams advancing the transaction. BKV senior management also provided the BKV Board an update on the targeted closing timeline. On September 18, 2025, Baker Botts shared an initial draft of the Purchase Agreement with BPP and WBD.
On September 19, 2025, the BKV Special Committee held a meeting at which representatives of Moelis, Morris Nichols, and for certain portions thereof, Baker Botts and BKV senior management, were present. Mr. Kalnin conveyed to the BKV Special Committee that, based on the September 18, 2025 discussions with the representatives of Banpu, recent and expected interest and continued growth in the ERCOT power market, the requisite minority vote required by BPP stockholders to approve the potential transaction and his experience in prior negotiations with Banpu, he believed he could best negotiate for a purchase price near the BKV Special Committee’s desired range by approaching BPPUS with a firm position for a transaction price at an implied enterprise value for the Power JV based on $1,000 per kW. Representatives of BKV senior management noted that BKV recently received updated inputs from its third-party energy management service provider reflecting the projected effects of recent federal legislation on the power generation and delivery industry that would likely result in increases to the cash flows reflected in the power generation projections. Further discussions took place regarding the amount of BPPUS’s interest in the Power JV BKV should purchase and the form of consideration to be paid by BKV (including if Common Stock is utilized, how to value such Common Stock). After the representatives of Baker Botts and BKV senior management left the meeting, the BKV Special Committee discussed these issues further with representatives of Moelis and Morris Nichols. Following discussion, the BKV Special Committee determined to direct BKV management to negotiate (i) an implied enterprise value for the Power JV based on $1,000 per kW, (ii) a potential transaction contemplating the acquisition of 50% of BPPUS’s limited liability company interests in the Power JV and (iii) for the consideration to be paid by BKV to consist of 50% of cash and 50% of Common Stock, with Common Stock valued based on a trailing volume-weighted average price (“VWAP”). With respect to valuing Common Stock based on a trailing VWAP, the BKV Special Committee observed that such approach was used in the recent Bedrock Acquisition, and representatives from Moelis added commentary regarding the number of equity analysts tracking, and volume of trading of, the Common Stock. Shortly thereafter, a revised term sheet proposing a purchase price based on such implied enterprise value and an initial draft of the A&R LLCA containing governance provisions consistent with the term sheet was delivered to BPPUS, BPP, and their advisors.
From September 22, 2025 to September 24, 2025, meetings were held at BPP’s headquarters in Bangkok, Thailand and by telephonic conference to negotiate the terms of the Purchase Agreement, the A&R LLCA, and the other transaction documents. These meetings included representatives of BKV’s, BPP’s and BPPUS’s management, as well as representatives of Baker Botts and WBD. During this time, updated drafts of the term sheet, Purchase Agreement, and A&R LLCA were delivered to BPPUS, BPP, and their advisors. During meetings BPPUS management indicated that BPPUS was seeking a purchase price based on an implied enterprise value materially higher than $1,000 per kW. BKV management and Baker Botts communicated to BPPUS and WBD that the BKV Special Committee would not approve a transaction above $1,000 per kW. The parties discussed generation capacity of the Temple Plants for purposes of determining the purchase price, including whether net capacity or gross capacity should be used for such purpose. BKV management and Baker Botts explained that the proposed purchase price was based on a net generation capacity of 1,500 MW. Also during these meetings negotiations focused on, among other things, BPPUS’s desire to expand the scope of the board reserved matters that would require BPPUS consent and to limit BKV’s ability to (i) unilaterally cause the Power JV to make strategic acquisitions or investments in new power generation assets, (ii) make capital expenditures for new development projects, (iii) enter into new joint venture or joint development projects with one or more third parties for new power generation opportunities and (iv) enter into other material contracts. BKV management and Baker Botts continued to communicate to BPPUS and WBD that the BKV Special Committee would not approve a transaction that limited BKV’s ability to pursue such strategic growth opportunities as proposed by BPPUS. Negotiations among BKV, Baker Botts (with the input of Morris Nichols), BPP, BPPUS, and WBD on the term sheet and the terms and conditions of the Purchase Agreement, A&R LLCA, and related transaction documents continued telephonically over the next several weeks through October 28, 2025.
Following the September in-person meetings, on September 30, 2025 and October 3, 2025, the BKV Special Committee met with representatives of Moelis, Morris Nichols, and for certain portions of such meetings, Baker Botts and BKV senior management, to discuss the negotiations to date. The BKV Special Committee confirmed its direction to negotiate the terms of the transaction documents with a focus on, among other things, maintaining BKV’s ability to pursue strategic growth opportunities without consent from BPPUS.
On October 7, 2025, the BKV Special Committee held a meeting at which representatives of Moelis and Morris Nichols were present. Representatives of Moelis discussed with the BKV Special Committee that the assumed generation capacity Moelis had previously employed for purposes of its analysis, at the direction of BKV senior management, was based on recent operating data, whereas the term sheet and related long-form documents utilized net nameplate generation capacity for the Temple Plants of 1,500 MW, which would result in a less-than 2% increase in implied enterprise value. The BKV Special Committee discussed the financial analysis of the Power JV as well as the potential impact of recent legislative updates on projected cash flows and the conservative nature of the assumptions provided by BKV senior management and reflected in Moelis’ analyses, and, following such discussion, the BKV Special Committee determined to continue to negotiate for an implied enterprise value for the Power JV based on $1,000 per kW and a 1,500 MW generation capacity.
On October 8, 2025, Mr. Kalnin met with BPP senior management at BPP’s headquarters in Bangkok, Thailand to further discuss the purchase price and the terms and conditions of the transaction documents. In particular, during such negotiations, BPP senior management agreed to a purchase price based on $1,000 per kW; however, negotiations focused on whether net versus gross generation capacity should be used for purposes of determining the enterprise value. In particular, BPP proposed the use of its historically disclosed combined gross installed capacity for the Temple Plants of 1,523 MW and BKV confirmed its purchase price proposal was based on a net nameplate capacity of 1,500 MW. Negotiations over the purchase price continued over the next several days, with BPP senior management making a counterproposal to use a generation capacity of 1,504 MW, which they indicated was the average of summer and winter gross capacities of the Temple Plants.
On October 13, 2025, the BKV Special Committee held a meeting at which representatives of Moelis and Morris Nichols were present, to discuss BPP senior management’s counterproposal to use a generation capacity of 1,504 MW. Following discussion, the BKV Special Committee determined that it would be willing to accept a purchase price based on such an implied enterprise value, subject to satisfactory resolution of any open items in the transaction documents, particularly on the scope of “board reserved matters” that would require BPPUS consent.
On October 14, 2025, the BKV Special Committee held a meeting at which representatives of Moelis, Morris Nichols, Baker Botts, and BKV senior management were present. At this meeting, BKV senior management reviewed with the BKV Special Committee options for funding the cash portion of the purchase price in the potential transaction, including negotiating an amendment to BKV’s RBL Credit Agreement to increase the restricted payment basket (“RBL Credit Agreement Amendment”).
Also on October 14, 2025, the BKV Board held a meeting at which BKV senior management provided updates to the BKV Board on the rationale, key terms and open points of the proposed transaction at that point. Senior management also discussed the BKV Special Committee’s process and status of their determinations to date, and previewed the BKV Board approvals that would be required following recommendation of the transaction by the BKV Special Committee.
On October 23, 2025, the BKV Special Committee held a meeting at which representatives of Moelis, Morris Nichols, and for certain portions thereof, Baker Botts and BKV senior management were present. The BKV Special Committee discussed the current status of the ongoing budgeting cycle for the Power JV, as well as the use of a twenty (20) day VWAP in valuing any BKV Common Stock to be issued in the potential transaction.
At its meeting on October 23, 2025, as well as at a subsequent meeting held on October 27, 2025, attended by representatives of Moelis, Morris Nichols, and for certain portions thereof, Baker Botts and BKV senior management, the BKV Special Committee received updates on the negotiation of the transaction documents and material open issues arising from such negotiations, including the financial hurdle necessary to allow BKV to trigger a drag-along right in the A&R LLCA, and provided direction to BKV senior management as to how to negotiate such open issues.
On October 27, 2025, BKV entered into the RBL Credit Agreement Amendment.
On October 28, 2025, the final open issues in the Purchase Agreement, A&R LLCA, and other transaction documents were resolved and the BKV Special Committee held a meeting with representatives of Morris Nichols, Moelis, and, for part of the meeting, BKV management and Baker Botts to review and discuss the final terms of the transaction documents.
At the request of the BKV Special Committee, representatives of Baker Botts, BKV management, and Morris Nichols provided an overview of the Transaction and terms of the Transaction Documents, including that the Purchase Agreement reflects the acquisition of a 25% interest in the Power JV for $376.0 million

(which reflects an implied enterprise value of the Power JV based on $1,000 per kW at an assumed 1,504 MW operating capacity) less 25% of the net indebtedness of the Power JV at Closing, with the number of shares of Common Stock to be used to pay a portion of the Purchase Price based on a twenty (20) day VWAP ending on the date immediately prior to the execution date of the Purchase Agreement. In addition, representatives of Morris Nichols reviewed with the BKV Special Committee members their fiduciary duties under Delaware law in considering the potential transaction, and representatives of management confirmed their belief that the potential transaction will allow both for financial consolidation and for sufficient governance leeway for BKV to unilaterally cause the Power JV to take action to advance the development of the power business. Representatives of Moelis reviewed with the BKV Special Committee Moelis’ financial analyses and delivered to the BKV Special Committee an oral opinion, which was confirmed by delivery of a written opinion, dated October 28, 2025, addressed to the BKV Special Committee to the effect that, as of the date of such opinion and based upon and subject to the conditions and limitations set forth in the opinion, the “consideration” (as defined in such opinion) to be paid by BKV in the Transaction is fair, from a financial point of view, to BKV. Moelis’s opinion is more fully described below under the section of this Information Statement entitled “— Opinion of Financial Advisor to the BKV Special Committee” and is attached as Annex B to this Information Statement.
At the conclusion of the meeting, the BKV Special Committee unanimously (i) determined that the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby were advisable and fair to, and in the best interests of, BKV and BKV’s stockholders (other than BNAC); and (ii) recommended that the BKV Board (a) approve and declare advisable the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby, (b) submit the proposal to approve the Company Stock Issuance to BKV’s stockholders for approval, and (c) recommend that BNAC execute and deliver the Written Consent.
Following the meeting of the BKV Special Committee, and based on the unanimous recommendation of the BKV Special Committee, the BKV Board unanimously (i) determined that the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby were advisable and fair to, and in the best interests of, BKV and BKV’s stockholders in their capacity as such, (ii) approved and declared advisable the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby, (iii) directed that the proposal to approve the Company Stock Issuance be submitted to BKV’s stockholders for approval and (iv) recommended that BNAC execute and deliver the Written Consent.
On October 29, 2025, each of the Audit Committee of the Board of Directors of BPP (such board, the “BPP Board” and such audit committee, the “BPP Audit Committee”) and the BPP Board met and unanimously (i) determined that the Purchase Agreement and the other Transaction Documents, and the transactions contemplated thereby were advisable and fair to, and in the best interests of BPP and the BPP stockholders, (ii) recommended to submit the Transaction to the BPP stockholders for BPP Stockholder Approval in accordance with applicable Thai law, and (iii) recommended that the BPP stockholders approve the Transaction.
On October 29, 2025, BNAC executed and delivered the Written Consent to BKV, and BKV and BPPUS executed the Purchase Agreement and the BPP Letter Agreement. Also on October 29, 2025, each of BKV and BPP issued press releases announcing the execution of the Purchase Agreement and the BPP Letter Agreement and the pending Transaction. Additionally, BPP filed an information memorandum discussing the terms of the Transaction and BPP Board resolution with the SET, as required under Thai law, together with a proposed amalgamation transaction and tender offer between BPP and Banpu whereby they contemplate that BPP would become a wholly-owned subsidiary of Banpu in the third quarter of 2026.
Financial Projections
Although BKV has, from time to time, publicly provided limited full year financial guidance to our investors, BKV’s management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the difficulty of predicting future financial performance and the likelihood that the underlying assumptions and estimates may not be realized.
In connection with the Transaction, BKV provided certain non-public internal financial projections for the Power JV to the BKV Special Committee and Moelis, in its capacity as financial advisor to the BKV

Special Committee, and following authorization of the BKV Special Committee, to BPP, AWR and Silom, each in its capacity as financial advisor to BPP. Such internal financial projections for the Power JV were prepared by BKV management and informed by the Power JV’s management. A summary of these financial projections is included below to give BKV stockholders access to certain non-public information that was considered by the BKV Special Committee for purposes of evaluating the Transaction. These projections are not, and should not be viewed as, public guidance or targets and should not be regarded as an indication that BKV considers the financial projections to be predictive of actual future events.
The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond BKV and the Power JV’s control. The financial projections reflect numerous estimates, assumptions and judgments made by BKV management, based on information available at the time the financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions and other future events and matters specific to the Power JV’s business, all of which are difficult to predict and subject to change, and many of which are beyond BKV and the Power JV’s control. There can be no assurances that the financial projections accurately reflect future trends or accurately estimate the Power JV’s future financial and operating performance.
The principal assumptions reflected in the BKV management forecast for the near term relate to an assumed generation capacity aligned with historical trends, maintaining existing hedge positions and power and fuel pricing assumptions based on August strip pricing. The principal assumptions reflected in the BKV management forecast for the longer term include: (1) those related to the Power JV’s power generation capacity based on input from its third-party consultants, including supply and demand mechanics, transmission buildout, firm new build additions, announced plant retirements, regulatory impacts, cost of emissions, natural gas price projections, weather impacts to scarcity events and renewable and battery penetration to market, (2) fuel and power generation pricing expectations based on forward pricing curves, inflation expectations and assuming no hedges, (3) heat rates and fuel consumption based on Temple plant specifications and other operational factors, and (4) costs and expenses based on historical trends and assumed inflation factors.
The projections are based solely on the information available to BKV management at the time they were prepared and do not reflect changes, circumstance, developments or events that may have occurred after such date. As a result, actual results may differ materially from those contained in the projections. Important factors that may affect actual results and cause these financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Power JV’s business, industry performance, general business and economic conditions, and other factors described in or referenced under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” herein as well as those detailed in BKV’s public filings with the SEC, see the section of this Information Statement entitled “Information Incorporated by Reference” beginning on page 47.
In addition, the financial projections may be affected by the Power JV’s ability to achieve strategic goals, objectives and targets over the applicable periods. There can be no assurance that the projected results summarized below will be realized. Neither BKV, the Power JV nor any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate.
The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or GAAP.
Neither BKV, nor the Power JV nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of the Power JV compared to the information contained in the financial projections or that projected results will be achieved.

BKV’s stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this Information Statement.
The following financial projections incorporate certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. BKV’s calculations of these financial measures may differ from others in the industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor for the purpose of rendering an opinion are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented.
Subject to the foregoing qualifications, the following is a summary of the financial projections.
	Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E	2031 – 2054E
	(in millions)
Power JV Revenues	$596	$639	$754	$744	$794	$20,067
Power JV EBITDA	$169	$188	$189	$161	$150	$4,781
Power JV Unlevered Free Cash Flow	$137	$152	$152	$130	$121	$3,774
Opinion of Financial Advisor to the BKV Special Committee
At the meeting of the BKV Special Committee on October 28, 2025 to evaluate the Transaction, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 28, 2025, addressed to the BKV Special Committee to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Purchase Price TEV to be paid in the Transaction by the Company is fair, from a financial point of view, to the Company.
The summary of the written opinion of Moelis set forth below is qualified in its entirety by the full text of Moelis’ written opinion, dated October 28, 2025, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, and which is attached as Annex B to this Information Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use of the BKV Special Committee (solely in its capacity as such) in its evaluation of the Transaction. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Purchase Price TEV to be paid by the Company in the Transaction and does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•
reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts relating to the Company;

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Power JV furnished to Moelis by the Company, including financial forecasts provided to or discussed with Moelis by the management of the Company;

•
reviewed information regarding the capitalization of the Power JV and the Company furnished to Moelis by the Company;

•
reviewed certain internal information relating to the expected tax basis step-up to result from the Transaction and the resulting impact on cash flows (referred to as the “Expected Tax Basis Step-Up”) furnished to Moelis by the Company;

•
conducted discussions with members of the senior management and representatives of the Company concerning the information described in the foregoing four bullets, as well as the businesses and prospects of the Power JV generally;

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reviewed the reported prices and trading activity for Common Stock;

•
reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•
reviewed the financial terms of certain other transactions that Moelis deemed relevant;

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reviewed (a) a draft, dated October 26, 2025, of the Purchase Agreement, (b) a draft, dated October 26, 2025, of the A&R LLCA and (c) a draft of the BPP Letter Agreement, dated October 26, 2025 (the Purchase Agreement, the A&R LLCA and the BPP Letter Agreement, collectively referred to in this section as the “transaction agreements”); and

•
conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its analysis and opinion, Moelis relied on the information supplied to, discussed with or reviewed by it being complete and accurate in all material respects. Moelis did not independently verify any such information (nor did it assume any responsibility for the independent verification of any such information). Moelis also relied on the representation of the Company’s management that the Company’s management is not aware of any facts or circumstances that would make any information supplied to Moelis by the Company inaccurate or misleading. Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and the Expected Tax Basis Step-Up referred to above, Moelis assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Power JV. Moelis also assumed that the future financial results and the Expected Tax Basis Step-Up would be achieved at the times and in the amounts projected and that the value of the Common Stock to be issued in the Transaction would be equal to the Closing Reference Price. Moelis expresses no views as to the reasonableness of any financial forecasts or the Expected Tax Basis Step-Up or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Power JV, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of any of the transaction agreements or any aspect or implication of the Transaction, except for the fairness of the Purchase Price TEV from a financial point of view to the Company. Moelis did not express any opinion as to what the value of the Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Common Stock may trade at any time. In rendering its opinion, Moelis assumed that the final executed form of the transaction agreements did not differ in any material respect from the draft that Moelis reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the transaction agreements are accurate and correct, and that the parties to the transaction agreements will comply with all the material terms of the transaction agreements. Moelis assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to Moelis’ analysis. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Transaction.
Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date on which the opinion was delivered, and Moelis assumes no responsibility to update its opinion for developments after the date on which it was delivered.

The following is a summary of the material financial analyses presented by Moelis to the BKV Special Committee at a BKV special meeting held on October 28, 2025, in connection with its opinion. This summary describes the material analyses underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
The Purchase Price to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in BKV Common Stock. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. We refer to the $376.0 million as the “Purchase Price TEV.”
Discounted Cash Flow Analysis.   Moelis performed a DCF analysis of the Power JV using financial forecasts and other information and data provided by the Company’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Power JV. In performing the DCF analysis of the Power JV, Moelis utilized a range of discount rates of 10.75% to 12.50% to calculate estimated present values as of December 31, 2025 of the Power JV’s estimated after-tax unlevered free cash flows for January 1, 2026 to December 31, 2054, assuming an end of useful life in 2050 for the Temple Plants in accordance with the Company’s projections, which Moelis noted may be conservative. In accordance with the Company’s projections, no residual value at the end of its useful life, was attributed to the Temple Plants, which Moelis noted may be conservative. This analysis indicated an implied total enterprise value reference range for the Power JV of $1,295 million to $1,473 million and the following 25% of the implied total enterprise value reference range for the Power JV, as compared to the Purchase Price TEV.
25% Implied Total Enterprise Value	Purchase Price TEV
$324 million to $368 million	$376.0 million
Moelis calculated the implied tax step-up from an illustrative 25% equity purchase based on the Purchase Price TEV and compared the tax step-up to a 100% equity purchase for fiscal years 2026 through 2046 based on the Company projections and then discounted the cash tax savings generated by such tax step-up to the present value as of December 31, 2025 using a range of discount rates of 10.75% to 12.50% and the implied total enterprise value for the Transaction, yielding a present value of $22 million to $24 million for a 25% purchase and $89 million to $98 million for a 100% purchase. This analysis indicated an implied total enterprise value reference range for the Power JV, inclusive of the 100% tax basis step-up, of $1,384 million to $1,570 million and the following 25% of the implied total enterprise value reference range for the Power JV, as compared to the Purchase Price TEV.
25% Implied Total Enterprise Value	Purchase Price TEV
$346 million to $393 million	$376.0 million
Selected Precedent Transactions Analysis.   Moelis reviewed financial information of the following selected transactions involving unregulated gas-fired power generation assets and portfolios with an operational presence in the United States and portfolios primarily comprised of combined cycle gas turbine assets:

Date Announced	Target Assets	Acquiror	Capacity (MW)	TEV / kW ($/kW)
9/15/2025	Hill Top Energy Center	Blackstone Energy Transition Partners	620	$1,613
7/17/2025	Guernsey Power Station	Talen Energy Corporation	1,836	$1,269
7/17/2025	Moxie Freedom Energy Center	Talen Energy Corporation	1,045	$1,397
5/15/2025	Lotus Infrastructure Partners’ natural gas generation assets	Vistra Corp.	2,557	$743
5/12/2025	LS Power Equity Advisors, LLC’s natural gas generation portfolio	NRG Energy Inc.	12,885	$931
4/14/2025	Hummel Station & Rolling Hills Generating	Capital Power Corporation	2,147	$1,025
3/12/2025	Oregon Clean Energy Center	American Electric Power	870	$1,100
1/24/2025	Potomac Energy Center	Blackstone Energy Transition Partners	774	$1,292
Moelis reviewed, among other things, implied total enterprise value of the selected transactions as a multiple of the capacity of such target companies, assets or portfolios. Financial data for the relevant transaction was based on publicly available information at the time of announcement of the relevant transaction. Capacity data for the Power JV was based on financial forecasts and other information and data provided by the Company’s management. Moelis then applied ranges of selected capacity multiples derived from the selected transactions of $900 to $1,200 per kW to the Power JV’s current annual average base capacity of 1,474 MW. For purposes of its fairness analysis, Moelis conservatively applied ranges of selected capacity multiples to Power JV’s current annual base capacity of 1,474 MW as compared to the higher generation capacity of 1504 MW agreed upon by BKV and BPPUS, which was based on an average of summer and winter capacities of the Temple Plants. For purposes of selecting its reference ranges for this analysis, Moelis noted that the selected precedent transactions with publicly-available financial metrics are limited in comparability to the Power JV due to several factors, including their limited ERCOT exposure. Moelis noted that, based on its experience and professional judgment, ERCOT transactions are generally executed at lower multiples to non-ERCOT transactions because of market dynamics, mechanisms, and pricing models and took this into account when selecting its reference range. Moelis further noted that the high end of the selected reference range does not include Blackstone Energy Transition Partners’ acquisition of Hill Top Energy Center, in light of the asset’s recent vintage, efficiency and lack of ERCOT exposure. This analysis indicated an implied total enterprise value reference range for the Power JV of $1,326 million to $1,768 million and the following 25% of the implied total enterprise value reference range for the Power JV, as compared to the Purchase Price TEV.
25% Implied Total Enterprise Value	Purchase Price TEV
$332 million to $442 million	$376.0 million
Other Information
Moelis considered and reviewed selected publicly traded companies, but made a determination not to rely on a selected publicly traded companies analysis in its financial analysis to determine its illustrative valuation ranges, as the selected publicly traded companies reviewed and considered were significantly larger in size and scale compared to the Power JV and were more diverse than the Power JV, operating multi-asset networks that each have less than 50% of capacity in ERCOT, as well as differences in business and technology mixes as compared to the Power JV and factors such as geography and contract profile.
Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in the analyses described above is identical to the Power JV or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecasts.
The Purchase Price TEV was determined through arms’ length negotiations between the Company and BPPUS and was approved by the BKV Board following a recommendation from the BKV Special Committee. Moelis did not recommend any specific consideration to the Company or the BKV Board or the BKV Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transaction.
The BKV Special Committee selected Moelis as its financial advisor in connection with the Transaction because, among other reasons, Moelis has substantial experience advising special committees in similar transactions and strong industry knowledge. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Moelis acted as financial advisor to the BKV Special Committee in connection with the Transaction and will receive a fee for its services, the majority of which is contingent upon the consummation of the Transaction. In connection with Moelis’ services as financial advisor to the BKV Special Committee with respect to the Transaction, BKV has agreed to pay Moelis (i) $750,000 upon the delivery of Moelis’ report, (ii) $500,000 upon the substantial completion by Moelis of the work in connection with rendering of Moelis’ opinion (which was payable regardless of the conclusions reached therein) and (iii) $3,000,000 payable at Closing (such fee to be offset by any report fee and opinion fee, to the extent previously paid, which offset, for the avoidance of doubt, shall not exceed $1,250,000 in the aggregate). Subject to certain limitations, BKV also has agreed to reimburse Moelis, subject to certain conditions, for its reasonable and documented out-of-pocket expenses incurred in connection with Moelis’ engagement with respect to the Transaction. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and BPPUS. Aside from the fees described above in connection with the Transaction, in the past two years prior to the date of its opinion, Moelis has not been engaged by (and has not received any fees from) the Company, BPPUS or Banpu and its related parties: BOG (as defined below), BNAC, and BPP (collectively, the “Banpu Parties”). In the future, Moelis may provide such investment banking or other services to the Company, BPPUS or the Banpu Parties or any of their affiliates and may receive compensation for such services.
The opinion was for the use and benefit of the BKV Special Committee (solely in its capacity as such) in its evaluation of the Transaction. The opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Purchase Price TEV or otherwise. The opinion was approved by a Moelis fairness opinion committee.
Reasons for the Transaction
Following the meeting of the BKV Special Committee, and based on the unanimous recommendation of the BKV Special Committee, the BKV Board unanimously (i) determined that the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby were advisable and fair to, and in the best interests of, BKV and BKV’s stockholders in their capacity as such, (ii) approved and declared advisable the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby, (iii) directed that the proposal to approve the Company Stock Issuance be submitted to BKV’s stockholders for approval and (iv) recommended that BNAC execute and deliver the Written Consent.
In making their determinations, the BKV Board and the BKV Special Committee consulted with BKV’s management, as well as their respective legal advisors and, in the case of the BKV Special Committee, financial advisors, and considered a variety of factors weighing in favor of or relevant to the Transaction, including, without limitation, those described below:
•
BKV’s stockholders have demonstrated interest in BKV’s power business and the potential for growth in Texas;

•
providing BKV with additional governance rights in the Power JV would allow BKV to directly advance BKV’s long-term growth strategy for the power business and would allow the Power JV to move more quickly and tactically in pursuit of growing the power business and executing on new strategic opportunities;

•
financial consolidation of the Power JV would allow BKV to better convey to the market the value of its power business;

•
BKV management’s views on the current and future potential value of power generation assets;

•
the recommendation of the Transaction by the BKV management team;

•
the rendering of the opinion of Moelis, dated October 28, 2025, addressed to the BKV Special Committee as to the fairness, from a financial point of view and as of the date of such opinion, of the Purchase Price TEV to be paid by the Company in the Transaction, as more fully described above under the section of this Information Statement entitled “— Opinion of Financial Advisor to the BKV Special Committee;”

•
the likelihood that the Transaction would be completed; and

•
the terms and conditions of the Purchase Agreement, including (i) the outside date allowing for sufficient time to complete the Transaction and (ii) BKV’s and BPPUS’s agreement to use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction.

The above discussion includes the principal information and factors considered by the BKV Special Committee and the BKV Board, but is not intended to be exhaustive and may not include all of the information and factors considered by the BKV Special Committee and the BKV Board. The above factors are not in any order of priority. The BKV Special Committee and the BKV Board did not quantify or assign relative or specific weights to the factors considered in reaching their respective determinations. Rather, each of the BKV Special Committee and the BKV Board views its positions and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the BKV Special Committee and the BKV Board may have given different weights to different factors. It should be noted that this explanation of the reasoning of the BKV Special Committee and the BKV Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section of this Information Statement titled “Cautionary Statement Regarding Forward-Looking Statements.”
Approval of the Company Stock Issuance and the Transaction
BNAC Written Consent Approving the Company Stock Issuance
Effective November 4, 2025, BNAC delivered to BKV the Written Consent approving the Company Stock Issuance. As of November 4, 2025, BNAC held approximately 71% of the total outstanding Common Stock. Accordingly, the approval of the Company Stock Issuance was effected in accordance with the DGCL, our Certificate of Incorporation, and the NYSE Listed Company Manual. No further approval of the BKV stockholders is required to approve the Company Stock Issuance. As a result, BKV has not solicited and will not be soliciting your vote for the approval of the Company Stock Issuance and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Company Stock Issuance. If the Purchase Agreement is terminated in accordance with its terms, the Written Consent will be of no further force and effect.
Federal U.S. securities laws state that the Company Stock Issuance may not be completed until twenty (20) business days after the date of mailing of this Information Statement to BKV’s stockholders. Therefore, notwithstanding the delivery of the Written Consent, the Company Stock Issuance will not occur until that time has elapsed. We currently expect the Transaction to be completed during the first quarter of 2026, subject to certain conditions to Closing in the Purchase Agreement. However, there can be no assurance that the Transaction will be completed on or prior to that time, or at all.
BPP Extraordinary General Meeting of Stockholders to Approve the Transaction
As parent company of BPPUS, BPP has agreed to (i) prepare and deliver notice of the BPP EGM in accordance with applicable Thai law and (ii) call, hold and convene the BPP EGM to consider and vote upon the Transaction. Pursuant to the rules and regulations of the SET, adoption and approval of the Transaction requires the affirmative vote of BPP Stockholders holding not less than 75% of the total votes of the BPP Stockholders attending the BPP EGM and having the right to vote, excluding the interested stockholders as required by Thai law. Banpu and BPP have announced a planned amalgamation, ahead of which Banpu announced the launch of a tender offer process to obtain outstanding shares of BPP not already held by Banpu. As of October 28, 2025, there are 650,532,203 shares of BPP outstanding not held by Banpu. If that number of shares decreases as a result of the contemplated tender offer process, it may make the BPP Stockholder Approval more difficult to obtain. The BPP EGM is currently scheduled for January 2026.
General Effect on Rights of Existing BKV Stockholders
The Company Stock Issuance will dilute the ownership and voting interests of BKV’s existing stockholders, but will not dilute Banpu’s beneficial ownership. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock through the Company Stock Issuance. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. Based upon the net indebtedness of the Power JV as of September 30, 2025, approximately 5,309,105 shares of Common Stock would be issued to BPPUS at the Closing (assuming Closing Date indebtedness would be the same as at September 30, 2025). The ownership and voting interests of BKV’s existing stockholders will be proportionally reduced by such amount.
Interests of Certain Persons in Matters to be Acted Upon
Certain of BKV’s directors and executive officers may have interests in the Transaction that may be different from, or in addition to, the interests of BKV’s stockholders generally. These interests may present actual or potential conflicts of interest and you should be aware of these interests. The members of the BKV Board and the BKV Special Committee were aware of and considered these interests in reaching the determination to approve the Transaction and deem the Transaction contemplated by the Purchase Agreement and related agreements to be fair to, and in the best interests of, BKV and our stockholders.
•
Christopher P. Kalnin, the Chief Executive Officer and a director of BKV, is (i) a director of the Power JV, (ii) a member of Banpu’s Executive Committee and (iii) the beneficial owner of 2,326,244 shares of Common Stock (which amount includes 875,754 shares of Common Stock owned by Mr. Kalnin’s spouse, but does not include 449,828 shares of Common Stock underlying outstanding performance restricted stock units (“PRSUs”) (at maximum payout) or 98,090 shares of Common Stock underlying outstanding time restricted stock units (“TRSUs”)).

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Eric S. Jacobsen, the President, Upstream of BKV, is (i) a director of the Power JV and (ii) the beneficial owner of 204,815 shares of Common Stock (which amount does not include 230,378 shares of

Common Stock underlying outstanding PRSUs (at maximum payout) or 11,852 shares of Common Stock underlying outstanding TRSUs).
•
Lindsay Larrick, the Chief Legal Officer and Chief Administrative Officer of BKV, is (i) a director of the Power JV and (ii) the beneficial owner of 118,974 shares of Common Stock (which amount does not include 143,986 shares of Common Stock underlying outstanding PRSUs (at maximum payout) or 33,180 shares of Common Stock underlying outstanding TRSUs).

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Ethan Ngo, the Chief Development Officer of BKV, is (i) a director of the Power JV and (ii) the beneficial owner of 82,587 shares of Common Stock (which amount does not include 134,708 shares of Common Stock underlying outstanding PRSUs (at maximum payout) or 30,088 shares of Common Stock underlying outstanding TRSUs).

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Somruedee Chaimongkol, a director of BKV, is (i) the beneficial owner of 0.4% in Banpu, (ii) a director of and the beneficial owner of 0.59% in BPP, (iii) a director of BNAC, (iv) a director of BOG Co. Ltd. (“BOG”) and (v) a commissioner of PT. Indo Tambangraya Megah Tbk, a subsidiary of Banpu.

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Akaraphong Dayananda, a director of BKV, is (i) the beneficial owner of 40,674 ordinary shares of Banpu, (ii) a director of BOG, (iii) the President and a director of BNAC, and (iv) the beneficial owner of 500 shares of Common Stock.

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Kirana Limpaphayom, a director of BKV, is (i) the Chief Operating Officer of Banpu, (ii) the Chief Executive Officer and a director of BPP, (iii) the Executive Manager of Banpu Power Trading G.K., a subsidiary of Banpu, (iv) Commissioner to PT. Indo Tambangraya Megah Tbk, (v) a member of Banpu’s Executive Committee, (vi) a director of BKV-BPP Retail, a subsidiary of the Power JV, (vii) a director of BPPUS, (viii) a director of the Power JV and (ix) the beneficial owner of 25,000 shares of Common Stock. In addition, Mr. Limpaphayom’s spouse holds 166,800 ordinary shares of Banpu and Mr. Limpaphayom beneficially owns a total of 254,036 ordinary shares of BPP, 133,036 of which are held by his spouse.

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Thiti Mekavichai, a director of BKV, is (i) the Group Senior Vice President and Head of Oil and Gas of Banpu, (ii) the Chief Executive Officer and a director of BNAC and (iii) the beneficial owner of 18,500 shares of Common Stock. In addition, Mr. Mekavichai beneficially owns a total of 306,434 ordinary shares of Banpu, 270,834 of which are held by his spouse and 35,600 of which are held by his daughter.

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Anon Sirisaengtaksin, a director of BKV, is (i) a director of the Power JV, (ii) a director of and Executive Advisor to the oil and gas business of Banpu and (iii) the beneficial owner of 39,998 ordinary shares of Banpu.

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Chanin Vongkusolkit, the Chairman of the BKV Board and a director of BKV, is (i) the Chairman of the Board of Directors, a director of, and the beneficial owner of 0.27% in, Banpu and (ii) a director of and the beneficial owner of 0.001% in BPP.

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Sinon Vongkusolkit, a director of BKV, is (i) the Chief Executive Officer and a director of, and the beneficial owner of 0.019% of the outstanding common stock in, Banpu, (ii) a director of PT. Indo Tambangraya Megah Tbk, (iii) a director of BPP, (iv) a director of BOG, (v) a director of BNAC, (vi) a director of BPPUS and (vii) a director of Banpu Ventures Pte. Ltd, a subsidiary of Banpu.

As a result of the foregoing interests, each of the above have, or may be deemed to have, interests in the Transaction that may be different from, or in addition to, the interests of BKV’s stockholders generally.
Accounting Treatment of the Transaction
Banpu indirectly holds the controlling financial interests in both BKV and BPPUS. As a result, the Transaction will be accounted for as a transfer of assets between entities under common control in accordance with GAAP. Pursuant to ASC 805-50, Business Combinations — Related Issues, transfers of net assets between entities under common control are accounted for at the historical carrying values of the transferring entity as of the date of transfer, and no gain or loss is recognized. Therefore, in connection with the Transaction, BKV will recognize the difference between the consideration transferred and the historical carrying value of the net assets received as an adjustment to noncontrolling interest within equity. In addition, the Transaction will require BKV to retrospectively recast its financial statements to include the historical results of the Power JV for all periods during which BKV and the Power JV were under common control. As a result of the Transaction, BKV will be considered the primary beneficiary of the Power JV and will consolidate the Power JV’s financials statements in accordance with ASC 810, Consolidation.
Conditions to the Transaction and Company Stock Issuance
Completion of the Transaction is subject to the satisfaction or waiver on or prior to the Closing of certain conditions as set forth in the Purchase Agreement, including, among others:
•
the BPP Stockholder Approval;

•
the absence of legal restraints preventing the consummation of the Transaction;

•
the accuracy of the representations and warranties contained in the Purchase Agreement (subject to certain qualifications);

•
the performance by the parties and BPP of their respective obligations under the Purchase Agreement and the BPP Letter Agreement, as applicable, in all material respects, including the entry by BKV and BPPUS into the A&R LLCA and the Registration Rights Agreement, and that BKV and the Power JV enter into the Amended ASA;

•
effectiveness of the Written Consent in accordance with its terms; and

•
the mailing of this Information Statement by BKV at least twenty (20) business days prior to the Closing.

Termination
The Purchase Agreement contains certain termination rights, including (i) the right of BKV to terminate the Purchase Agreement in the event of any material breach by BPPUS of the Purchase Agreement or by BPP of the BPP Letter Agreement, (ii) the right of BPPUS to terminate the Purchase Agreement in the event of any material breach by BKV of the Purchase Agreement and (iii) the right of either party to terminate the Purchase Agreement if the Transaction has not been consummated before June 30, 2026. For more information, please see the section of this Information Statement entitled “The Purchase Agreement — Termination of the Purchase Agreement” beginning on page 38.
Regulatory Approvals
Under FCC regulations, an entity holding private radio licenses for internal communications purposes generally must obtain the approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. One or more subsidiaries of the Power JV holds an FCC license for private internal communications and, thus, must obtain prior FCC approval to assign or transfer indirect control of that license. The Company believes the parties will be able to obtain the required FCC approval.
BPP Letter Agreement
In connection with the execution and delivery of the Purchase Agreement, on October 29, 2025, BPP, BPPUS and BKV entered into the BPP Letter Agreement whereby BPP agreed to (i) prepare and deliver notice of the BPP EGM in accordance with applicable Thai law and (ii) call, hold and convene the BPP EGM to consider and vote upon the Transaction. The BPP Letter Agreement will terminate automatically upon the termination of the Purchase Agreement.
Amended and Restated Limited Liability Company Agreement
At Closing, BKV and BPPUS will enter into an A&R LLCA governing the Power JV to, among other things, (i) expand the purpose and powers of the Power JV to pursue additional strategic initiatives, (ii) provide that BKV will be entitled to appoint a majority of the Power JV Board, (iii) delegate the authority and responsibility for the day-to-day operation of the business of the Power JV to BKV and (iv) provide BKV with the ability to unilaterally cause the Power JV to make strategic acquisitions or investments in new power generation assets, make capital expenditures for new development projects and enter into new joint venture or joint development projects with one or more third parties for new power generation opportunities.
Pursuant to the A&R LLCA, future capital contributions may be made by BKV and by BPPUS on a pro rata basis only under the following circumstances: (i) to fund expenditures in amounts contemplated by the approved budget of the Power JV, (ii) to pay the services fees under the Amended ASA, (iii) to fund any Approved Strategic Investments (as such term is defined in the A&R LLCA) or (iv) if approved by the Power JV Board as a Board Reserved Matter (collectively referred to as “Approved Capital Calls”). No member of the Power JV will be required to make any additional capital contributions upon an Approved Capital Call without such member’s consent.
Under the new terms of the A&R LLCA, each member of the Power JV will have the ability to transfer or encumber such member’s membership interests in the Power JV (subject to certain limitations); provided, however, that no member will transfer all or any of its membership interests in the Power JV (1) if such transfer would subject the Power JV to the reporting requirements under the U.S. federal securities laws, (2) if such transfer would cause the Power JV to lose its status as a partnership for federal income tax purposes or cause the Power JV to be classified as a “publicly traded partnership,” or (3) if such transfer would violate, give rise to a default under or cause any payment to become due under, any credit agreement, guaranty, or similar credit document or any other material contract. In addition, subject to certain exceptions, BKV may not transfer less than all of its membership interests in the Power JV, without the prior consent of BPPUS, such consent not to be unreasonably conditioned or withheld. Furthermore, BPPUS may not transfer its membership interests to any transferee that is a BKV competitor. Additionally, in connection with a transfer by BPPUS of all (but not less than all) of its membership interests in the Power JV to a third party, such third party shall have the right to appoint Power JV Board members in a similar manner and subject to the same limitations as BPPUS; however, no other governance, consent, information or approval rights that accrue to BPPUS in the A&R LLCA are transferable or assignable.
In addition, subject to limited exceptions, transfers by either member of their membership interests in the Power JV will be subject to a right of first offer to purchase such membership interests from the other member, BPPUS will have certain tag-along rights in connection with transfers by BKV to third parties and BKV will have a drag-along right to consummate certain qualified sales.
For as long as BPPUS maintains an ownership interest in the Power JV of at least 10%, consent from at least one member of the Power JV Board appointed by BPPUS will be required for certain specified actions referred to as “Board Reserved Matters,” such as: (i) any sale of the Power JV or certain significant subsidiaries, or transfer of substantially all assets, merger, consolidation, amalgamation or similar business combination of the Power JV, subject to certain exceptions; (ii) any winding up, dissolution or liquidation or any commencement of or any filing or petition for a voluntary bankruptcy or reorganization; (iii) any amendment, restatement, or revocation of organizational documents, subject to certain exceptions; (iv) any material change in the nature of the business or purpose of the Power JV; (v) entry into certain related party transactions; (vi) the issuance, sale, repurchase, or redemption of any of the equity interests of the Power JV; (vii) the approval or amendment of the approved budget for the Power JV, subject to certain automatic annual adjustments in the absence of mutual agreement and provided that BKV shall update and amend the approved budget in connection with the consummation of any Approved Strategic Investment, (viii) the admission of any new member to the Power JV, subject to certain exceptions; (ix) the approval, making or reimbursement of any expenditure in respect of the Power JV that is not generally contemplated by an approved budget for the Power JV, subject to certain exceptions, including for Approved Strategic Investments and emergencies; (x) any lease, transfer or disposal by the Power JV to a third party of any operational assets or property not being undertaken in the ordinary course of business that exceeds certain thresholds except in connection with the execution, funding or consummation of an Approved Strategic Investment; (xi) the early termination without the Power JV Board approval of, or the execution or material amendment of, any material contract, subject to certain exceptions, including in connection with Approved Strategic Investments; (xii) the incurrence of certain indebtedness beyond certain thresholds and subject to certain exceptions, including in connection with an Approved Strategic Investment; (xiii) the making of certain loans; (xiv) resolving certain disputes, controversies or proceedings in relation to any tax matters with the Internal Revenue Service; (xv) any appointment or removal of the Power JV’s auditors; (xvi) any adoption or material change to the accounting principles and/or the financial reporting standards of the Power JV, except under certain circumstance; (xvii) any change of the fiscal year of the Power JV; (xviii) the making of certain capital calls; (xix) entry by the Power JV into certain compromises or settlements; and (xx) the making of certain material goodwill impairments in the consolidated financial statements of the Power JV.
The above summary of the A&R LLCA is not complete and is qualified in its entirety by reference to the Form of A&R LLCA, a copy of which is attached to this Information Statement as Annex C and incorporated into this Information Statement by reference.
Registration Rights Agreement
In connection with the Closing, BKV will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, BKV has agreed to, among other things, (i) provide BPPUS with certain Form S-3 demand and piggyback registration rights for our Common Stock issued pursuant to the Company Stock Issuance, subject to customary cutbacks, lock-up periods, blackout periods and other limitations, (ii) pay certain registration expenses and (iii) provide BPPUS with customary indemnification rights.
Amended and Restated Administrative Services Agreement
In connection with Closing, BKV and the Power JV will enter into the Amended ASA. The Amended ASA further amends the existing Administrative Services Agreement, entered into on December 1, 2021, and as amended from time to time to, among other things, expand the scope of services to be provided by BKV to the Power JV and to increase the fees paid to BKV by the Power JV thereunder. The Amended ASA term will automatically renew and extend for successive one-year periods until the Amended ASA is terminated pursuant to the terms therein. Under the Amended ASA, we provide certain operational, accounting, tax and other services and in return we receive an annual fixed fee, currently set at approximately $6.97 million, which may be adjusted prior to the commencement of a new term. In addition to the annual fee, we are entitled to receive reimbursement for various reasonable costs and expenses and taxes incurred by us in connection with the services provided under the Amended ASA.
No Appraisal or Dissenters’ Rights
Under the DGCL and our Certificate of Incorporation and Bylaws, our stockholders are not entitled to appraisal or dissenters’ rights in connection with the Company Stock Issuance or the Transaction.

THE PURCHASE AGREEMENT
The following summary describes the material provisions of the Purchase Agreement. The descriptions of the Purchase Agreement in this summary and elsewhere in this Information Statement are not complete and are qualified in their entirety by reference to the Purchase Agreement, a copy of which is attached to this Information Statement as Annex A and incorporated into this Information Statement by reference. We encourage you to read the Purchase Agreement carefully, and in its entirety, because this summary may not contain all the information about the Purchase Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Purchase Agreement, and not by this summary or any other information contained in this Information Statement.
The representations, warranties, covenants and agreements described below and included in the Purchase Agreement (1) were made only for purposes of the Purchase Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Purchase Agreement; (3) may be subject to important qualifications, limitations and supplemental information agreed to by BKV and BPPUS in connection with negotiating the terms of the Purchase Agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to BKV by BPPUS in connection with the Purchase Agreement. In addition, the representations and warranties may have been included in the Purchase Agreement for the purpose of allocating contractual risk between BKV and BPPUS rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Purchase Agreement may have the right not to consummate the Transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. BKV stockholders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of BKV or BPPUS or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement. None of the representations and warranties will survive the Closing of the Purchase Agreement, and, therefore, they will have no legal effect under the Purchase Agreement after the Closing. In addition, you should not rely on the covenants in the Purchase Agreement as actual limitations on the respective businesses of BKV and BPPUS, because the parties may take certain actions as consented to by the appropriate party, which consent may be given without prior notice to the public. The Purchase Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding BKV, BPPUS or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Purchase Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding BKV and our business.
The Transaction
On October 29, 2025, BKV entered into the Purchase Agreement with BPPUS to acquire one-half of the limited liability company interests of the Power JV currently held by BPPUS upon the terms and subject to the conditions of the Purchase Agreement. Upon Closing, the Power JV will be owned 75% by BKV and 25% by BPPUS. The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. The Purchase Agreement further provides that the number of shares of Common Stock to be issued in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price. We plan to fund the cash consideration for the Transaction with a combination of cash on hand and the net proceeds from the Equity Offering. We received net proceeds from the Equity Offering of approximately $170.3 million after deducting underwriters’ discounts and commissions and estimated offering fees and expenses.

Closing
The Closing will take place at 10:00 a.m. (Central Time) remotely via electronic exchange of signatures, on the second business day after the date on which the satisfaction or, to the extent permitted by applicable law, waiver of all conditions to the obligations of the parties set forth under “— Conditions to Completion of the Transaction” (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the parties agree in writing (the “Closing Date”).
Consideration to be Paid in the Transaction
The Purchase Agreement provides that the aggregate consideration to be paid by BKV in the Transaction will be determined pursuant to a formula of (x) $376.0 million less (y) 25% of the net indebtedness of the Power JV at Closing, which consideration will be paid 50% in cash and 50% in Common Stock. As of September 30, 2025, 25% of the net indebtedness of the Power JV was approximately $145.5 million. We plan to fund the cash consideration for the Transaction with a combination of cash on hand and the net proceeds from the Equity Offering. We received net proceeds from the Equity Offering of approximately $170.3 million after deducting underwriters’ discounts and commissions and estimated offering fees and expenses.
The number of shares of Common Stock to be issued at the Closing in the Company Stock Issuance will be determined by dividing the amount equal to 50% of the Purchase Price by the Closing Reference Price.
Representations and Warranties
BKV and BPPUS have each made various representations and warranties in the Purchase Agreement relating to, among other things:
•
due formation, valid existence, qualification and good standing;

•
corporate power and authority to execute and deliver the Transaction Documents;

•
absence of violations of or conflicts with its organizational documents, contracts or permits, applicable orders or applicable laws, rules or regulations;

•
required third-party consents and approvals related to the Transaction;

•
litigation and legal proceedings;

•
investment intent and experience;

•
independent investigation;

•
bankruptcy matters; and

•
no other representations and warranties.

In addition to the foregoing, the Purchase Agreement contains representations and warranties made by BKV to BPPUS, relating to, among other things:
•
approval of the Transaction and Transaction Documents by the BKV Special Committee and the BKV Board;

•
valid issuance of the shares of Common Stock comprising the Company Stock Issuance;

•
documents filed by BKV with the SEC being timely and accurate;

•
disclosure controls and internal controls over financial reporting;

•
listing of Common Stock on the NYSE; and

•
receipt by the BKV Special Committee of a fairness opinion from Moelis.

In addition to the foregoing, the Purchase Agreement contains representations and warranties made by BPPUS to BKV, relating to, among other things:
•
approval of the Transaction and Transaction Documents by BPPUS board of directors, BPP Board and BPP Audit Committee;

•
due authorization, execution and delivery of the BPP Letter Agreement;

•
ownership of the limited liability company interests in the Power JV;

•
receipt by the BPP Audit Committee of a fairness opinion from Silom, independent financial advisor engaged by BPP; and

•
Banpu’s beneficial ownership of capital stock of BPP.

Exclusivity
Pursuant to the Purchase Agreement, BPPUS has agreed that it will not, and will not permit its affiliates, its representatives, or its respective affiliates’ directors, officers, employees, stockholders or representatives to, directly or indirectly:
•
initiate, solicit or knowingly facilitate or knowingly encourage the making of any proposal or offer from any person or group of persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the business of the Power JV, its assets, or any of the limited liability company interests in the Power JV, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”);

•
engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons (other than BKV) with respect to, or provide any material non-public information or data concerning, the Power JV to any person or group of persons (other than BKV) relating to any Alternative Transaction; or

•
approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction.

Commercially Reasonable Efforts
Each party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Purchase Agreement and the other Transaction Documents, including (a) cooperation in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Purchase Agreement and the other Transaction Documents; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers (provided that no party shall be required to pay any monies or incur any obligations or liabilities in order to obtain any such actions, consents, approvals or waivers, unless otherwise expressly set forth in the Purchase Agreement); and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by the Purchase Agreement and the other Transaction Documents.
Lock-Up
BPPUS will be subject to a 180-day lock-up following receipt of the Common Stock in the Company Stock Issuance, except that BPPUS may transfer 100% of the Common Stock received in the Company Stock Issuance to any controlled subsidiary of Banpu (other than BNAC) that has executed a written agreement acceptable to BKV expressly agreeing to be bound by a lock-up provision containing the obligations contained in the Purchase Agreement and after prior notice to and consultation with BKV regarding applicable SEC filings.

Conditions to Completion of the Transaction and Company Stock Issuance
Completion of the Transaction is subject to the satisfaction or waiver on or prior to the Closing of certain conditions as set forth in the Purchase, including, among others:
•
the BPP Stockholder Approval;

•
the absence of legal restraints preventing the consummation of the Transaction;

•
the accuracy of the representations and warranties contained in the Purchase Agreement (subject to certain qualifications);

•
the performance by the parties and BPP of their respective obligations under the Purchase Agreement and the BPP Letter Agreement, as applicable, in all material respects, including the entry by BKV and BPPUS into the A&R LLCA and the Registration Rights Agreement, and that BKV and the Power JV enter into the Amended ASA;

•
effectiveness of the Written Consent in accordance with its terms; and

•
the mailing of this Information Statement by BKV at least twenty (20) business days prior to the Closing.

Financing
The Purchase Agreement does not contain any financing-related Closing condition.
Termination of the Purchase Agreement
•
The Purchase Agreement may be terminated at any time prior to the Closing:

•
by the mutual prior written consent of BKV and BPPUS;

•
by either BKV or BPPUS (1) if the Closing has not occurred on or before June 30, 2026 or (2) if a governmental authority shall have issued, entered, promulgated or enacted any order or law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the Transaction;

•
by BKV if there has been any material breach by BPPUS of the Purchase Agreement or by BPP of the BPP Letter Agreement; or

•
by BPPUS if there has been any material breach by BKV of the Purchase Agreement;

provided, however, that (i) no party shall be entitled to terminate the Purchase Agreement if such party is then in material breach of any of its representations, warranties or covenants contained in the Purchase Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a respective condition to Closing and (ii) BPPUS shall not be entitled to terminate the Purchase Agreement if BPP is then in material breach of any of its covenants contained in any Transaction Document to which it is a party, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in the BPP Letter Agreement or the Purchase Agreement.
Effect of Termination
If the Purchase Agreement is terminated, it will immediately become void and have no effect, except that certain provisions of the Purchase Agreement, including, among others, the provisions relating to independent investigation, publicity, disclaimers, termination, expenses, notice information, governing law, consent to jurisdiction and waiver of jury trial will survive termination. Nothing shall relieve any party from liability for willful breaches of the Purchase Agreement prior to the time of such termination. BKV shall have no liability arising out of or relating to any breach by BNAC of its obligations under any Transaction Document.
Expenses
All fees and expenses incurred in connection with the Purchase Agreement, the other Transaction Documents and the Transaction will be paid by the party incurring such fees or expenses.

Amendment; Waiver
Any amendment, waiver or termination of, or consent required by, the Purchase Agreement by BKV will require the approval of the BKV Special Committee.
Governing Law
The Purchase Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

NO APPRAISAL OR DISSENTERS’ RIGHTS
Under the DGCL, the holders of shares of Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Company Stock Issuance or the Transaction.

THE POWER JV BUSINESS
Overview
The Power JV is a joint venture between BKV and BPPUS. The Power JV owns the Temple Plants, modern combined cycle gas and steam turbine power plants located in the ERCOT North Zone in Temple, Texas. Temple I and Temple II have an aggregate net generation capacity of approximately 1500 MW and each power plant delivers power to customers on the ERCOT power network in Texas. Temple I and Temple II have baseload design heat rates of approximately 6,904 Btu/kWh and 6,950 Btu/kWh, respectively, which are below the ERCOT CCGT average. The modern technology utilized at the Temple Plants enables them to respond to rapidly changing market signals in real time, ensuring the highest operational readiness during the time when electricity consumption peaks (in winter and summer), making the power plants well-suited to serve the various needs of the ERCOT market. In February 2023, the Power JV launched a retail marketing business to sell electricity to commercial, industrial, and residential retail customers in Texas through its wholly-owned subsidiary, BKV-BPP Retail, LLC, a Delaware limited liability company, under the brand name “BKV Energy”. Since its official launch, BKV Energy has built a portfolio of over 55,000 customers and is licensed to serve throughout the deregulated portions of Texas. The Power JV’s principal executive offices are located at 100 Congress Avenue, Suite 1551, Austin, Texas 78701 and its telephone number is (512) 605 6640. There is no established public trading market for a class of common equity for the Power JV.
Quantitative and Qualitative Disclosure About Market Risk
To reduce its exposure to fluctuations in the market price of electricity and natural gas, the Power JV enters into financially settled HRCOs (as defined below), which are contracts for the financial purchase and sale of power based on a floating price of natural gas at a predetermined location using a predetermined conversion factor, or heat rate, required to turn the fuel input into electricity. The Power JV is exposed to basis risk in its operations when its derivative contracts settle financially and it delivers physical electricity on different terms. For example, if the Power JV enters into a contract for the financial purchase and sale of power based on a floating price of natural gas at a predetermined location using a predetermined conversion factor, or heat rate, required to turn the fuel input into electricity (referred to as an “HRCO”), it hedges its electricity production based on an agreed price for that electricity, but physical electricity must be delivered to delivery points in the market it serves. The Power JV is exposed to basis risk between the hub price specified in the HRCO and the price that it receives for the sales of physical electricity. The Power JV attempts to hedge basis risk where possible, but hedging instruments are sometimes not economically feasible or available in the quantities that it requires. The Power JV’s hedging activities do not provide it with protection for all of its basis risk and could result in economic losses and liabilities, which could have a material adverse effect on the Power JV, and thus on our business, financial condition, results of operations, and cash flows. Additionally, by using derivative instruments to economically hedge exposure to changes in power prices, we could limit the benefit we would receive from increases in the power prices, which could have an adverse effect on our financial condition. Moreover, in the event the Power JV is not able to satisfy its obligations under the HRCO, it must purchase power at prevailing market prices to satisfy the HRCO. Likewise, increases in power pricing could limit the benefit we receive under HRCOs and may result in losses. Either such event could have a material adverse effect on the Power JV, and thus on our business, financial condition, results of operations, and cash flows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of December 4, 2025, the number of shares and percentage of Common Stock beneficially owned by:
•
each named executive officer and director of the Company;

•
all current executive officers and current directors of the Company as a group; and

•
each person known to the Company to beneficially own more than 5% of our Common Stock.

Applicable percentage ownership is based on 96,871,868 shares of Common Stock outstanding as of December 4, 2025. Except as otherwise indicated, (a) the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, (b) the current directors and executive officers have not pledged any of such shares as security and (c) the address of each beneficial owner listed in the table below is c/o BKV Corporation, 1200 17th Street, Suite 2100, Denver, Colorado 80202. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as applicable.
The following information has been presented in accordance with the SEC’s rules and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, beneficial ownership of a class of capital stock as of any date includes any shares of that class as to which a person, directly or indirectly, has or shares voting power or investment power as of that date and also any shares as to which a person has the right to acquire sole or shared voting or investment power as of or within 60 days of December 4, 2025.
	Beneficial Ownership
	Common Stock	Percentage of Beneficial Ownership
Name of Beneficial Owner	Shares	%
Named Executive Officers and Directors:
Christopher P. Kalnin	2,326,244(1)	2.40%
John T. Jimenez	245,783	*
David Tameron	7,176(2)	*
Eric S. Jacobsen	204,815(3)	*
Barry S. Turcotte	3,676(4)	*
Somruedee Chaimongkol	—	—
Joseph R. Davis	33,000	*
Akaraphong Dayananda	500	*
Kirana Limpaphayom	25,000	*
Carla S. Mashinski	—	—
Thiti Mekavichai	18,500	*
Charles C. Miller III	87,500	*
Sunit S. Patel	50,000	*
Anon Sirisaengtaksin	5,000	*
Chanin Vongkusolkit	—	—
Sinon Vongkusolkit	—	—
All current executive officers and current directors as a group(5) (20 persons)	3,283,730	3.39%
More than 5% Stockholders:
Banpu North America Corporation(6)	63,877,614	65.94%
Mountain Capital Management, LLC(7)	5,233,957	5.40%

*
Less than 1%.

(1)
Includes 25,926 shares of Common Stock underlying outstanding TRSUs that will vest on January 1, 2026, and 875,754 shares of Common Stock held by Mr. Kalnin’s spouse.

(2)
Includes 3,703 shares of Common Stock underlying outstanding TRSUs that will vest on January 1, 2026, and 600 shares of Common Stock held by Mr. Tameron’s sons.

(3)
Includes 11,852 shares of Common Stock underlying outstanding TRSUs that will vest on January 1, 2026.

(4)
Includes 2,222 shares of Common Stock underlying outstanding TRSUs that will vest on January 1, 2026.

(5)
Includes an aggregate 60,554 shares of Common Stock underlying outstanding TRSUs that will vest on January 1, 2026.

(6)
Based on a Schedule 13G filed by BNAC on November 13, 2024. Consists of shares of Common Stock held directly by BNAC, a wholly owned subsidiary of BOG, a wholly owned subsidiary of Banpu, a public company listed on the SET and the ultimate parent company of BKV, BNAC, BPP and BPPUS. The principal address of Banpu is 27th Floor, Thanapoom Tower, 1550 New Petchburi Road, Makkasan, Ratchathewi, Bangkok, Thailand.

(7)
Based on a Schedule 13G filed by Mountain Capital Management, LLC (“Mountain Capital”) on November 13, 2025. Such securities are directly held by Bedrock Energy Partners, LLC, an indirect subsidiary of Mountain Capital. Mountain Capital, through various subsidiary entities, indirectly owns and controls the reported securities. The principal address of Mountain Capital is 811 Louisiana Street, Suite 2600, Houston, Texas 77002.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE
BKV
None.
Power JV
None.

HOUSEHOLDING
As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified BKV of their desire to receive multiple copies of this Information Statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
BKV will promptly deliver, upon oral or written request and without charge, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the address or telephone number below or by email at investorrelations@bkvcorp.com. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact BKV at the address or telephone number below to request that only a single copy of an Information Statement be mailed in the future.
BKV Corporation
Attention: Secretary
1200 17th Street Ste. 2100,
Denver, CO 80202
(720) 375-9680

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and as a result, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov, as well as on our website at www.bkv.com. This Information Statement is also available in our website at www.bkv.com. However, information contained on our website is not intended to be incorporated by reference in this Information Statement and you should not consider that information a part of this Information Statement.
We make available free of charge through our website at www.bkvcorp.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file with, or furnish to, the SEC.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows information to be “incorporated by reference” into this Information Statement, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded by information in this Information Statement. The information that we later file with the SEC may update and supersede the information in this Information Statement. This Information Statement incorporates by reference the following documents and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement until Closing (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025, including those sections incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2025;

•
our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 9, 2025, for the fiscal quarter ended June 30, 2025 filed with the SEC on August 12, 2025 and for the fiscal quarter ended September 30, 2025 filed with the SEC on November 10, 2025;

•
our Current Reports on Form 8-K filed with the SEC on February 3, 2025, May 8, 2025, June 20, 2025, August 12, 2025, September 22, 2025, October 1, 2025, October 29, 2025, November 17, 2025, December 3, 2025 and December 18, 2025 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

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the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 25, 2024, as updated by the description of our securities contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025.

This Information Statement incorporates important business and financial information about BKV from documents that are not attached to this Information Statement. Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless the exhibit has been specifically incorporated by reference in the documents. You may obtain without charge a copy of documents that are incorporated by reference in this Information Statement by requesting them in writing or by telephone at the following address:
BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado
(720) 375-9680
If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. The information contained in this Information Statement speaks only as of the date indicated on the cover of this Information Statement unless the information specifically indicates that another date applies.

ANNEX A
Execution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
BANPU POWER US CORPORATION,
as Seller, and
BKV CORPORATION,
as Purchaser

Dated as of October 29, 2025

Schedules and Exhibits
Exhibit A Form of A&R Administrative Services Agreement
Exhibit B Form of A&R Company Agreement
Exhibit C Form of Assignment Agreement
Exhibit D Form of Registration Rights Agreement
Schedule KI Knowledge Individuals

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of October 29, 2025 (the “Execution Date”), is by and between Banpu Power US Corporation, a Delaware corporation (“Seller”) and BKV Corporation, a Delaware corporation (“Purchaser”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in Section 1.1.
RECITALS
WHEREAS, (i) Purchaser owns 50.0% of the issued and outstanding limited liability company interests of the Company (the “Interests”), and (ii) Seller owns the remaining 50.0% of the issued and outstanding Interests;
WHEREAS, Purchaser desires to acquire 50% of the Interests held by Seller (collectively, the “Acquired Interests”), such that, immediately following the Closing, the Interests would be owned 75% by Purchaser and 25% by Seller;
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, the Acquired Interests at the Closing in exchange for payment of the consideration specified in this Agreement;
WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has established a special committee thereof consisting only of independent and disinterested directors (the “Purchaser Special Committee”) to, among other things, consider and negotiate this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
WHEREAS, the Purchaser Special Committee has unanimously (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Purchaser and the Purchaser Stockholders (other than Banpu North America Corporation (“BNAC”)), and (ii) recommended that the Purchaser Board (x) approve and declare advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (y) submit the proposal to approve the Stock Issuance to the Purchaser Stockholders for approval, and (z) recommend that BNAC execute and deliver the Stockholder Consent;
WHEREAS, the Purchaser Board, upon the unanimous recommendation of the Purchaser Special Committee, has unanimously (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Purchaser and the Purchaser Stockholders in their capacity as such, (ii) approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) directed that the proposal to approve the Stock Issuance be submitted to the Purchaser Stockholders for approval, and (iv) resolved to recommend that BNAC execute and deliver the Stockholder Consent;
WHEREAS, the board of directors of Seller (the “Seller Board”) has duly (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Seller and Banpu Power Public Company Limited (“BPP”), its sole stockholder, and (ii) approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
WHEREAS, in connection with the entry by Purchaser and Seller into this Agreement, BNAC, in its capacity as a Purchaser Stockholder, duly executed and delivered a stockholder consent to Purchaser, such consent to be effective as of the date set forth therein, approving the Stock Issuance pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “Stockholder Consent”);
WHEREAS, as a condition to its willingness to enter into this Agreement and perform its obligations hereunder, Purchaser shall have received the duly executed Letter Agreement, by and among the Purchaser, BPP and Seller, dated as of the date hereof (“BPP Letter Agreement”); and
WHEREAS, the audit committee of BPP (the “BPP Audit Committee”) and the board of directors of BPP (the “BPP Board”) have (i) determined that the this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby (the “Transaction”), are advisable and fair to, and in the best interests of BPP and the BPP Shareholders, (ii) recommended to submit the Transaction to BPP Shareholders for BPP Shareholder Approval in accordance with applicable Law, and (iii) recommended that the BPP Shareholders approve the Transaction (the “BPP Board Recommendation”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.1   Certain Definitions.   For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“A&R Administrative Services Agreement” means the Amended and Restated Administrative Services Agreement by and between Purchaser and the Company, in the form attached to this Agreement as Exhibit A, to be executed and delivered by and between Purchaser and the Company at Closing.
“A&R Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, in the form attached to this Agreement as Exhibit B, to be executed and delivered by and between Seller and Purchaser at Closing.
“Acquired Interests” has the meaning set forth in the Recitals.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) except as set forth in Section 6.1, the Company will not be deemed to be an Affiliate of Purchaser or Seller or any of their respective Affiliates (other than any Subsidiaries of the Company); (ii) Purchaser shall not be deemed an Affiliate of Seller, BPP, BNAC or Banpu or of any of Banpu’s other Subsidiaries; and (iii) Seller shall not be deemed an Affiliate of Purchaser or of Purchaser’s Subsidiaries.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Transaction” has the meaning set forth in Section 6.7.
“Assignment Agreement” means the assignment of membership interests substantially in the form attached hereto as Exhibit C assigning the Acquired Interests to Purchaser.
“Banpu” means Banpu Public Company Limited.
“BNAC” has the meaning set forth in the Recitals.
“BPP” has the meaning set forth in the Recitals.
“BPP Audit Committee” has the meaning set forth in the Recitals.
“BPP Board” has the meaning set forth in the Recitals.
“BPP Board Recommendation” has the meaning set forth in the Recitals.
“BPP Capital Stock” means the registered and paid-up shares issued by BPP.
“BPP Letter Agreement” has the meaning set forth in the Recitals.
“BPP Shareholder Approval” has the meaning set forth in Section 5.2(d).
“BPP Shareholders” means the holders of BPP Capital Stock.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash Payment” has the meaning set forth in Section 2.2(b).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Net Debt” means, as of the Closing Date, an amount equal to (a) the aggregate amount of all Indebtedness of the Company and its Subsidiaries, minus (b) the aggregate amount of the Company’s and its Subsidiaries’ cash and cash equivalents (i) including cash contained in the Debt Service Reserve Account, as presented as part of the restricted cash account in the Company’s consolidated trial balance, and (ii) excluding any other restricted cash, security or customer deposits and cash held in escrow or trust accounts, in each case determined in accordance with GAAP and calculated without duplication.
“Closing Reference Price” means the average of the daily per share volume weighted average prices of shares of Purchaser Common Stock (as reported by Bloomberg L.P. (or a mutually agreed alternative service) under the function “VWAP”, as defined by the Bloomberg L.P. definition of “VWAP”) for each day that is a Trading Day (without regard to pre-open or after hours trading) during the twenty (20) consecutive Trading Days ending on and including the Trading Day immediately preceding the Execution Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means BKV-BPP Power, LLC, a Delaware limited liability company.
“Company Agreement” means the Limited Liability Company Agreement of the Company, dated as of October 29, 2021, by and between Purchaser and Seller.
“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, warranty, benefit plan, understanding, arrangement or legally binding commitment or undertaking of any nature.
“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares (or other units) of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person.
“Courts” has the meaning set forth in Section 10.3(b).
“Debt Service Reserve Account” has the meaning set forth in that certain Credit Agreement, dated as of July 10, 2023, by and among Temple Generation Intermediate Holdings II, LLC, as borrower, the guarantors and lenders from time to time party thereto, Beal Bank USA, as L/C issuing bank, and CLMG Corp., as administrative agent and collateral agent.
“Enforceability Exceptions” has the meaning set forth in Section 4.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Execution Date” has the meaning set forth in the Preamble.
“FINRA” means the Financial Industry Regulatory Authority of the United States.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.
“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court, any arbitration panel and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, the Electric Reliability Council of Texas, Inc. or its successor in function.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations (contingent or otherwise) of such Person to pay the deferred purchase or acquisition price for any property, goods or services, in each case, at the maximum amount payable in respect thereof (including earnouts, holdbacks, seller notes, or other similar obligations), provided that “Indebtedness” shall not include any trade payables, accrued expenses, or project-related payables incurred in the ordinary course of business, (c) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (d) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (e) obligations of such Person under a financing lease to the extent such obligations are required to be classified and accounted for as a finance lease (excluding any operating lease liabilities recognized in accordance with Accounting Standards Codification 842) on a balance sheet of such Person under GAAP, (f) all accrued but unpaid interest, redemption, breakage costs, or prepayment premiums or penalties, make-whole premiums, change in control or termination costs and any other fees and expenses relating to any of the foregoing obligations that become due in connection with the redemption, breakage, prepayment or termination of such obligations in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and (g) obligations of the types as described in clauses (a) through (f) above of other Persons for which such Person is responsible or liable, directly or indirectly, as obligor, surety, by Contract, or otherwise.
“Interests” has the meaning set forth in the Recitals.
“Knowledge” means the actual knowledge of the individuals listed in Schedule KI.
“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, or transfer restriction; provided, however, that the term “Lien” shall not include (i) any of the foregoing to the extent created by the Company Agreement (as amended and restated by the A&R Company Agreement) or (ii) any restrictions on the transfer or disposition of the Interests (including the Acquired Interests) imposed pursuant to the Securities Act or any other securities laws.
“Material Adverse Effect” means, with respect to a Person, any change, effect, event, matter or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, financial condition, or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes in, or conditions affecting, the economy in the United States, Thailand or any other country in the world; (ii) changes in, or conditions affecting, the financial markets in the United States, Thailand or any other country in the world; (iii) acts or failures to act by any Governmental Authority; (iv) changes in, or conditions affecting, the oil and gas or power industries, including changes in the prices of hydrocarbons; (v) hostilities, acts of war, sabotage, terrorism, military actions or other similar events or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (vi) natural disasters, including earthquakes, hurricanes, tornadoes, wildfires, floods, mudslides, tsunamis, storms and other similar force majeure events; (vii) any epidemic, pandemic or disease outbreak (including COVID-19); (viii) changes in Laws or GAAP, or in the interpretation thereof; (ix) any failure by the subject Party to meet any of its financial projections, forecasts, budgets or estimates, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, matter or circumstance underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or (x) the announcement, disclosure or pendency of this Agreement and the transactions contemplated hereby; in the case of clauses (i) through (viii), to the extent that such acts or events do not disproportionately affect the subject Party and its Affiliates, taken as a whole, relative to other similarly situated participants in the subject Party’s industry.
“NYSE” means the New York Stock Exchange.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
“Organizational Documents” means (i) with respect to either Party, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, and (ii) with respect to BPP, the memorandum of association and articles of association.
“Outside Date” means June 30, 2026.
“Party” means each of Purchaser and Seller, individually, and “Parties” means Purchaser and Seller, collectively.
“Permit” means the approval, authorization, consent, license, permit or certificate of a Governmental Authority.
“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Board” has the meaning set forth in the Recitals.
“Purchaser Common Stock” means the common stock of Purchaser, par value $0.01 per share.
“Purchaser Information Statement” has the meaning set forth in Section 6.4(a).
“Purchaser Special Committee” has the meaning set forth in the Recitals.
“Purchaser Stockholders” means the holders of Purchaser Common Stock.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached to this Agreement as Exhibit D to be executed and delivered by and between Seller and Purchaser at Closing.
“Representatives” means, as to any Person, its partners, employees, officers, directors, agents, managers, members, equityholders, owners, counsel, accountants, financial advisers and consultants.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 4.7.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Board” has the meaning set forth in the Recitals.
“SET” means The Stock Exchange of Thailand.
“Stock Consideration” has the meaning set forth in Section 2.2(b).
“Stockholder Consent” has the meaning set forth in the Recitals.
“Stock Issuance” means the issuance of the Stock Consideration pursuant to the terms of this Agreement.
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Company and its Subsidiaries shall not be considered a Subsidiary of Seller or Purchaser or any of their Affiliates.

“Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Purchaser Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Purchaser Common Stock is then listed.
“Transaction” has the meaning set forth in the Recitals.
“Transaction Documents” means this Agreement, the A&R Company Agreement, the A&R Administrative Services Agreement, the Assignment Agreement, the Registration Rights Agreement, the BPP Letter Agreement, the Stockholder Consent and each other document or agreement delivered pursuant hereto. Notwithstanding the foregoing, the Stockholder Consent shall not be deemed a Transaction Document for purposes of Article V (Representations and Warranties of Seller).
“Transfer Legend” has the meaning set forth in Section 6.9.
“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Purchaser Common Stock is then listed, or, if the Purchaser Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Purchaser Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Purchaser Common Stock or in any options contracts or futures contracts relating to the Purchaser Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
Section 1.2   Other Definitional and Interpretive Matters.
(a)   Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Breach.   When the term “breach” is used in this Agreement in the context of a covenant or agreement of a Person, the term includes a breach or failure to perform.
Calculation of Time Period.   When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The terms “day” and “days” mean and refer to calendar day(s).
Dollars.   Any reference in this Agreement to “$” shall mean U.S. dollars.
Exhibits.   The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number.   Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings.   The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein.   The words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including.   The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Article II
PURCHASE AND SALE OF THE ACQUIRED INTERESTS
Section 2.1   Purchase and Sale of the Acquired Interests.   Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, assign, convey, transfer and deliver the Acquired Interests to Purchaser, and Purchaser shall purchase and accept from Seller, the Acquired Interests, in each case, free and clear of any and all Liens, in exchange for the consideration set forth in Section 2.2.
Section 2.2   Consideration.
(a)   Subject to the other terms and conditions of this Agreement, as full consideration for the sale, assignment, conveyance, transfer and delivery of the Acquired Interests, the total consideration paid by Purchaser (the “Purchase Price”) will be an amount equal to: (x) 25% multiplied by (y) the amount equal to (A) $1,504,000,000 minus (B) Closing Date Net Debt.
(b)   At the Closing, Purchaser shall (i) pay to Seller in accordance with this Agreement an aggregate amount in cash equal to 50% of the Purchase Price (the “Cash Payment”) and (ii) issue to Seller a number of shares of Purchaser Common Stock (rounded down to the nearest whole share) (the “Stock Consideration”) equal to the quotient of (x) 50% of the Purchase Price divided by (y) the Closing Reference Price.
Article III
CLOSING; CLOSING DELIVERABLES
Section 3.1   Time and Place of Closing.   Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by the Transaction Documents (the “Closing”) will take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 900, Dallas, Texas, 75201 at 10:00 a.m. (Central Time) or remotely via electronic exchange of signatures, on the second Business Day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Section 8.1 and Section 8.2 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the Parties agree in writing (the “Closing Date”).
Section 3.2   Deliveries and Actions at Closing.
(a)   Purchaser Deliveries and Actions.   At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 3.2(b), Purchaser shall deliver, or cause to be delivered, to Seller, each of the following:
(i)   the Cash Payment to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Purchaser in advance of the Closing;
(ii)   the Assignment Agreement, duly executed by Purchaser;
(iii)   evidence reasonably satisfactory to Seller that irrevocable instructions have been given for the Stock Consideration to be deposited by book entry to the account of the Seller, such account designated in writing prior to Closing;
(iv)   evidence of the good standing of the Purchaser from the secretary of state of the State of Delaware within five (5) Business Days prior to Closing;
(v)   the Registration Rights Agreement, duly executed by Purchaser;
(vi)   the A&R Company Agreement, duly executed by Purchaser;
(vii)   the A&R Administrative Services Agreement, duly executed by Purchaser; and

(viii)   all other documents and instruments reasonably requested by Seller from Purchaser that are necessary to consummate the transactions contemplated by this Agreement.
(b)   Seller Deliveries and Actions.   At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 3.2(a), Seller shall deliver, or cause to be delivered to Purchaser, each of the following:
(i)   the Assignment Agreement transferring the Acquired Interests to Purchaser, duly executed by Seller;
(ii)   the Registration Rights Agreement, duly executed by Seller;
(iii)   the A&R Company Agreement, duly executed by Seller;
(iv)   the A&R Administrative Services Agreement, duly executed by the Company;
(v)   evidence of the good standing of Seller and the Company from the secretary of state of the State of Delaware within five Business Days prior to Closing;
(vi)   a duly completed and executed IRS Form W-9 from Seller; and
(vii)   all other documents and instruments reasonably requested by Purchaser from Seller that are necessary to consummate the transactions contemplated by this Agreement.
Section 3.3   Proceedings at Closing.   All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered at the Closing until all have been taken, executed and delivered.
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) that:
Section 4.1   Organization and Good Standing.   Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.
Section 4.2   Authorization of Agreement.
(a)   Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or will be at Closing) a party and, upon receipt and effectiveness of the duly executed Stockholder Consent, to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which Purchaser is (or will be at Closing) a party has been, subject to receipt and effectiveness of the duly executed Stockholder Consent, duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and, at Closing, each other Transaction Document to which Purchaser is a party will be, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by Seller and the other parties to the other Transaction Documents) this Agreement constitutes, and, at Closing, each other Transaction Document to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(b)   The Purchaser Special Committee has unanimously (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Purchaser and the Purchaser Stockholders (other than BNAC) and (ii) recommended that the Purchaser Board (x) approve and declare advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (y) submit the proposal to approve the Stock Issuance to the Purchaser Stockholders for approval, and (z) recommend that BNAC execute and deliver the Stockholder Consent. As of the Execution Date and the Closing Date, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(c)   The Purchaser Board, upon the unanimous recommendation of the Purchaser Special Committee, has unanimously (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Purchaser and the Purchaser Stockholders in their capacity as such, (ii) approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) directed that the proposal to approve the Stock Issuance be submitted to the Purchaser Stockholders for approval, and (iv) resolved to recommend that BNAC execute and deliver the Stockholder Consent. As of the Execution Date and the Closing Date, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(d)   Other than the Stockholder Consent, no other vote of the holders of Purchaser Common Stock is necessary to consummate the transactions contemplated hereby.
Section 4.3   Conflicts; Consents of Third Parties.
(a)   None of the execution and delivery by Purchaser of this Agreement or any other Transaction Document to which it is (or at Closing will be) a party, subject to the receipt and effectiveness of the duly executed Stockholder Consent, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(b)   No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document to which Purchaser is (or at Closing will be) a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act and applicable state securities and “blue sky” laws, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iii) such consents, waivers, approvals, Orders, Permits or authorizations of, declarations or filings with, or notifications to, any Person or Governmental Authority which are customarily made or obtained following the Closing or (iv) such other consents, waivers, approvals, Orders, Permits or authorizations of, declarations or filings with, or notifications to, any Person or Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the ability of Purchaser to enter into this Agreement or any other Transaction Document to which Purchaser is a party, or perform its obligations under or consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is a party.
Section 4.4   Litigation.   As of the Execution Date, there are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority (a) that question, challenge or otherwise adversely affect the validity of this

Agreement or any other Transaction Document to which Purchaser is (or will be at Closing) a party or any action taken or to be taken by Purchaser in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or any other Transaction Document to which Purchaser is (or will be at Closing) a party or (b) that would reasonably be expected to adversely affect in any material respect the ability of Purchaser to enter into this Agreement or any other Transaction Document to which Purchaser is (or will be at Closing) a party, or perform its obligations under or consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is (or will be at Closing) a party.
Section 4.5   Capitalization.
(a)   As of October 24, 2025, 89,971,784 shares of Purchaser Common Stock were issued and outstanding.
(b)   Except for the stock options, restricted stock units, appreciation rights and other awards issued or issuable under Purchaser’s equity based incentive plans in effect as of the Execution Date, there are no (i) securities exchangeable into, convertible into or exercisable for capital stock of Purchaser, that are issued, reserved for issuance or outstanding, (ii) warrants, calls, options or other rights to acquire from Purchaser, or other obligation of Purchaser to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock of Purchaser, (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Purchaser that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Purchaser or (iv) outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Purchaser Common Stock.
(c)   Purchaser has, and at the Closing will have, sufficient authorized but unissued Purchaser Common Stock to enable it to issue the Purchaser Common Stock comprising the Stock Consideration at the Closing.
Section 4.6   Valid Issuance.   The shares of Purchaser Common Stock constituting the Stock Consideration, with the effectiveness of the Stockholder Consent and when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Purchaser’s Organizational Documents, and will be free of any Lien, other than restrictions on transfer pursuant to applicable securities Laws.
Section 4.7   SEC Documents; Financial Information.
(a)   Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since its initial public offering in September 2024. All such documents, together with the exhibits and schedules thereto and all information incorporated therein by reference, are referred to herein as the “SEC Documents.” The SEC Documents, as of their respective dates, or if amended, corrected or superseded, as of the date of the last such amendment or corrective or superseding filing, (i) complied in all material respects with the applicable requirements of the Securities Act, as applicable, and (ii) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)   The consolidated financial statements (including the notes thereto) contained in the SEC Documents as of their respective dates of filing with the SEC (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in all material respects the consolidated financial position, results of operations, and cash flows of Purchaser and its consolidated Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)   Purchaser has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Purchaser, including its consolidated Subsidiaries, required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure; and that such information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Based on Purchaser’s management’s most recently completed assessment of Purchaser’s internal controls over financial reporting, Purchaser has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls.
Section 4.8   Listing Exchange.   The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE. Purchaser has not received any notification that the SEC is contemplating terminating such registration, or any notice of delisting from NYSE. No order of the SEC, FINRA or NYSE preventing or suspending trading in Purchaser Common Stock on the NYSE has been issued, and to the Knowledge of Purchaser, no such order is threatened.
Section 4.9   Opinion of Financial Advisor.   The Purchaser Special Committee has received the opinion of Moelis & Co, financial advisor to the Purchaser Special Committee, to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the “consideration” (as defined therein) to be paid by Purchaser in the Transaction is fair, from a financial point of view, to Purchaser.
Section 4.10   Investment Intent; Investment Experience.   Purchaser is a knowledgeable, sophisticated and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including the investment in the Acquired Interests, as contemplated by this Agreement, and is capable of evaluating the risks and merits associated with such investment in the Acquired Interests upon the terms and conditions set forth in this Agreement and the A&R Company Agreement. Purchaser acknowledges that it can bear the economic risk of its investment in the Acquired Interests and has such knowledge and experience in financial and business matters and in the industry in which the Company operates that it is capable of evaluating the merits and risks of an investment in the Acquired Interests. Purchaser acknowledges that the Interests, including the Acquired Interests, have not been registered under applicable federal and state securities laws and that following the Closing, may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer for sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws. Purchaser is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. Purchaser is acquiring the Acquired Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
Section 4.11   Independent Investigation.   Purchaser has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the Company and the risks related thereto. Purchaser further acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely on (a) the results of such independent investigation and (b) the express written representations, warranties and covenants made by each of the parties to each of the Transaction Documents, and on no other representations or warranties, including as to the accuracy or completeness of any information provided to Purchaser by or on behalf of Seller.
Section 4.12   Bankruptcy.   There are no bankruptcy, insolvency, reorganization or receivership proceedings pending with respect to, being contemplated by, or, to the Knowledge of Purchaser, threatened against Purchaser, and Purchaser is not insolvent.
Section 4.13   No Other Representations or Warranties.   Except for the representations and warranties contained in this Agreement, Purchaser does not make any other express or implied representation or warranty with respect to Purchaser, the Company, or the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, any of its Affiliates, or their respective officers, directors, employees, agents or representatives.
Article V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) that:
Section 5.1   Organization and Good Standing.   Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.2   Authorization of Agreement.
(a)   Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or will be at Closing) a party and, subject to the receipt of the BPP Shareholder Approval, to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which Seller is (or will be at Closing) a party has been duly and validly authorized by all requisite corporate action on the part of Seller, other than the receipt of the BPP Shareholder Approval. This Agreement has been, and, at Closing, each other Transaction Document to which Seller is a party will be, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other Parties) this Agreement constitutes, and, at Closing, each other Transaction Document to which Seller is a party will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.
(b)   The Seller Board has duly (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Seller and BPP, its sole stockholder, (ii) approved and declared advisable this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (iii) recommended that BPP, the sole stockholder of Seller, approve the entry by Seller into this Agreement. As of the Execution Date and the Closing Date, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(c)   The BPP Audit Committee and BPP Board have duly (i) determined that the Transaction is advisable and fair to, and in the best interests of BPP and the BPP Shareholders, (ii) recommended to submit the Transaction to the BPP Shareholders for BPP Shareholder Approval, in accordance with applicable Law and (iii) recommended that the BPP Shareholders approve the Transaction. Such determinations and recommendation are valid, binding, in full force and effect, and have not been rescinded, modified or withdrawn on the Execution Date and the Closing Date.
(d)   Under applicable Law, the approval of the BPP Shareholders holding not less than three-fourths (3/4) of the total votes of the shareholders attending the extraordinary general meeting of BPP Shareholders to be held to consider and vote upon the transactions contemplated in this Agreement and having the right to vote, excluding the votes of interested shareholders as required by Law, is required to approve this Transaction (the “BPP Shareholder Approval”).
(e)   The BPP Letter Agreement has been duly authorized, executed, and delivered, and constitutes the legal and valid action of BPP, enforceable in accordance with its terms. The BPP Letter Agreement has not been amended, supplemented, revoked, rescinded, or otherwise modified, remains in full force and effect as of the date hereof, and shall remain valid, binding, and enforceable through and as of the Closing Date.

Section 5.3   Conflicts; Consents of Third Parties.
(a)   None of the execution and delivery by Seller of this Agreement or any other Transaction Document to which it is (or will be at Closing) a party or, subject to the receipt of the BPP Shareholder Approval, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller or BPP with any of the provisions hereof or thereof (as applicable) will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Seller or BPP; (ii) any Contract or Permit to which Seller or BPP is a party or by which Seller or its properties or assets are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, affect the ability of Seller to consummate the transactions contemplated by this Agreement.
(b)   No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller or BPP in connection with the execution and delivery of this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party, the compliance by Seller or BPP with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby (as applicable) or the taking by Seller of any other action contemplated hereby or thereby, except for (i) filings required under, and compliance with other applicable requirements of, the SET, (ii) the BPP Shareholder Approval and any other consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the SET and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations of, declarations or filings with, or notifications to, any Person or Governmental Authority which are customarily made or obtained following the Closing.
Section 5.4   Litigation.   As of the Execution Date, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or BPP or to which Seller or BPP is otherwise a party before any Governmental Authority (a) that question, challenge or otherwise adversely affect the validity of this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party or any action taken or to be taken by Seller or BPP or any of their respective Affiliates in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party, or (b) that would reasonably be expected to adversely affect in any material respect the ability of Seller or BPP to enter into this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party, perform their respective obligations under or consummate the transactions contemplated by this Agreement or any other Transaction Document to which Seller or BPP is (or will be at Closing) a party.
Section 5.5   Ownership of the Acquired Interests.   Seller is the record and beneficial owner of, and has good and valid record and beneficial title to, the Acquired Interests, free and clear of any and all Liens. Other than the Interests held by Seller, Seller has no beneficial ownership of any other equity security of the Company or rights of any kind in the Company, including any rights to have any equity securities issued. Seller is not a party to any other Contract (other than this Agreement) that could require Seller to transfer, sell or otherwise dispose of, or grant any interest in or voting right with respect to, the Acquired Interests. At Closing, Seller will assign, convey, transfer and deliver to Purchaser good and valid title to the Acquired Interests, free and clear of any and all Liens.
Section 5.6   Investment Intent; Investment Experience.   Seller is a knowledgeable, sophisticated and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to investments in and dispositions of securities, including the investment in the Stock Consideration and the disposition of the Acquired Interests, as contemplated by this Agreement, and is capable of evaluating the risks and merits associated with such investment in the Stock Consideration and the disposition of the Acquired Interests upon the terms and conditions set forth in this Agreement. Seller acknowledges that it can bear the economic risk of its investment in the Stock Consideration and has such knowledge and experience in financial and business matters and in the industry in which Purchaser operates that it is capable of evaluating the merits and risks of an investment in the Stock Consideration. Seller acknowledges that the shares of Purchaser Common Stock comprising the Stock Consideration have not been registered under applicable federal and state securities laws and that following the Closing, the shares of Purchaser Common Stock comprising the Stock Consideration may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer for sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws. Seller is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. Seller is acquiring the Stock Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws. Seller has had an opportunity to discuss with Purchaser such matters relating to Purchaser’s business, operations, properties, assets, liabilities, financial condition or results of operations as the Seller deems necessary or appropriate with the advisers, including legal, tax and accounting advisers, that the Seller has elected to engage or with whom the Seller has elected to discuss such matters in connection with the Seller’s decision to sell the Acquired Interests and the other transactions contemplated by this Agreement.
Section 5.7   Independent Investigation.   Seller has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the Purchaser and Company and the risks related thereto. Seller further acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely on (a) the results of such independent investigation and (b) the express written representations, warranties and covenants made by Purchaser in this Agreement and on no other representations or warranties, including as to the accuracy or completeness of any information provided to Seller by or on behalf of Purchaser or the Company.
Section 5.8   Opinion of Independent Financial Advisor.   The BPP Audit Committee has received the opinion of Silom Advisory Company Limited, independent financial advisor engaged by BPP, addressed to the shareholders of BPP, to the effect that the transactions contemplated hereby and by the other Transaction Documents, are advisable and fair to, and in the best interests of, BPP. A true, correct and complete written copy of such opinion will be delivered promptly after the Execution Date to the Purchaser for informational purposes only.
Section 5.9   Ownership of BPP Capital Stock.   Banpu, together with its controlled Affiliates, beneficially owns 2,397,199,497 shares of BPP Capital Stock and does not own any Convertible Securities of BPP.
Section 5.10   Bankruptcy.   There are no bankruptcy, insolvency, reorganization or receivership proceedings pending with respect to, being contemplated by, or, to the Knowledge of Seller, threatened against Seller, and Seller is not insolvent.
Section 5.11   No Other Representations or Warranties.   Except for the representations and warranties contained in this Agreement, Seller does not make any other express or implied representation or warranty with respect to Seller or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any of its Affiliates, or their respective officers, directors, employees, agents or representatives. Seller has not made and expressly disclaims any representations with respect to the Company or the Acquired Interests, other than with respect to Seller’s ownership of the Acquired Interests as set forth in Section 5.5.
Article VI
COVENANTS
Section 6.1   Further Assurances.   Seller and Purchaser each agree (a) to cause the Company to execute and deliver the A&R Administrative Services Agreement at the Closing, and (b) that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Purchaser, causing the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Purchaser, causing the Company to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
Section 6.2   Tax Matters.   Seller and Purchaser agree (a) that Purchaser shall be permitted to cause an election to be made by the Company under Section 754 of the Code with respect to the purchase of the

Acquired Interests hereunder and (b) to cause their respective designees to the Board of Managers of the Company to approve any such election.
Section 6.3   Publicity.   Each Party hereto will not, and Seller and Purchaser will cause the Company not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser and Seller, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser and Seller, disclosure is otherwise required by applicable Law or by the applicable rules of NYSE or SET; provided, that, to the extent permitted by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the timing and content thereof.
Section 6.4   Purchaser Information Statement.
(a)   As promptly as reasonably practicable following the execution and delivery of this Agreement and the execution, delivery and effectiveness of the Stockholder Consent, Purchaser will prepare and file with the SEC (i) a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act (as amended or supplemented from time to time, the “Purchaser Information Statement”) containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent and the Stock Issuance and (ii) the notice of action by written consent required by Section 228(e) of the General Corporation Law of the State of Delaware.
(b)   Purchaser shall provide copies of the proposed final form of the Purchaser Information Statement to Seller such that Seller and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Purchaser shall consider in good faith any comments of such Persons and shall make Purchaser’s Representatives available to discuss such comments with such Persons. Purchaser shall provide Seller with copies of any written comments and inform Seller of the material terms of any oral comments that Purchaser receives from the SEC or its staff with respect to the Purchaser Information Statement promptly after the receipt of such comments and Purchaser shall prepare any proposed written or material oral responses to such comments and Purchaser shall give Seller a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Purchaser shall reasonably consider such comments in good faith. Purchaser will cause the Purchaser Information Statement to be transmitted to the holders of Purchaser Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Purchaser Information Statement.
Section 6.5   Defense of Litigation.
(a)   Each Party shall promptly advise the other Party of any Legal Proceeding commenced or, to such Party’s knowledge, threatened to be commenced, after the Execution Date, against such Party (and, in the case of Seller, references in this Section 6.5 to Seller (or any of its directors and officers) as a Party against whom Legal Proceedings are commenced by an equity holder shall also include BPP) or any of its directors or officers by an equity holder of such Party and relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, and shall keep the other Party reasonably informed regarding any such Legal Proceeding. Each Party shall, and shall use its reasonable best efforts to, cause its Representatives to cooperate with the other Party in the defense against any such Legal Proceeding.
(b)   Each Party shall give the other Party the opportunity to participate in the defense or settlement of any Legal Proceeding contemplated in Section 6.5(a) at the other Party’s own expense, and shall consider the other Party’s views with respect to such Legal Proceeding, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Legal Proceeding without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) unless such settlement, compromise, agreement, arrangement, order or judgment of such Legal Proceeding does not include an admission of liability or wrongdoing on the part of the other Party or the Company or any of their respective current or former directors or officers (to the extent such individuals are a party to such Legal Proceeding).

Section 6.6   Government Reviews.   Each Party shall, and shall cause its Affiliates to (and Seller and Purchaser shall jointly cause the Company to), take or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable so as to (a) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates or the Company and (b) enable the Parties to consummate and make effective the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Date.
Section 6.7   Exclusivity.   From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, and shall not permit its Affiliates, or any of its or its respective Affiliates’ directors, officers, employees, stockholders, or Representatives to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or knowingly encourage the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the business of the Company, its assets, or any of the Interests, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”), (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons (other than Purchaser) with respect to, or provide any material non-public information or data concerning, the Company to any Person or group of Persons (other than Purchaser) relating to any Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction.
Section 6.8   Lock-Up.   Until and through the date that is 180 days following the date on which the Stock Consideration is delivered to Seller, Seller will not (and will cause its Affiliates not to) offer, sell, execute a Contract to sell, pledge or otherwise dispose of, directly or indirectly, any Stock Consideration or securities convertible into or exchangeable or exercisable for any Stock Consideration, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock Consideration, whether any such aforementioned transaction is to be settled by delivery of the Stock Consideration or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement. Any certificates or book entry notation in respect of the Stock Consideration will contain a restrictive legend indicating the same, together with a customary restricted securities legend (collectively, the “Transfer Legend”). Notwithstanding the foregoing, this Section 6.8 will not prohibit a transfer, directly or indirectly, of 100% of the Stock Consideration to any controlled Subsidiary of Banpu (other than BNAC) that has executed a written agreement acceptable to Purchaser expressly agreeing to be bound by a lock-up provision containing the obligations contained in this Section 6.8 and after prior notice to and consultation with Purchaser regarding applicable SEC filings.
Section 6.9   Efforts.   Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including (a) cooperation in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers (provided that no Party shall be required to pay any monies or incur any obligations or liabilities in order to obtain any such actions, consents, approvals or waivers, unless otherwise expressly set forth in this Agreement); and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, nothing in this Section 6.9 shall modify, reduce, increase or otherwise diminish any Party’s rights or obligations under Section 6.6.

Article VII
DISCLAIMERS
Section 7.1   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, EACH PARTY HEREBY AGREES THAT NO OTHER PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED BY SUCH OTHER PARTY PRIOR TO THE CLOSING DATE (ORALLY OR IN WRITING) TO SUCH PARTY OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED SUCH PARTY OR ITS AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OTHER PARTY OR ANY OF ITS AFFILIATES).
Article VIII
CONDITIONS TO CLOSING
Section 8.1   Seller’s Conditions to Closing.   The obligations of the Seller to consummate the sale, assignment, transfer and delivery of the Acquired Interests and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
(a)   Representations.   The representations and warranties of Purchaser set forth in Article IV shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as would not (i) have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents to which it is a party or (ii) have a Material Adverse Effect on Purchaser.
(b)   Performance.   Purchaser shall have performed and complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement prior to or on the Closing Date.
(c)   No Order or Law.   No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force.
(d)   Deliveries.   Purchaser shall have delivered (or be ready, willing, and able to deliver at Closing) to Seller the documents and certificates to be delivered by Purchaser under Section 3.2(a).
(e)   Purchaser Information Statement.   At least twenty (20) Business Days shall have elapsed since the Purchaser delivered to the Purchaser Stockholders the Purchaser Information Statement (as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act)).
(f)   BPP Shareholder Approval.   The BPP Shareholder Approval shall have been obtained.
(g)   NYSE Matters.   The shares of Purchaser Common Stock comprising the Stock Consideration shall have been authorized for listing on NYSE, subject to official notice of the issuance.
(h)   Seller shall not be entitled to assert failure of any condition in this Section 8.1 if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, or if BPP is in breach of its obligations under any Transaction Document, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in this Section 8.1.
Section 8.2   Purchaser’s Conditions to Closing.   The obligations of the Purchaser to consummate the sale, assignment, transfer and delivery of the Acquired Interests, and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:

(a)   Representations.   The representations and warranties of Seller set forth in Article V shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as would not (i) have a material adverse effect on the ability of Seller or BPP to consummate the transactions contemplated by the Transaction Documents to which it is a party or (ii) have a Material Adverse Effect on the Seller or the Company.
(b)   Performance.   Seller and BPP shall have performed and complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement and the BPP Letter Agreement, as applicable, prior to or on the Closing Date.
(c)   No Order or Law.   No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force.
(d)   Deliveries.   Seller shall have delivered (or be ready, willing, and able to deliver at Closing) to Purchaser the documents and certificates to be delivered by Seller under Section 3.2(b).
(e)   Purchaser Information Statement.   At least twenty (20) Business Days shall have elapsed since the Purchaser delivered to the Purchaser Stockholders the Purchaser Information Statement (as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act)).
(f)   BPP Shareholder Approval.   The BPP Shareholder Approval shall have been obtained.
(g)   BNAC Stockholder Consent.   The duly executed Stockholder Consent shall have been delivered to Purchaser and become effective, and not been rescinded, modified or withdrawn.
(h)   NYSE Matters.   The shares of Purchaser Common Stock comprising the Stock Consideration shall have been authorized for listing on NYSE, subject to official notice of the issuance.
(i)   Purchaser shall not be entitled to assert failure of any condition in this Section 8.2 if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in this Section 8.2.
Article IX
TERMINATION
Section 9.1   Termination.   This Agreement may be terminated at any time prior to Closing:
(a)   by the mutual prior written consent of Purchaser and Seller;
(b)   by either Purchaser or Seller, by written notice to the other Party on or after the Outside Date, if Closing has not occurred on or before the Outside Date;
(c)   by either Purchaser or Seller, by written notice to the other Party, if a Governmental Authority shall have issued, entered, promulgated or enacted any Order or Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby;
(d)   by Purchaser, by written notice to Seller, if there has been (i) a breach of a representation and warranty made by Seller in this Agreement where such breach would result in the failure of any of the conditions set forth in Section 8.2, or (ii) a breach of covenant set forth in this Agreement or the BPP Letter Agreement to be performed, complied with or satisfied by Seller or BPP, respectively (including a failure to close in accordance with the terms and subject to the conditions in this Agreement) where such breach would result in the failure of any of the conditions set forth in Section 8.2 to be capable of being satisfied by the Outside Date (provided that Purchaser has provided written notice of such breach or failure to perform to Seller, and such breach or failure has not been cured by the earlier of (A) within ten (10) Business Days after the delivery of such notice and (B) one (1) Business Day prior to the Outside Date); or
(e)   by Seller, by written notice to Purchaser, if there has been (i) a breach of a representation and warranty made by Purchaser in this Agreement where such breach would result in the failure of any of the conditions set forth in Section 8.1, or (ii) a breach of covenant set forth in this Agreement to be performed, complied with or satisfied by Purchaser (including a failure to close in accordance with the terms and subject to the conditions in this Agreement) where such breach would result in the failure of any of the conditions set forth in Section 8.1 to be capable of being satisfied by the Outside Date (provided that Seller has provided written notice of such breach or failure to perform to Purchaser, and such breach or failure has not been cured by the earlier of (A) within ten (10) Business Days after the delivery of such notice and (B) one (1) Business Day prior to the Outside Date).
provided, however, that (i) no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(b), (d), or (e) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in Section 8.1 or Section 8.2, as applicable and (ii) Seller shall not be entitled to terminate this Agreement pursuant to Section 9.1(b), (c), or (e) if BPP is then in material breach of any of its covenants contained in any Transaction Document to which it is a party, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in the BPP Letter Agreement or this Agreement.
Section 9.2   Effect of Termination.   If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.11 (Independent Investigation), Section 4.13 (No Other Representations or Warranties); Section 5.7 (Independent Investigation); Section 5.11 (No Other Representations or Warranties); Section 6.3 (Publicity), Article VII (Disclaimers), Article IX (Termination), and Article X (Miscellaneous), together, in each case, with any related definitional provisions of Section 1.1 (Certain Definitions), which shall continue in full force and effect); provided, that nothing contained herein shall relieve any Party from liability for willful breaches of this Agreement prior to the time of such termination; provided, further, that Purchaser shall have no liability arising out of or relating to any breach by BNAC of its obligations under any Transaction Document.
Article X
MISCELLANEOUS
Section 10.1   Expenses.   Each Party hereto shall be responsible for the payment of all fees and expenses incurred by it in connection with the negotiation and preparation of this Agreement and all other agreements and documents ancillary hereto and the transactions contemplated hereby and thereby.
Section 10.2   Entire Agreement; Amendments and Waivers.
(a)   This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the Parties or any of them with respect to the subject matter hereof or thereof. All Exhibits hereto are expressly made a part of this Agreement.
(b)   The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the Parties, and compliance with any term or provision hereof may be waived only by a written instrument executed by each Party entitled to the benefits of the same. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(c)   Prior to the Closing, without the consent of the Purchaser Special Committee, the Purchaser Board shall not (i) eliminate, revoke or diminish the authority of the Purchaser Special Committee or (ii) remove or cause the removal of any director of the Purchaser Board that is a member of the Purchaser Special Committee. For the avoidance of doubt, any amendment, waiver or termination of, or consent required by, this Agreement by Purchaser shall require the approval of the Purchaser Special Committee. The Purchaser Special Committee (and, for so long as the Purchaser Special Committee is in existence, only the Purchaser Special Committee) may pursue any Legal Proceeding with respect to breaches of this Agreement on behalf of the Purchaser.
Section 10.3   Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.
(a)   This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without regard to any principles of conflicts of law that would result in the application of the Laws of any other jurisdiction.
(b)   Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such Legal Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that neither of such courts has jurisdiction over such Legal Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Legal Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (and agrees not to commence any Legal Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.4 to such Party’s address set forth in Section 10.4 (or to such other address as any Party shall have furnished to the others in accordance with the terms of Section 10.4) will be effective service of process for any Legal Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such Legal Proceeding brought in any such Court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Legal Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.
(c)   EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.
Section 10.4   Notices.   All notices and other communications to be delivered pursuant to Section 10.3(b) shall be in writing and shall be given by delivery in person or by FedEx or other internationally recognized overnight courier (return receipt requested and with postage prepaid thereon). All other notices and communications under this Agreement or in connection herewith shall be given by e-mail transmission to the Parties at the respective addresses set forth below (or at such other address as any Party shall have furnished to the others in accordance with the terms of this Section 10.4). All notices and other communications that are addressed as provided in or pursuant to this Section 10.4 shall be deemed duly and validly received (a) if delivered in person or by FedEx or other internationally recognized overnight courier, upon delivery and (b) if delivered by e-mail transmission, upon transmission thereof.
If to Purchaser:
BKV Corporation
1200 17th St Suite 2100
Denver, CO 80202
Attn: Legal Department
Email: [***]
with a copy, which shall not constitute notice, to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, TX 75201
Attn: Samantha Crispin
Email: [***]
If to Seller:
Banpu Power US Corporation
100 Congress Avenue, Suite 1551
Austin, Texas 78701
Attn: Mr. Paul Didsayabutra
Email: [***]
with copies via email to:
Banpu Power Public Company Limited
Attn: Mr. Dechaphong Yuwaprecha and Mr. Issara Niropas
Email: [***], [***]
Section 10.5   Severability.   In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 10.6   Binding Effect; Assignment; Third Party Beneficiaries.   This Agreement shall be binding solely upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void.
Section 10.7   Specific Performance.   The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Parties, and the Parties would not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including Seller’s obligation to sell the Acquired Interests to Purchaser and Purchaser’s obligation to purchase the Acquired Interests from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction (subject to Section 10.3(b)), and appropriate injunctive relief may be applied for and granted in connection therewith. Each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 10.8   Counterparts.   This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which shall constitute one and the same instrument. Each Party’s delivery of any executed counterpart signature page by electronic transmission (including .pdf format) is as effective as executing and delivering this Agreement in the presence of the other Party, and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers as of the Execution Date.
SELLER:
BANPU POWER US CORPORATION
By:
/s/ Paul Didsayabutra

Name: Paul Didsayabutra
Title:  Authorized Director
By:
/s/ Issara Niropas

Name: Issara Niropas
Title:  Authorized Director
[Signature Page to Membership Interest Purchase Agreement]

PURCHASER:
BKV CORPORATION
By:
/s/ Chris Kalnin

Name: Chris Kalnin
Title:   Chief Executive Officer
[Signature Page to Membership Interest Purchase Agreement]

ANNEX B
October 28, 2025
Special Committee of the Board of Directors
BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Members of the Special Committee:
You have requested our opinion as to the fairness, from a financial point of view, to BKV Corporation (the “Purchaser”) of the Consideration (as defined below) to be paid by the Purchaser pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”) to be entered into between the Purchaser and Banpu Power US Corporation (the “Seller”). As more fully described in the Purchase Agreement, the Purchaser will acquire from the Seller 50% of the issued and outstanding limited liability company interests (the “Interests”) of BKV-BPP Power, LLC (the “Company”) held by the Seller such that, immediately following the closing, the Interests would be owned 75% by Purchaser and 25% by Seller (the “Transaction”), for aggregate consideration of $376,000,000 (the “Consideration”) reflecting that 25% of the Interests will be acquired by the Purchaser in the Transaction based on an enterprise value of $1,504,000,000, subject to adjustment for 25% of Closing Date Net Debt (as defined in the Purchase Agreement), such adjustment as specified in the Purchase Agreement (as to which we express no opinion), to be paid 50% in cash and 50% in shares of the common stock, par value $0.01 per share (“Purchaser Common Stock”), of the Purchaser.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to the Purchaser; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Purchaser, including financial forecasts provided to or discussed with us by the management of the Purchaser; (iii) reviewed information regarding the capitalization of the Company and the Purchaser furnished to us by the Purchaser; (iv) reviewed certain internal information relating to the expected tax basis step-up to result from the Transaction and the resulting impact on cash flows (the “Expected Tax Basis Step-Up”) furnished to us by the Purchaser; (v) conducted discussions with members of the senior management and representatives of the Purchaser, concerning the information described in clauses (i) through (iv) of this paragraph, as well as the businesses and prospects of the Company generally; (vi) reviewed the reported prices and trading activity for the Purchaser Common Stock; (vii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (viii) reviewed the financial terms of certain other transactions that we deemed relevant; (ix) reviewed (a) a draft, dated October 26, 2025 of the Purchase Agreement, (b) a draft, dated October 26, 2025 of the Amended and Restated LLC Agreement of the Company (the “LLC Agreement”) and (c) a draft letter agreement (the “Letter Agreement”) dated October 26, 2025 by and among the Purchaser, the Seller and Banpu Power Public Company Limited (the Purchase Agreement, the LLC Agreement and the Letter Agreement, collectively the “Transaction Agreements”); and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our analysis and opinion, we have relied on the information supplied to, discussed with or reviewed by us being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any such information). We have also relied on the representation of the Purchaser’s management that they are not aware of any facts or circumstances that would make any information supplied to us by Purchaser inaccurate or misleading. We have relied upon, without independent verification, the assessment of the Purchaser and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and the Expected Tax Basis Step-Up referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Purchaser as to the future performance of the Company. We also have assumed at your direction that the future financial results and the Expected Tax Basis Step-Up will be achieved at the times and in the amounts projected. We have also assumed at your direction that the value of Purchaser Common Stock to be issued in the Transaction is equal to the Closing Reference Price (as defined in the Purchase Agreement). We express no views as to the reasonableness of any financial forecasts or the Expected Tax Basis Step-Up or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Purchaser, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Purchaser’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Purchaser. Our opinion does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of any of the Transaction Agreements or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the Purchaser. We express no opinion as to what the value of Purchaser Common Stock actually will be when issued pursuant to the Transaction or the prices at which Purchaser Common Stock may trade at any time. In rendering this opinion, we have assumed that the final executed form of the Transaction Agreements will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Transaction Agreements are accurate and correct, and that the parties to the Transaction Agreements will comply with all the material terms of the Transaction Agreements. We have assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the majority of which is contingent upon the consummation of the Transaction. We previously received a report fee in connection with our engagement. We also became entitled to receive a fee upon the substantial completion by us of the work in connection with rendering this opinion, regardless of the conclusions reached herein. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Purchaser and the Seller. In the past two years prior to the date hereof, we have not otherwise provided investment banking and other services to the Purchaser, the Company, or the Relevant Parties (as defined in our engagement letter entered into in connection with this engagement (the “Engagement Letter”). In the future we may provide such services to the Purchaser, the Company and the Relevant Parties and would expect to receive compensation for such services.
This opinion is solely for the use and benefit of the Special Committee of the Board of Directors of the Purchaser (solely in its capacity as such) in its evaluation of the Transaction and may not be disclosed to or relied upon by any stockholders or any other person, except as contemplated by the Engagement Letter. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Purchaser, the Company or the Seller. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

B-2

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Purchaser in the Transaction is fair, from a financial point of view, to the Purchaser.
Very truly yours,
/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

B-3

ANNEX C
BKV-BPP POWER, LLC
(A DELAWARE LIMITED LIABILITY COMPANY)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
Dated as of
[•]

C-i

C-ii

SCHEDULES AND EXHIBITS
Exhibit A	Members and Ownership Percentages
Schedule 2.6	Representations and Warranties
Schedule 4.2	Reporting Requirements
Schedule 8.2	Board Members
Schedule KI	Knowledge Individuals

C-iii

BKV-BPP POWER, LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This Amended and Restated Limited Liability Company Agreement (as amended or supplemented from time to time, this “Agreement”) is entered into as of [•] (the “Effective Date”) by and between BKV Corporation, a Delaware corporation (“BKV”), with a business address of 1200 17th Street, Suite 2100, Denver, Colorado 80202, and Banpu Power US Corporation, a Delaware corporation (“BPPUS”), with a business address of c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, as members of BKV-BPP Power, LLC, a Delaware limited liability company (the “Company”). BKV and BPPUS are hereinafter each individually referred to as a “Member” and, collectively as the “Members.”
RECITALS:
A.   The Company was formed, effective as of July 30, 2021, as a result of filing its Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act. The Certificate of Formation, as amended from time to time, is referred to herein as the “Certificate.”
B.   The Members entered into that certain Limited Liability Company Agreement, dated October 29, 2021 (the “Original Agreement”) under the Act to set forth their rights and responsibilities with respect to the Company and its business and affairs.
C.   On the date hereof, pursuant to that certain Membership Interest Purchase Agreement, dated as of October 29, 2025, by and among the Members (the “MIPA”), BPPUS has agreed to sell and BKV has agreed to buy, 50% of the Membership Interests owned by BPPUS (the “Transferred Interests”) such that, upon the closing of such purchase and sale of the Transferred Interests, the Ownership Percentages of the Members are as set forth in Exhibit A hereto.
D.   The Members view the Company as instrumental in the Members’ shared goal to develop and grow the Business (as defined below) in the United States. The Members desire and intend for the Company to create value and long-term success for the Members. The Members further desire to work together in good faith to promote the growth, stability and efficient operation of the Company and its Subsidiaries. It is the intent of the Members to consider (among other factors as each, in its sole discretion, desires) the best interests of the Company, and in exercising their respective rights hereunder, to employ commercially reasonable efforts to foster and maintain a cooperative and strategic partnership with the other Member. The Members acknowledge that, while BKV shall be responsible for the day-to-day management of the Company, BPPUS intends to support the Company and participate in its business operations, including through contributing additional capital for new investments for the benefit of the Company. The Members acknowledge and agree that this recital of the parties’ intent shall not create any fiduciary or other duties or obligations of such Members or their representatives to each other or any other Person.
E.   The Members are entering into this Agreement to amend and restate the Original Agreement in its entirety to effect the continued operation of the Company on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT:
ARTICLE 1. DEFINITIONS
1.1   Definitions.   Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.
“Act” means the Limited Liability Company Act of the State of Delaware.
“Adjusted Capital Account” — See Section 5.3.

“Administrative Services Agreement” — See Section 4.8.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this Agreement, (i) the Company will not be deemed to be an Affiliate of BKV or BPPUS or any of their respective Affiliates (other than any subsidiaries of the Company); (ii) BKV and BPPUS and their respective Affiliates (other than any subsidiaries of the Company) will not be deemed Affiliates of the Company or its subsidiaries; (iii) BKV shall not be deemed an Affiliate of BPPUS or of any of BPPUS’s subsidiaries; and (iv) BPPUS shall not be deemed an Affiliate of BKV or of BKV’s subsidiaries.
“Agreement” — See preamble.
“Alternative Delaware Courts” — See Section 11.8.
“Approved Budget” — See Section 4.4.
“Approved Capital Call” — See Section 3.2(a).
“Approved Strategic Investment” means any one or more (or combination of) strategic acquisition (including by asset acquisition, creation or acquisition of a new subsidiary or an investment in equity interests) or project development (including a joint venture arrangement for a new project or reaching the final investment decision on an existing project) of power generation, transmission or delivery (or related) businesses or assets, in each case that has been approved by the Board, is consistent with the Strategic Plan and is within the scope of the definition of the Business.
“BKV” — See preamble.
“BKV-Appointed Board Member” means any individual appointed to the Board by BKV.
“BKV Common Stock” — See Section 9.8(a).
“BKV Competitor” means any Person or any Affiliate of any such Person, that is engaged in, or has publicly announced a firm intention to engage in, the Business in the United States.
“Board” — See Section 8.1.
“Board Member” means any member of the Board.
“Board Reserved Matters” — See Section 8.12.
“Book Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:
(a)   the initial Book Value of any asset other than cash contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution as determined by the Board;
(b)   the Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, at each of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member for more than a de minimis contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest; (iii) the grant of a Membership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)   the Book Value of any asset other than cash of the Company which is distributed to any Member shall be adjusted to equal the gross fair market value of such asset (taking into account Code Section 7701(g)) on the date of distribution as determined by the Board;

(d)   the Book Value of any asset of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this paragraph (d) to the extent the Board determines that an adjustment pursuant to paragraph (b) above is reasonably necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
(e)   if the Book Value of an asset of the Company has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the amount of depreciation, amortization or cost recovery allowance determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g), rather than by the amount of depreciation, amortization or cost recovery allowance taken into account in determining taxable income or loss.
“Borrower Contribution” — See Section 3.3
“Borrowing Member” — See Section 3.2(c).
“BPP” means Banpu Power Public Company Limited.
“BPPUS” — See preamble.
“BPPUS-Appointed Board Member” means any individual appointed to the Board by BPPUS.
“Business” means all business activities related to the generation, transmission and delivery of power and the sale of electricity in which the Company may engage from time to time, including the direct or indirect acquisition, development, ownership, operation, management, maintenance, financing, administration and improvement of power generation facilities and power generation, transmission, or delivery (or related) businesses and assets, including, without limitation, the Projects, BKV-BPP Retail, LLC, and BKV-BPP Solar, LLC. For the avoidance of doubt, Business activities include entry into power purchase agreements and strategic joint ventures with third parties.
“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Fort Worth, Texas are authorized or required by law to close. If a date set for any action hereunder is not a Business Day then such date for action shall be the next succeeding day that is a Business Day.
“Capital Account” — See Section 5.1.
“Capital Contributions” means, for each Member, the sum of (i) such Member’s capital contributions to the Company made prior to or on the Effective Date, as adjusted pursuant to Section 3.1 to reflect the purchase and sale of the Transferred Interests on the Effective Date, (ii) such Member’s additional capital contributions made to the Company under Section 3.2, and (iii) conversion of a Company Loan or Member Capital Loan into a Capital Contribution under Section 3.3, in each case, as adjusted pursuant to Section 5.1 or Section 9.2 to reflect any transfers of Membership Interests.
“Certificate” — See Recitals.
“Chairperson” — See Section 8.4.
“Chancery Court” — See Section 11.8.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” — See preamble.
“Company Loan” — See Section 3.2(c).
“Company Minimum Gain” — See Section 5.4(a).
“Confidential Information” — See Section 11.12.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity, by contract or otherwise.

“Covered Person” means any of: (i) any Member, (ii) BKV and its representatives and agents in carrying out the power and authority delegated to BKV in Section 8.1(b), and (iii) any Board Member.
“Designated Individual” — See Section 4.6.
“Dragged Member” — See Section 9.6(a).
“Effective Date” — See preamble.
“EIRR” — See Section 9.6(a).
“Emergency” means any situation or event, as determined in good faith by BKV, which results in a state that calls for immediate action that without such action may result in disruption to the operation of the Business, significant loss of or damage to property, loss of life or significant injury to any person or party and/or adverse impacts on a third party, accidental pollution, or a threat to the Company or its Affiliates’ reputation.
“Equity Securities” — See Section 9.7(a).
“Equity Swap Election Period” — See Section 9.8(a).
“Equity Swap Option” — See Section 9.8(a).
“Equity Swap Option Election Notice” — See Section 9.8(b).
“Equity Swap Option Closing” — See Section 9.8(c).
“Fiscal Year” — See Section 4.7.
“Funding Member” — See Section 3.2.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any governmental or quasi-governmental authority or official, including, without limitation, any federal, state, territorial, county, district, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department, other instrumentality, political unit, subdivision or official, whether domestic or foreign.
“IFRS” means the International Financial Reporting Standards.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means the actual knowledge of the individuals listed in Schedule KI.
“Lending Member” — See Section 3.3.
“Material Contract” means any binding contract to which the Company or any of its Subsidiaries is a party or otherwise bound under which the aggregate annual expenditures by the Company (on a consolidated basis) exceed (i) $75,000,000 per transaction per year, or (ii) $25,000,000 per transaction per year and the regular term of such contract (without giving effect to extension options) is in excess of three years.
“Material Developments” means any occurrence or event that has had or would reasonably be likely to have a material and adverse effect on the operations of the Company.
“Member” — See preamble and Section 9.3(b).
“Member Capital Loan” — See Section 3.2(c).
“Member Nonrecourse Debt” — See Section 5.4(c).
“Member Nonrecourse Debt Minimum Gain” — See Section 5.4(c).
“Membership Interest” means an interest in the Company owned by a Member, including such Member’s share of the Company’s net profits, net losses and distributions of the Company’s assets pursuant to this

Agreement and the Act, and subject to Section 9.2 and Section 9.3, such Member’s rights and obligations with respect to such interest pursuant to this Agreement and the Act, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Members hereunder or pursuant to the Act.
“MIPA” — See Recitals.
“Monthly BPPUS Director Meeting” — See Section 8.11.
“Net Available Cash” means, for any fiscal quarter and without duplication, the gross cash proceeds of the Company’s operations and other income, less all operating expenses, debt service then due and payable, maintenance and capital expenditures, and such reasonable reserves for working capital, costs associated with pursuing Approved Strategic Investments, costs associated with evaluating potential growth or expansion investments, projects or other opportunities as potential Approved Strategic Investments and for other requirements that are contemplated by the Approved Budget or approved by the Board.
“Nonrecourse Deductions” — See Section 5.4(b).
“Non-ROFO Member” — See Section 9.4(a)
“Non-ROFO Member Offer” — See Section 9.4(b)
“Notices” — See Section 11.1.
“Original Agreement” — See Recitals.
“Original Members” — See Section 9.7(a)
“Ownership Percentage” means, with respect to a Member as of any date, the percentage obtained by dividing (a) the amount of Capital Contributions made by such Member as of such date, by (b) the aggregate amount of all Capital Contributions made by all Members as of such date. The Members’ respective Ownership Percentages will be set forth in Exhibit A.
“Other Enterprise” — See Section 7.4.
“Partnership Representative” — See Section 4.6.
“Partnership Tax Audit Rules” means the centralized partnership audit regime under Subchapter C of Chapter 63 of the Code (§§ 6221-6241), as amended, and the Treasury Regulations.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.
“Preemptive Rights Notice” — See Section 9.7(b).
“Profits” and “Losses” mean for each Fiscal Year or other relevant period, an amount equal to the Company’s items of taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code with the following adjustments:
(a)   any income which is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;
(b)   any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;
(c)   if the Book Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Sections 5.4 – 5.6, be taken into account for the purpose of computing Profit or Loss;

(d)   gain or loss on sale or other disposition of any asset of the Company shall be determined by reference to the Book Value of the asset disposed, rather than the adjusted tax basis of such asset and, in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account the amount of depreciation, amortization or cost recovery allowance determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for such Fiscal Year or other period;
(e)   to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(f)   any items which are specially allocated pursuant to Sections 5.3 – 5.6 hereof shall not be taken into account for the purpose of computing Profit or Loss; provided, however, that the amounts of the items of income, gain, loss or deduction available to be specifically allocated pursuant to Sections 5.4 – 5.6 will be determined by applying the rules analogous to those set forth in paragraphs (a) – (e) of this definition.
“Project Subsidiaries” means (i) the Subsidiaries of the Company that own the Projects and (ii) at the time of the relevant determination, any other then-existing operating Subsidiary that is material to the Business.
“Projects” means the Temple I Project and Temple II Project.
“Qualified Sale” — See Section 9.6.
“Regulatory Allocations” — See Section 5.6.
“Reporting Requirements” — See Section 4.2.
“ROFO Closing Deadline” — See Section 9.4(c).
“ROFO Election Period” — See Section 9.4(b).
“ROFO Interests” — See Section 9.4(a).
“ROFO Member” — See Section 9.4(a).
“ROFO Notice” — See Section 9.4(a).
“ROFO Offer Notice” — See Section 9.4(e).
“SOFR” means the Secured Overnight Financing Rate.
“Strategic Plan” means the long-term strategic plan for the Business prepared and updated by BKV from time to time as contemplated by the Administrative Services Agreement.
“Subsequent Purchase” — See Section 9.7(b).
“Subsidiary” when used with respect to the Company, means any Person (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by the Company, and (ii) that is Controlled by the Company.
“Tag-Along Notice” — See Section 9.4(b).
“Tag-Along Portion” — See Section 9.4(c).
“Tag-Along Sale” — See Section 9.4(a).

“Temple I Project” means the Temple I combined cycle gas turbine facility in Temple, Texas, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, cooling and waste water management facilities and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical output of such plant, and all other improvements and other assets related to the ownership, operation and maintenance of such plant and associated equipment.
“Temple II Project” means the Temple II combined cycle gas turbine facility in Temple, Texas, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, cooling and waste water management facilities and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical output of such plant, and all other improvements and other assets related to the ownership, operation and maintenance of such plant and associated equipment.
“Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the BKV Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the BKV Common Stock is then listed.
“Transferred Interests” — See Recitals.
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unfunded Amount” — See Section 3.2.
“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the BKV Common Stock is then listed, or, if the BKV Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the BKV Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the BKV Common Stock or in any options contracts or futures contracts relating to the BKV Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
ARTICLE 2. FORMATION OF THE COMPANY
2.1   Organization.   The Company was formed as a Delaware limited liability company by the filing of the Certificate pursuant to the Act. The Certificate may be restated as provided in the Act or amended to change the address of the office of the Company in Delaware and the name and address of its registered agent in Delaware or to make corrections required by the Act. BKV shall deliver a copy of the Certificate and any amendment thereto to any Member who so requests. As of the Effective Date, BKV and BPPUS are the only members of the Company.
2.2   Purposes and Powers.   The purpose of the Company shall be to engage, directly or indirectly, in the Business and to conduct any other activities necessary, convenient or incidental to the Business. The Company may exercise all powers related to the conduct of the Business that may be legally exercised by limited liability companies under the Act.
2.3   Principal Business Office, and Registered Agent; Qualification in Other Jurisdictions.   The principal business office of the Company shall be located at 1200 17th Street, Suite 2100, Denver, Colorado 80202. The principal business office of the Company may be changed from time to time by consent of the Board. The agent for service of process on the Company shall be Corporation Service Company. BKV shall cause, if necessary, the Company, to be qualified or registered in any other jurisdiction in which the Company transacts business.
2.4   Powers.   In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.

2.5   Members.   The Members of the Company, their addresses, and their Ownership Percentages shall be listed on Exhibit A. Exhibit A shall be amended from time to time by the Company to reflect a change in address, the admission or withdrawal of Members pursuant to Section 9.3, or any change in relative Ownership Percentages, in each case, pursuant to this Agreement.
2.6   Representations and Warranties.   As an inducement for the Members to enter into this Agreement, the Members, as applicable, make the representations and warranties set forth on Schedule 2.6.
2.7   Title to Company’s Assets.   Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Company as an entity, and no Member shall have any ownership interest in the Company’s assets or any portion thereof. Each Member hereby waives any right such Member may at any time have to cause the Company’s assets to be partitioned among the Members or to file any complaint or to institute any proceeding at or in equity seeking to have any one or all of the Company’s assets partitioned.
2.8   No State Law Partnership.   The Members shall be “members” of a limited liability company for all purposes under applicable state law. The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture under applicable state law, and no Member shall be a partner or joint venturer of any other Member by reason of this Agreement for any purpose other than federal and, if applicable, state income tax purposes, and this Agreement shall not be interpreted to provide otherwise. The Members intend that the Company will be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Company will not make any election to be treated as a corporation for federal and, if applicable, state income tax purposes.
ARTICLE 3. CAPITALIZATION
3.1   Initial Capital Contributions.   As of the Effective Date, each Member has made all Capital Contributions required to be made by such Member to the Company. The Capital Contributions made prior to the date hereof by BPPUS in respect of the Transferred Interests shall be deemed to be Capital Contributions made by BKV in respect of such Transferred Interests.
3.2   Additional Capital Contributions.
(a)   From time to time after the Effective Date, the Company may call capital only (i) to fund any expenditures in amounts contemplated by the Approved Budget, (ii) for the purpose of paying the services fees under the Administrative Services Agreement, (iii) to fund any Approved Strategic Investment, which shall be presented to the Board for consideration on a deal-by-deal basis, or (iv) if approved by the Board pursuant to approval as a Board Reserved Matter (such capital call described in any of clauses (i) through (iv), an “Approved Capital Call”). No Member shall be required to make any additional Capital Contribution upon an Approved Capital Call without its consent and no Member shall have a right to make a Capital Contribution to the Company other than pursuant to an Approved Capital Call.
(b)   With respect to each Approved Capital Call, the Company shall send a written notice to each Member, which notice shall state (i) the aggregate amount of the additional Capital Contribution requested to be made by all Members and each Member’s individual requested Capital Contribution, which shall be based on relative Ownership Percentages, (ii) the date by which such additional Capital Contributions are requested to be paid, (iii) the Company account to which such additional Capital Contributions are to be paid, including wiring instructions, and (iv) all material details regarding the use of such funds. The date by which any such additional Capital Contributions are requested to be paid may not be (A) in the case of an Approved Capital Call to fund an Approved Strategic Investment, sooner than sixty (60) days after the date that the Board has approved such Approved Strategic Investment and such notice is sent to the Members, and (B) in the case of any other Approved Capital Call, sooner than seven (7) days after the date such notice is sent to the Members, in each case unless otherwise agreed by the Members.
(c)   If any Member does not make an additional Capital Contribution in the amount and within the time frame requested by the Company to be made by such Member in the notice of Approved Capital Call, then the other Member (provided that such other Member has fully funded the additional Capital

Contribution in the amount and within the time frame requested by the Company to be made by such Member in the notice of Approved Capital Call, the “Funding Member”) may, but is not obligated to, in its sole discretion either (i) make a loan to the Company in an amount equal to any such amount not funded by the other Member (the “Unfunded Amount”) and convert the additional Capital Contribution made by the Funding Member to a loan to the Company on the same terms (a “Company Loan”), in which case, the amount of the Company Loan shall be increased accordingly, or (ii) advance the Unfunded Amount to the Company on behalf of the other Member (the “Borrowing Member”), which advance shall be treated as a loan by the Funding Member to the Borrowing Member (a “Member Capital Loan”), followed by a Capital Contribution to the Company by the Borrowing Member. If the Funding Member does not elect to provide additional capital to the Company pursuant to clause (i) or (ii) of the foregoing sentence, the Company may pursue third-party indebtedness in accordance with the provisions of Section 3.7 below.
3.3   Member Loans.   Company Loans and Member Capital Loans made by a Funding Member (the “Lending Member”) shall have the following terms: (a) such loan and all accrued unpaid interest thereon shall be due on the 18-month anniversary after such loan is made; (b) the loan shall bear interest at a rate equal to the lesser of SOFR plus 3% per annum and the maximum rate permitted under applicable law, in each case from the date made until the date fully repaid; (c) such loan and all accrued unpaid interest thereon may be repaid prior to maturity without penalty; and (d) all distributions or other payments that otherwise would be made by the Company to the Members, in the case of a Company Loan, or to the Borrowing Member, in the case of a Member Capital Loan, shall be paid to the Lending Member until the loan and all interest accrued thereon is paid in full (with all such payments being applied first to accrued and unpaid interest and then to principal) (which payments in the case of a Member Capital Loan shall be treated as having been distributed by the Company to the Borrowing Member and then paid by the Borrowing Member to the Lending Member). With respect to a Company Loan, the Borrowing Member may deliver written notice to the Lending Member of its intent to repay its pro rata portion of the outstanding principal amount of such Company Loan and all accrued but unpaid interest thereon (“Borrower Contribution”) up to five (5) Business Days prior to the expiration of the Company Loan. If the Lending Member receives payment of the Borrower Contribution in U.S. Dollars in full from the Borrowing Member prior to or on the expiration date of the Company Loan, (i) such amount shall be treated as a Capital Contribution to the Company by the Borrowing Member and a repayment of such amount under the Company Loan by the Company and the remaining principal amount of the Company Loan, together with all accrued interest thereon, shall be converted into and deemed to be a Capital Contribution by the Lending Member. If either a Company Loan or Member Capital Loan is not repaid in full within eighteen (18) months after such loan is made, the Lending Member and the Company shall convert the outstanding principal amount of such loan, together with all accrued but unpaid interest thereon, into a Capital Contribution. In the case of any such conversion of a Member Capital Loan, the amount of such principal and interest converted shall be treated as a reduction in/return of the Capital Contributions made by the Borrowing Member, followed by a repayment by the Borrowing Member to the Lending Member, followed by a Capital Contribution by the Lending Member to the Company. The Lending Member acknowledges that it may not assign a Member Capital Loan in the absence of a corresponding transfer of its Membership Interests.
3.4   Form of Capital Contributions.   Unless agreed otherwise by the Members, any additional Capital Contributions to be made under this Article 3 (other than additional Capital Contributions upon the conversion of a Company Loan or a Member Capital Loan pursuant to Section 3.3) shall be made in immediately available funds in U.S. dollars to the Company account and within the time frame set forth in the notice of Approved Capital Call.
3.5   Updated Ownership Percentages.   The Ownership Percentages of each Member shall be updated as necessary to reflect the additional Capital Contribution (if any) made by each Member (including the Lending Member in connection with a conversion of the principal amount of a loan, together with all accrued but unpaid interest, into a Capital Contribution pursuant to Section 3.3) or, in the case of a conversion of a Member Capital Loan, the deemed reduction in/return of Capital Contribution made by the Borrowing Member, and Exhibit A shall be amended, without any further action by the Board or consent of any Member, to reflect the new Ownership Percentages.
3.6   No Right to Interest or Return of Capital.   Except as specifically provided for herein, no Member shall be entitled to: (a) any return of, or interest on, Capital Contributions to the Company funded pursuant to this Article 3; (b) resign as a member from the Company; or (c) withdraw any part of such Member’s Capital Contributions from the Company.
3.7   Approved Leverage.
(a)   Subject to Section 8.12(l), the Company and/or its subsidiaries may from time to time incur indebtedness as deemed necessary or desirable to fund the Business or any Approved Strategic Investments with such terms and conditions as are approved by the Board.
(b)   In addition, if any Member does not make an additional Capital Contribution in the amount and within the time frame set forth in the applicable notice of Approved Capital Call, and any Funding Member does not elect to cover the Unfunded Amount pursuant to the alternatives set forth in Section 3.2(c) above, then BKV may elect, at its sole discretion, to cause the Company to rescind the relevant Approved Capital Call, return any contributions made by a Member pursuant to such Approved Capital Call, and, in lieu thereof and notwithstanding anything to the contrary in Section 8.12, incur new indebtedness or increase existing indebtedness, in each case, secured or unsecured, in an amount equal to the amount of such Approved Capital Call on such terms and conditions as are approved by BKV; in each case, without the prior consent of any BPPUS-Appointed Board Member.
ARTICLE 4. BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS
4.1   Books and Records.   The Company shall keep complete and accurate books and records of the Company. The books of the Company shall at all times be maintained or made available at the principal business office of the Company.
4.2   Financial Statements; Reports.   The Company shall prepare, or have prepared, and shall furnish to the Members the reports listed in Schedule 4.2 (the “Reporting Requirements”) within the time periods set forth on Schedule 4.2. The Company shall cooperate and respond, using commercially reasonable efforts, to requests by the Members to reasonably expand or modify the format and content of the Reporting Requirements.
4.3   Insurance Program.   BKV shall coordinate and implement an insurance program for the Company that has been approved by the Board.
4.4   Approval of Budgets.
(a)   BKV has prepared an annual Approved Budget for Fiscal Year 2026. For each Fiscal Year thereafter, no later than September 15th of the prior Fiscal Year, BKV shall prepare and submit to the Board for approval the proposed annual budget for the Company and its Subsidiaries for such Fiscal Year, which budget shall include a financial projection and estimated major items of revenue and capital expenditure for the following Fiscal Year (each such budget, including the annual budget prepared for Fiscal Year 2026, is hereinafter referred to as the “Approved Budget”). Following the finalization or update of the Approved Budget, whether approved by the Board as a Board Reserved Matter or pursuant to Section 4.4(c) below, the Company shall implement in each Fiscal Year such Approved Budget.
(b)   Notwithstanding the Approved Budget, BKV is hereby authorized without approval by the Board as a Board Reserved Matter to cause the Company to (i) make expenditures related to the evaluation, exploration, pursuit and/or consummation of Approved Strategic Investments; (ii) make expenditures of up to $2,000,000 per occurrence that are not contemplated by the Approved Budget; and (iii) make expenditures of up to $10,000,000 outside of the Approved Budget, per occurrence, in the case of Emergencies and to take all other reasonable measures to protect the Company and the Business in case of Emergencies. In the event BKV causes the Company to expend funds pursuant to the provisions of this Section 4.4(b), BKV shall notify the Board of such expenditures commencing as soon as possible following the first expenditure of such funds and keep the Board apprised of all follow up expenditures. If an expenditure over $10,000,000 is required to respond to an Emergency, either Member may call an emergency meeting of the Board in accordance with Section 8.10 of this Agreement to review and approve such expenditure.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, consistent with BKV’s ability to cause the Company to execute and fund Approved Strategic Investments, BKV shall update and amend the Approved Budget at the time of consummation of any Approved Strategic Investment to reflect its good faith expectations for the remainder of the then-current Fiscal Year for capital expenditures, operating expense, liquidity sources and uses and any other expenses associated with the Approved Strategic Investment and, as so amended, such budget shall be the Approved Budget for the remainder of such Fiscal Year. If BKV provides a proposed annual budget for any Fiscal Year to the Board by September 15th of the prior fiscal year: (i) if the Board approves as a Board Reserved Matter an annual budget for such Fiscal Year by January 1 of such Fiscal Year, such Approved Budget shall be effective as of January 1 of such Fiscal Year and (ii) if the Board does not approve as a Board Reserved Matter an annual budget for such Fiscal Year by January 1 of such Fiscal Year, then, effective as of January 1 of such Fiscal Year and until such time as an annual budget is approved for such Fiscal Year, the Approved Budget for such Fiscal Year shall be the Approved Budget from the preceding Fiscal Year (as previously updated, if at all, pursuant to this Section 4.4(c)), with expenditures described therein increased by 10%. If BKV does not provide a proposed annual budget for any Fiscal Year to the Board by September 15th of the prior fiscal year (but one is provided on a later date) and the Board does not approve as a Board Reserved Matter an annual budget for such Fiscal Year by January 1 of such Fiscal Year, then the prior Fiscal Year’s annual budget (as previously updated, if at all, pursuant to this Section 4.4(c)) shall be the annual budget for such new Fiscal Year until the earlier of (A) such time as the Board approves as a Board Reserved Matter an annual budget for such new Fiscal Year, at which point the annual budget for such new Fiscal Year shall be the annual budget so approved, or (B) the date that is three (3) months following submission of the annual budget to the Board for approval, at which point the annual budget for such new Fiscal Year shall be the Approved Budget for the preceding Fiscal Year (as previously updated, if at all, pursuant to this Section 4.4(c)) with expenditures described therein increased by 10%.
(d)   Except as otherwise contemplated in Section 4.4(a) or Section 4.4(c), above, any amendment to the Approved Budget shall require approval by the Board as a Board Reserved Matter.
4.5   Filing of Returns.   BKV shall prepare, or have prepared, all information and materials necessary to enable the tax return preparer to cause the preparation of all tax returns for the Company. The Company’s income tax returns are subject to the Board’s approval prior to filing. The final tax returns shall be provided to the Members promptly after approval of the draft tax returns and in any event, within ninety (90) days after the end of each Fiscal Year.
4.6   Partnership Representative.
(a)   BKV shall be or designate the “Partnership Representative” of the Company within the meaning of Section 6223 of the Code, or any corresponding or similar provisions under state, local or non-U.S. law and any successor Partnership Representative. The Partnership Representative shall serve as such at the expense of the Company with all powers granted to a partnership representative under the Code (or any corresponding or similar provision of state, local or non-U.S. tax law). BKV shall have sole authority to designate any “Designated Individual” as described in Treasury Regulations Section 301.6223-1 (and any similar provisions of state and local law) and any successor Designated Individual.
(b)   The Partnership Representative shall represent the Company in any disputes, controversies, or proceedings with the IRS or with any state, local, or non-U.S. taxing authority. Except as otherwise provided in this Section 4.6, the Partnership Representative shall be entitled to take such actions, make such elections and make such decisions on behalf of the Company in any and all proceedings with the IRS and any other such taxing authority as it reasonably determines to be appropriate and any such actions, elections or decisions made by the Partnership Representative shall be binding on all Members, provided that the Partnership Representative receives approval of the Board (including, if applicable, as a Board Reserved Matter) with respect to any material actions, elections or decisions. The Members agree to cooperate in good faith to timely provide information reasonably requested by the Partnership Representative or the Designated Individual. Any cost or expense incurred by the Partnership Representative or the Designated Individual in connection with its duties as such, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by (or reimbursed by) the Company.

(c)   Notwithstanding anything to the contrary in this Agreement, for any taxable period to which the Partnership Tax Audit Rules apply, the Partnership Representative shall be permitted to elect the application of Section 6226 of the Code with respect to any imputed underpayment. In the event the Partnership Representative does not make the election pursuant to Section 6226 of the Code, each Member shall take any action reasonably requested by the Partnership Representative to reduce the imputed underpayment. No Member shall have any claim against the Company, Partnership Representative, the Designated Individual or the Board for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Company in order to comply with the rules under subchapter C of chapter 63 of the Code, or similar provisions of state, local or non-U.S. law.
(d)   If the Company pays any imputed adjustment amount under Section 6225 of the Code, the Partnership Representative shall allocate the amount of the payment among the Members (including any former Members) for the “reviewed year” to which such liability relates in a manner that reflects the current or former Members’ respective interests in the Company and that is consistent with the manner in which tax items are allocated pursuant to the provisions in Article 5 (as adjusted to take into account the applicable audit adjustments and including any associated penalties and interest) for that reviewed year. Each Member (or former Member) for the reviewed year hereby agrees to pay such amount to the Company, and any amount so paid to the Company shall not be treated as a Capital Contribution. Any amount not paid under the preceding sentence by a Member (or former Member) at the time requested by the Company shall accrue interest at SOFR plus 5%, compounded annually, until paid. To the extent that any Member fails to make any contribution required pursuant to this Section 4.6(d), such amounts shall be applied to and reduce the next distributions or any other monetary payments otherwise payable to the Member under this Agreement.
(e)   The Partnership Representative and/or the Designated Individual shall have no personal liability arising out of his, her or its good faith performance of his, her or its duties as the Partnership Representative and/or Designated Individual hereunder. Except with the permission of the Partnership Representative, no Member shall take a position on any tax return or other filing with any tax authority (or court) with respect to an item of income, gain, loss, deduction or credit attributable to the Company that is inconsistent with the Company’s treatment of such item on its tax return or request an administrative adjustment under Section 6222(c) of the Code.
(f)   Each Member agrees that the rights and obligations of the Members under this Section 4.6 survive the withdrawal of each Member, the transfer of a Member’s Membership Interests, and the dissolution of the Company.
4.7   Fiscal and Taxable Year.   The “Fiscal Year” of the Company shall be the same as the taxable year and the taxable year of the Company shall be the same as the taxable year of BKV, which taxable year currently ends on December 31.
4.8   Administrative Services Agreement.   The Members acknowledge that the Company and BKV have entered into that certain Amended and Restated Administrative Services Agreement, dated as of the Effective Date (as amended from time to time, the “Administrative Services Agreement”), and the continued performance by the parties thereunder has been approved by each of the Members and by the Board as a Board Reserved Matter. Any material amendment of or waiver by the Company of material rights thereunder shall require approval as a Board Reserved Matter.
ARTICLE 5. CAPITAL ACCOUNTS; ALLOCATION OF INCOME AND LOSS
5.1   Capital Accounts.   A separate capital account (each, a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.1. To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, including any additional Capital Contributions under Article 3, the amount of Profits and items of income or gain allocated to such Member pursuant to Sections 5.2 – 5.6, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member pursuant to this Agreement. To each Member’s Capital Account there shall be debited the amount of cash and the Book Value of any Company property distributed to such Member pursuant to this Agreement, the amount of any deemed reduction in/return of Capital Contributions of a Borrowing Member as a result of conversion of a Member Capital Loan pursuant to Section 3.3, the amount of Losses and items of expense allocated to such Member pursuant to Sections 5.2 – 5.6, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. If all or a portion of a Member’s Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account (and Capital Contributions) of the transferor to the extent of the Membership Interest transferred.
5.2   Allocation of Income and Loss.   After application of Sections 5.3 – 5.6, Profits or Losses of the Company for any Fiscal Year or other relevant period shall be allocated among the Capital Accounts of the Members in such a manner as shall cause the Capital Accounts of the Members (as adjusted through the end of such Fiscal Year or other period for all capital contributions, distributions and allocations set forth in Sections 5.3 – 5.6) to equal and be in proportion to, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Fiscal Year or other period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash was distributed to the Members pursuant to Section 6.2(b)(vii) minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Board may adjust the allocations made pursuant to this Agreement as long as such adjusted allocations are intended to be in accordance with the interests of the Members in the Company and in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder.
5.3   Loss Limitation.   Losses allocated pursuant to Section 5.2 shall not exceed the maximum amount of Losses that can be allocated without causing or increasing a deficit balance in a Member’s Adjusted Capital Account after application of the Qualified Income Offset described in Section 5.5. A Member’s “Adjusted Capital Account” balance shall mean such Member’s Capital Account balance increased by such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6).
5.4   Minimum Gain Chargebacks and Nonrecourse Deductions.   Notwithstanding any other provision of this Agreement:
(a)   Minimum Gain Chargeback.   In the event there is a net decrease in Company Minimum Gain during a Fiscal Year or other relevant period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or period and the Company did not have sufficient amounts of income and gain during prior Fiscal Years or periods to allocate among the Members under this Section 5.4(a)), the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall have the meaning for partnership minimum gain set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.
(b)   Nonrecourse Deductions.   Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with their Ownership Percentages. For purposes of this Agreement, the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). This Section 5.4(b) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.
(c)   Member Nonrecourse Debt.   To the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes Member Nonrecourse Debt (including chargebacks of Member Nonrecourse Debt Minimum Gain) shall be allocated to the Member that bears the economic risk of loss for such debt in accordance with the provisions of Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, the term “Member Nonrecourse Debt” shall have the meaning for the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4), and the term

“Member Nonrecourse Debt Minimum Gain” shall have the meaning for the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2). This Section 5.4(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirement) and shall be interpreted and applied in a manner consistent therewith.
5.5   Qualified Income Offset.   Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted Capital Account shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain) in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible provided that an allocation pursuant to this Section 5.5 shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after taking into account all other allocations provided for in Sections 5.2 – 5.4 as if this Section 5.5 were not in this Agreement. This Section 5.5 is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.
5.6   Curative Allocations.   The allocations set forth in Sections 5.3 – 5.5 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account as provided for in the following sentence. Income, gain, loss and deduction shall be reallocated to the minimum extent needed to cause the aggregate amount of such Regulatory Allocations and the net aggregate amount of other allocations of income, gain, deduction and loss to each Member under Section 5.2 to be equal to the net aggregate amount that would have been allocated to each such Member pursuant to Section 5.2 if the Regulatory Allocations had not occurred.
5.7   Income Tax Allocations.
(a)   Except as otherwise specified in the remainder of this Section 5.7 or as otherwise required by the Code and Treasury Regulations, items of income, gain, deduction, loss or credit, as determined for tax purposes, shall be allocated to and among the Members in the same manner that the corresponding items were allocated to the Members’ Capital Accounts in accordance with Sections 5.2 – 5.6.
(b)   Income, gain, loss and deduction with respect to any asset other than cash contributed to the capital of the Company by a Member shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and the initial Book Value of such asset. In the event the Book Value of any asset of the Company is adjusted pursuant to the other provisions of this Agreement (not including herein the initial booking of any asset contributed to the Company), subsequent allocations of taxable income, gain, loss and deduction, as determined for tax purposes, with respect to such asset of the Company shall be determined and allocated among the Members so as to account for any difference between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the same manner as would occur as to an asset contributed to the Company under Code Section 704(c) and the Treasury Regulations thereunder. The Board shall determine the method of allocation described in the preceding two sentences from among the methods allowable by Code Section 704(c) and the Treasury Regulations thereunder.
(c)   Allocations pursuant to this Section 5.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of distributions pursuant to any provision of this Agreement.
5.8   Other Tax and Allocation Provisions.   In the event it becomes necessary to make any material elections or decisions relating to the allocations of Company items of income, gain, loss, deduction or credit and/or with respect to any tax matters, BKV shall bring such elections or other decisions to the attention of the Board, and such elections or other decisions shall be made as directed by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Further, the Company may, if the Board reasonably so elects, make an election pursuant to Code Section 754 and the Treasury Regulations thereunder (and a corresponding election under the applicable sections of state and local law).

ARTICLE 6. DISTRIBUTIONS
6.1   Reserves.   The Company shall maintain such reserves at the Company level as the Board shall determine is reasonably necessary or desirable in light of potential obligations of the Company, including repayment of any Company Loans.
6.2   Distributions.
(a)   Distributions of Available Cash.   The Board shall determine the amount and timing of distributions, if any, to the Members. On a quarterly basis at a regular meeting of the Board, the Board shall review the amount of Net Available Cash (if any) as of the last day of the most recently ended calendar quarter and consider a distribution to the Members. If the Board determines to make a distribution, it shall be made (i) in a manner that does not violate the terms of any outstanding senior indebtedness or other contractual obligations of the Company and (ii) on a pro-rata basis to the Members in accordance with their respective Ownership Percentages; provided, however, that prior to the making of any such distribution, any Net Available Cash shall be applied and distributed in the following order of priority:
(i)   first, to the repayment of any outstanding Member Capital Loans, pro rata, based on the relative amounts of the outstanding balance of principal and interest of such Member Capital Loans, until all such Member Capital Loans have been paid in full (unless this requirement is waived by the Lending Member); and
(ii)   second, to the repayment of any outstanding Company Loans, pro rata, based on the relative amounts of the outstanding balance of principal and interest of such Company Loans, until all such Company Loans have been paid in full (unless this requirement is waived by the Lending Member).
(b)   Distributions in Liquidation.   During the winding up of the business of the Company following the occurrence of a dissolution event, subject to the terms of any outstanding senior indebtedness or other contractual obligations of the Company and any mandatory provisions of applicable law, the Company assets shall be applied and distributed in the following order of priority:
(i)   first, to the payment, or provision for payment, of the costs and expenses of the winding up, whether incurred by any third party or by any Member or its Affiliates;
(ii)   second, to the repayment of any outstanding Member Capital Loans, pro rata based on the relative amounts of the outstanding balance of principal and interest of such Member Capital Loans, until all such Member Capital Loans have been paid in full (unless this requirement is waived by the Lending Member);
(iii)   third, to the repayment of any outstanding Company Loans, pro rata based on the relative amounts of the outstanding balance of principal and interest of such Company Loans, until all such Company Loans have been paid in full (unless this requirement is waived by the Lending Member);
(iv)   fourth, to the payment of any outstanding loans payable to any Person under (A) that certain (1) Loan Agreement dated as of May 30, 2025, by and between the Company and BKV, (2) Loan Agreement dated as of May 30, 2025, by and between the Company and BPPUS, (3) Loan Agreement dated as of October 15, 2021, by and between the Company and BPPUS, as amended prior to the Effective Date or (4) Loan Agreement dated as of October 14, 2021, by and between the Company and Banpu North America Corporation, as amended prior to the Effective Date, or (B) any loan between a Member and the Company that has been further approved by the Board as a Board Reserved Matter, in each case based on the relative amounts of the outstanding balance of principal and interest of such loans, until all such loans have been paid in full;
(v)   fifth, to the payment of any other debts and liabilities of the Company, including debts owed to Members that are creditors, pro rata based on the relative amounts of the outstanding balance of principal and interest, until all such debts and liabilities have been paid in full;

(vi)   sixth, to the setting up of reasonable reserves to provide for any contingent liabilities or obligations of the Company (any such reserves which are not applied to such liabilities or obligations shall be distributed in accordance with clause (vii) below); and
(vii)   seventh, to the Members pro rata in accordance with their Ownership Percentages.
6.3   No Deficit Restoration by Members.   No Member shall be required to contribute capital to the Company to restore a deficit balance in its Capital Account upon liquidation or otherwise, except as specifically required by law.
6.4   Withholding.   If the Company is required under applicable tax law to withhold any taxes with respect to the share of income or gain allocated to, distributions to, or proceeds of sale realized by, any Member, the Company shall be entitled to withhold such amount and (a) any such amount which is (i) actually withheld from a distribution or payment that would otherwise have been made to such Member or its Affiliates and (ii) paid over in satisfaction of such withholding tax obligation to any government authority shall be treated for all purposes under this Agreement as if such amount had been distributed or paid to such Member as of the date of such withholding, and (b) any amount which is so paid over by the Company, but which exceeds the amount, if any, actually withheld from a distribution or other payment which would otherwise have been made to such Member or its Affiliates, shall be treated as a loan to such Member (including with respect to amounts paid to any of its Affiliates). Amounts treated as loaned to any Member pursuant to this Section 6.4 shall be repaid by such Member to the Company within ten (10) days after BKV gives notice to such Member making demand therefore and, if not repaid within such time period, shall bear interest at a rate equal to SOFR plus 5.1%, compounded annually, until so repaid.
ARTICLE 7. RIGHTS AND OBLIGATIONS OF MEMBERS
7.1   Limited Liability.   Except as otherwise provided in the Act, no Member shall be personally liable or obligated for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.
7.2   Authority.   Unless specifically authorized by the written approval of the Board and except as set forth in Section 8.1(b), no Member in its capacity as such shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company. The Members shall have such approval and consent rights as are specifically provided for in this Agreement or pursuant to the Act, but shall not otherwise in their capacity as such participate in the management or control of the operations, business or affairs of the Company, transact any business for the Company or have the power to act for or bind the Company, such powers being vested solely and exclusively in the Board (as may be delegated to BKV pursuant to the terms hereof).
7.3   No Fiduciary Duties.   Notwithstanding any other provision of this Agreement (including the recitals hereof) or any duty otherwise existing at law or in equity, the Members shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties), to the Company, any other Member, or any other Person. The provisions of this Agreement, to the extent that such provisions restrict, modify or eliminate the duties and liabilities related thereto of any Member otherwise existing at law or in equity eliminate to that extent such other duties and liabilities related thereto of such Member.
7.4   Other Enterprises.   Each Member and its respective Affiliates may engage, invest or participate, or possess any interest, in any business enterprise, venture or activity of any nature or description, independently or with others, wherever such businesses may be located (“Other Enterprise”) and shall not be expressly or implicitly restricted or prohibited from engaging in such Other Enterprise. No Member or its respective Affiliates shall be required to account to the Company or any other Member with respect to the income of any Other Enterprise, nor shall the Company or any other Member have, by virtue of this Agreement or the relationship created hereby, any right, interest or expectancy in or to such Other Enterprise or the income derived therefrom or the right to be presented with such Other Enterprise. It is understood that no Member nor any of their respective Affiliates shall be required to share any information with the Company or any other Member about any Other Enterprise. The legal doctrines of “corporate opportunity,” “business opportunity”

and similar doctrines will not be applied to such Other Enterprise, and in no event shall any Member or their respective Affiliates have any liability to the Company or any other Member under any such theory or doctrine.
ARTICLE 8. MANAGEMENT AND CONTROL
8.1   Powers and Duties of the Board of Managers and BKV.
(a)   The Board of Managers (the “Board”) shall be responsible for, and have the authority to control and operate (and to delegate to other persons if the Board deems appropriate), the business and affairs of the Company. Except as otherwise provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company shall be managed under the direction of, the Board. The Board shall be considered the “manager” of the Company, as that term is defined under the Act and action by the Board as the manager of the Company shall be taken only in accordance with this Agreement.
(b)   Except where approval of the Board is otherwise required under this Agreement (including as a Board Reserved Matter) or by applicable law, the Board hereby delegates to BKV the power and authority to exercise, in the name and on behalf of the Company, all of the rights and powers of a manager of a limited liability company formed under the Act that BKV deems necessary or convenient to carry out the day-to-day operation of the Business and the affairs of the Company and its subsidiaries. In exercise of such delegated authority, BKV shall (i) facilitate the Monthly BPPUS Director Meeting designed to keep such Board Members reasonably informed regarding the Company’s business, operations, and financial condition, and (ii) present to the Board on any items material to the operations and/or financial condition of the Company for consideration and discussion among the Board Members.
(c)   Notwithstanding any other provision of this Agreement (including the recitals hereof) or any duty otherwise existing at law or in equity, the Covered Persons shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, have only such obligations as are expressly set forth in this Agreement, and shall owe no duties (including fiduciary duties), to the Company, any Member or any other Person. The provisions of this Agreement, to the extent that such provisions restrict, modify, or eliminate the duties and liabilities of any Covered Person otherwise existing at law or in equity eliminate to that extent such other duties and liabilities related thereto of such Covered Person.
(d)   To the extent that, at law or in equity, any Covered Person, in its capacity as such, has any duty (including any fiduciary duty) to the Company, any Member, or any other Person, all such duties are hereby waived and eliminated, to the fullest extent permitted by law. Notwithstanding anything set forth herein to the contrary and to the fullest extent permitted by law, all determinations or other actions to be made by any Covered Person shall be made in its sole discretion, and such Covered Person shall be entitled to consider all and only such interests and factors as it desires. For the avoidance of doubt, no Covered Person shall be required nor have any obligation to give any consideration to the interests of any other Person.
(e)   Notwithstanding anything set forth herein to the contrary, no Covered Person shall be liable to the Company or any Member in its capacity as such, for any losses, claims, demands, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of a Covered Person, or for any breach of this Agreement) or any breach of duties whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Covered Person acted or omitted from acting in bad faith or engaged in fraud or willful misconduct; provided, however, that no Covered Person shall be deemed to have acted or omitted from acting in bad faith solely by reason of acting, or omitting from acting in its sole discretion as contemplated by Section 8.1(d).
(f)   Each Covered Person shall be entitled to rely in good faith upon any information, report, statement, advice or opinion presented by an officer or employee of the Company or by any other Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including, without limitation, legal counsel to the Company, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon any such information, reports, statements, advice or opinion of such Persons as to matters that such Covered Person believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with any such information, reports, statements, advice or opinion.
(g)   For the avoidance of doubt, nothing contained herein is intended to displace or modify the fiduciary duties (if any) of the directors or officers of any Member, solely when acting in their capacity as such, to such Member, and nothing contained herein shall modify the contractual obligations contained in the Administrative Services Agreement.
8.2   Appointment of Board Members.
(a)   The total number of Board Members shall be twelve (12), or such other number as may be determined from time to time by the Board.
(b)   All Board Members are appointed by BKV except to the extent BPPUS has an express right to appoint Board Members. For so long as BPPUS has an Ownership Percentage of at least 10%, BPPUS shall have the right to appoint three (3) individuals as Board Members; provided, that such right shall terminate and such BPPUS-Appointed Board Members shall automatically be removed if and when BPPUS’s Ownership Percentage falls below 10%.
(c)   As of the Effective Date, there are nine (9) BKV-Appointed Board Members and three (3) BPPUS-Appointed Board Members and the Board consists of the individuals identified in Schedule 8.2. Any other individuals who were, prior to the Effective Date, members of the Board, are hereby removed from such position.
(d)   Each Board Member shall serve until the earlier of his or her death, resignation, removal or retirement.
8.3   Removal and Replacement of Board Members.
(a)   Subject to Section 8.2(b) and Section 8.3(b), a Board Member may be removed only by a notice in writing to the Company by the Member who appointed him or her.
(b)   A Board Member may be removed where such Board Member is formally charged by a Governmental Authority or regulatory body to have acted in material breach of the law or to have committed any serious criminal offense, or determined by the Board to have committed a material breach of this Agreement, by notice in writing to the Company from any Member, and, in either such event, the Member that appointed such Board Member may appoint another Board Member in his or her place in accordance with Section 8.2.
(c)   In the event that a vacancy is created or exists at any time by the death, resignation, removal or retirement of any Board Member, the Member who initially appointed such Board Member may appoint an individual to fill such vacancy; provided, for the avoidance of doubt, that BPPUS shall not have the right to replace a Board Member who was removed pursuant to Section 8.2(b).
8.4   Chairperson.
(a)   BKV shall from time to time designate the chairperson of the Board (the “Chairperson”).
(b)   The Chairperson shall chair all meetings of the Board at which he or she is present.
(c)   If the Chairperson is not present at any Board meeting, the Board Members present may select any Board Member to act as Chairperson for the purpose of such meeting.
8.5   Board Member Remuneration.
(a)   The Company shall cause each Board Member promptly to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by him or her in connection with attending meetings of the Board and other meetings and events attended on behalf of the Company as a member of the Board.

(b)   The Board Members will not receive remuneration for their services on the Board.
8.6   Board Meetings.
(a)   The Board shall convene regular meetings to discuss the business of the Company, no less frequently than every other month.
(b)   Any Board Member shall be entitled to participate in a meeting of the Board at which he or she is not physically present using any technology, including telephone or video conference or similar electronic means. A meeting held by means of a telephone conference or a video conference or any similar communication equipment is deemed to be held at the place, if any, agreed upon by the Board Members attending the meeting.
(c)   Subject to Section 8.10, at least twenty (20) days’ prior written notice shall be given to each of the Board Members of all Board meetings, except where a Board meeting is adjourned under Section 8.7, or a shorter notice period has been agreed in writing by all of the Board Members; provided, however, that attendance by a Board Member at a Board meeting without receiving any notice shall constitute waiver by him or her of the notice required for such Board meeting under this Section 8.6(c). Such notice shall contain a reasonably detailed agenda and shall be accompanied by any relevant papers or other materials for consideration by the Board. In the event the approval of a potential Approved Strategic Investment will be under consideration at a regular Board meeting, the relevant papers or other materials for consideration shall be provided no less than sixty (60) days in advance of such meeting except where a shorter period has been mutually agreed in writing by the Members. No matter shall be considered or discussed at a Board meeting other than agenda items specified in the notice required under this Section 8.6(c).
(d)   Any Member or any Board Member may propose an item for inclusion in the agenda together with a related resolution to be proposed at such Board meeting.
(e)   The Board may, from time to time, request additional attendees to attend a Board meeting as it deems necessary or appropriate to conduct the business set forth on the agenda for such meeting. In such event, such additional attendees shall be bound by confidentiality obligations no less stringent than those set forth in Section 11.12 hereof.
8.7   Quorum.
(a)   Subject to the following provisions of this Section 8.7, a simple majority of the authorized members of the Board, including, for as long as BPPUS has an Ownership Percentage of at least 10%, at least one BPPUS-Appointed Board Member, shall constitute a quorum for the transaction of business.
(b)   If a quorum is not present within half an hour of the time appointed for the meeting or if a quorum ceases to be present during the course of the meeting, the Board Members present shall adjourn the Board meeting to a specified place, if any, and time not less than three (3) Business Days after the date of such Board meeting where the same quorum shall be required.
(c)   If such quorum set forth in Section 8.7(b) is still not present within half an hour of the time appointed for such adjourned Board meeting or if such quorum ceases to be present during the course of such adjourned Board meeting, the Board Members present shall again adjourn the Board meeting to a specified place, if any, and time not less than three (3) Business Days after the date of such adjourned Board meeting, where, without limiting the approval requirements for Board Reserved Matters set forth in Section 8.12, the quorum shall consist of any simple majority of the Board Members.
(d)   Notice of any adjourned Board meeting shall be given to all of the Board Members. No other matters may be considered at any adjourned Board meeting under Section 8.7, except for the business or matters for which the immediately preceding meeting was adjourned.
8.8   Voting.   At any Board meeting each Board Member shall have one (1) vote and, except for those matters for which additional approval is required pursuant to Section 8.12 (Board Reserved Matters), the affirmative vote of at least the majority of the Board Members present at a meeting at which a quorum is present shall be the act of the Board. For Board Reserved Matters, in case of a deadlock among the Board with respect to a Board Reserved Matter, two (2) BKV-Appointed Board Members (or two (2) senior executives of BKV designated by them) and two (2) BPPUS-Appointed Board Members (or two (2) senior executives of BPPUS or BPP designated by them) shall meet and attempt to reach agreement on the deadlock issue. In the event such directors or their designees are unable to reach unanimous agreement within fifteen (15) days after such deadlock meeting, or within a longer period as agreed by such Board Members (or their designees), then the matters shall be referred to the Members for a final decision, which shall require the concurrence of both Members.
8.9   Action Without a Meeting.   Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing sent to all Board Members, setting forth the action so taken shall be signed by at least a number of the Board Members representing the requisite number of votes that would be required to take the applicable action at a meeting of the Board at which all Board Members were present, and, when so signed, such written consent shall constitute Board approval of such action, and a notice of any such action taken shall be provided to those Board Members who have not consented in writing promptly following the taking of such action. Without limiting the Board’s right to take action by written consent in accordance with the foregoing, nothing in this Section 8.9 shall be read to contravene the duty of the Board to meet on at least a bi-monthly basis pursuant to Section 8.6(a).
8.10   Special Meetings.   Special meetings of the Board may be called (i) by any Board Member at any time, regardless of whether an Emergency in accordance with Section 4.4(b) exists, or (ii) by any Member in connection with an Emergency in accordance with Section 4.4(b). A special meeting being called pursuant to clause (ii) shall require no less than twenty-four (24) hours’ notice to each Board Member. All notices of special meetings of the Board must include appropriate dial-in information to permit each Board Member to participate in such meeting by means of video or telephone conference or similar electronic means.
8.11   Monthly Business Update.   For so long as BPPUS has an Ownership Percentage of at least 10%, the Company shall hold a monthly business update meeting, whether in person, telephone or video conference or similar electronic means, with designated representatives of BPPUS (the “Monthly BPPUS Director Meeting”). The Monthly BPPUS Director Meeting shall cover key operational, commercial, financial, legal and regulatory, project and compliance matters. For as long as BPPUS has an Ownership Percentage of at least 10%, any Material Development shall be reported to the BPPUS-Appointed Board Members as promptly as practicable following Knowledge thereof by BKV.
8.12   Board Reserved Matters.   The following items will be “Board Reserved Matters” and require, subject to Section 8.8, (i) the approval of the Board and (ii) for as long as (and only for so long as) BPPUS has an Ownership Percentage of at least 10%, the approval of at least one BPPUS-Appointed Board Member:
(a)   Any (i) sale of the Company or any Project Subsidiary, (ii) any transfer of substantially all the assets of the Company to a third party or (iii) any merger, consolidation, amalgamation, or similar business combination involving the Company, in the case of each of clauses (i) – (iii), other than a sale pursuant to the transfer provisions set forth in Sections 9.5 (Tag-Along Rights) and 9.6 (Drag-Along Rights), or the sale, transfer or other disposition to an entity wholly owned by the Company.
(b)   Any winding up, dissolution or liquidation of the Company or any Project Subsidiary; any commencement of or any filing or petition for a voluntary bankruptcy or reorganization of the Company or any Project Subsidiary under any federal or state bankruptcy or insolvency law; or making a general assignment for the benefit of creditors of the Company or any Project Subsidiary.
(c)   Any amendment, restatement, or revocation of the limited liability agreement or other constitutional or organizational documents of the Company or any Project Subsidiary; other than amendments to (i) Exhibit A hereto from time to time as contemplated by this Agreement, (ii) address certificates as set forth in Section 9.9(a), (iii) the constitutional or organizational documents of Project Subsidiaries substantially similar to amendments contemplated by clause (i) or (ii) of this Section 8.12(c), or (iv) the constitutional or organizational documents of Project Subsidiaries as required to execute, fund or consummate an Approved Strategic Investment.
(d)   Any material change in the nature of the Business of the Company or the purpose of the Company (including expanding the Business into a new country).

(e)   Unless specified otherwise in this Agreement, entry by the Company or any of its Subsidiaries into any transaction or contract with (i) any of BKV or BPPUS, or any of their respective Subsidiaries or Affiliates (other than the Company and its subsidiaries) or (ii) any member of the Board, any member of the Board’s family or any entity Controlled, directly or indirectly, by any such individual, except for customary director and officer liability insurance policies, indemnification agreements, or similar arrangements.
(f)   Issuance, sale, repurchase, or redemption of any of the equity interests of the Company (including the issuance to a third party or to a Member of any security of the Company convertible into or exercisable for equity interests in the Company); provided, that any change in Ownership Percentages as a result of any change in Capital Contribution made in accordance with Article 3, and any change in Membership Interests deemed owned by a Member as contemplated by Section 9.1, will not require approval as a Board Reserved Matter.
(g)   Approval or amendment of the Approved Budget (including operating, general and administrative and capital budgets), provided that the Approved Budget shall be amended and updated without such approval (and such amendment and/or update will not be a Board Reserved Matter) as provided in Section 4.4(c).
(h)   The admission of any new member to the Company other than pursuant to a transfer or issuance made in compliance with Article 9.
(i)   Approval, making or reimbursement of any expenditure in respect of the Company that is not generally contemplated by an Approved Budget, other than as provided in Section 4.4(b).
(j)   Any lease, transfer or disposal by the Company to a third party of any operational assets or property not being undertaken in the ordinary course of business that exceeds the amount of $5,000,000 individually or $10,000,000 in aggregate per fiscal year except in connection with the execution, funding or consummation of an Approved Strategic Investment.
(k)   The early termination without Board approval of, or the execution or material amendment of, any Material Contract to which the Company or any Project Subsidiary is a party; provided, however, that, in each case, (i) consistent with BKV’s ability to execute and fund an Approved Strategic Investment, no approval as a Board Reserved Matter shall be required for the entry into or amendment of a Material Contract in connection with the execution, funding or consummation of an Approved Strategic Investment where the nature of such Material Contract and the estimated expenditures associated therewith are contemplated by the materials provided to the Board in connection with such Approved Strategic Investment and (ii) no approval shall be required if the expenditures associated with the entry into or amendment of such Material Contracts are contemplated by an Approved Budget.
(l)   Except for indebtedness contemplated by the Approved Budget, indebtedness (whether secured or unsecured) incurred by any subsidiary of the Company in connection with the financing (in whole or in part) of an Approved Strategic Investment, Company Loans, and as contemplated by Section 3.7(b): (i) the incurrence by the Company or any Project Subsidiary of new indebtedness, or increase of existing indebtedness of the Company or such Project Subsidiary, in the aggregate in excess of $5,000,000, (ii) the guarantee by the Company or any Project Subsidiary of indebtedness in excess of $5,000,000 (other than guarantees made in the ordinary course of business), or (iii) any creation, incurrence or assumption by the Company or any Project Subsidiary of any new lien, pledge, mortgage or similar encumbrance over any assets or property of the Company or any such Project Subsidiary, in each case not in the ordinary course of business and not in connection with the incurrence or guaranty of indebtedness permitted by clauses (i) or (ii) of this Section 8.12(l).
(m)   The making of any loan (for borrowed money) by the Company or any Subsidiary to a third party (acknowledging that intercompany loans among subsidiaries of the Company are excluded).
(n)   Resolving any disputes, controversies or proceedings in relation to any tax matters with the IRS or entering into any binding agreement or settlement with the IRS on any material item in dispute with respect to any of the Company’s or any Subsidiary’s federal income tax return in an amount owing by the Company in excess of $5,000,000.

(o)   Any appointment or removal of the Company’s auditors.
(p)   Any adoption or material change to the accounting principles and/or the financial reporting standards of the Company, except as required by GAAP or as reasonably necessary for the consolidated financial statements of BKV to comply with or conform to GAAP or BKV’s reporting obligations under the U.S. federal securities laws.
(q)   Any change of the Fiscal Year of the Company.
(r)   Making of any capital calls on the Members, provided the capital calls contemplated by Section 3.2(a)(i), Section 3.2(a)(ii), and Section 3.2(a)(iii) shall not be Board Reserved Matters.
(s)   Entry by the Company into any compromise or settlement (other than as contemplated by Section 8.12(n)) for an amount in excess of $3,000,000 in connection with any action, litigation, suit, arbitration or other proceedings against the Company.
(t)   Making any material goodwill impairments in the consolidated financial statements of the Company other than those determined by BKV to be reasonably necessary to comply with GAAP or as reasonably necessary for the consolidated financial statements of BKV to comply with or conform to GAAP or BKV’s reporting obligations under the U.S. federal securities laws.
ARTICLE 9. TRANSFERS, SALES AND RIGHTS OF MEMBERSHIP INTERESTS
9.1   Membership Interests.   Each Member shall be deemed to own a number of Membership Interests equal to its Ownership Percentage.
9.2   Transfers.
(a)   Subject to the provisions of this Article 9, each Member may transfer or encumber such Member’s Membership Interests, in whole or in part; provided, however, that no Member shall transfer all or any of its Membership Interest (A) if such transfer would subject the Company to the reporting requirements under the U.S. federal securities laws, (B) if such transfer would cause the Company to lose its status as a partnership for federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704, (C) if such transfer would violate, give rise to a default under or cause any payment to become due under, any credit agreement, guaranty, or similar credit document or any other material contract to which the Company or any Affiliate of the Company is bound, (D) in the case of a proposed direct transfer by BKV of less than all of its Membership Interest (other than to an Affiliate that is under the Control of BKV or in the case that BPPUS has exercised its rights under Section 9.5), without the prior consent of BPPUS, such consent not to be unreasonably conditioned or withheld, or (E) in the case of a transfer by BPPUS, if such transferee is a BKV Competitor; and provided, further, that no transfer shall occur unless and until the transferee is admitted as a Member pursuant to Section 9.3. If a Member transfers Membership Interests in violation of the provisions of this Article 9, such transfer shall be deemed to be void ab initio. Upon a valid transfer of Membership Interests, Exhibit A shall be amended, without any further action by the Board or consent of any Member, to reflect the resultant new Ownership Percentages.
(b)   For the avoidance of doubt, the rights of BPPUS contained herein to appoint Board Members, approve Board Reserved Matters, receive information about the Business, and to receive and exercise rights under Section 9.4, Section 9.5, Section 9.6 (including, for the avoidance of doubt, the right to require a minimum EIRR in connection with a Qualified Sale), Section 9.7 and Section 9.8, together with any other governance, consent, information or approval rights that accrue to BPPUS herein, are personal to BPPUS and are not transferrable, assignable, exercisable or enforceable by any other Person (except for an Affiliate that is under the Control of BPPUS, but only for so long as such Person remains an Affiliate under the Control of BPPUS) whether or not BPPUS has transferred some or all of its Membership Interests to such other Person; provided, however, that in connection with a proposed transfer by BPPUS of all (but not less than all) of its Membership Interests to any other Person (except for an Affiliate that is under the Control of BPPUS), BKV will permit such Person the right to appoint Board Members as provided, and subject to the limitations contained in, Section 8.2, and BKV agrees to discuss with such

Person (if requested) the opportunity for the transfer of certain limited consent or approval rights, as appropriate, in respect of such Membership Interests.
(c)   For the avoidance of doubt, the transfer restrictions set forth in this Article 9 shall apply solely to direct transfers of Membership Interests by the Members and shall not apply to any change in the composition or ownership of BKV or BPPUS or any restructuring by BKV or BPPUS of their respective assets and subsidiaries other than or in addition to the Membership Interests (for example, no “Right of First Offer” or other limitation will apply to any transaction at the BKV-level, or to any transaction by BKV involving substantial assets, interests and/or liabilities other than or in addition to its membership interest in the Company); provided, however, that it is not the intent of the parties to avoid the application of Section 9.4 and Section 9.5 through an internal restructuring of the holding of Membership Interests and subsequent disposition by such Member of an entity, all or substantially all of the assets of which are the Membership Interests.
9.3   Admission of Member.
(a)   A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement, which, in any case, shall contain the representations, mutatis mutandis, with respect to such transferee as set out in Schedule 2.6, and such transferee shall not be admitted without prior written notice to the other Member. Upon admission of the transferee as a Member, the transferee shall have the economic rights, powers and duties and shall be subject to the restrictions and liabilities of the Members under this Agreement, but shall not have any governance rights of any Member hereunder. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make Capital Contributions to the Company pursuant to Section 3.2 or in respect of any outstanding Member Capital Loans, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement. Whether or not the transferee of a Membership Interest is admitted as a Member, the Member transferring the Membership Interest is not released from any liability to the Company or to the other Member in connection with a Member Capital Loan, if any, under this Agreement, unless a novation agreement has been entered into by the transferee pursuant to which the transferee assumes all liabilities and obligations relating to such Member Capital Loan transferred by the transferring Member.
(b)   In connection with the transfer of all (but not part) of a Member’s Membership Interests, once the transferee of such Membership Interests is admitted as a Member, (i) the transferring Member shall cease to be a member of the Company and the transferee shall automatically be admitted as a member of the Company and (ii) the term “Member” shall be deemed amended to include the transferee and exclude the transferor.
9.4   Right of First Offer.
(a)   Subject to the conditions and restrictions set forth in this Article 9, if either Member intends to transfer directly (other than a transfer to an Affiliate under the Control of such Member) all or any portion of its Membership Interests (the “ROFO Interests”) to any third party (such Member, the “ROFO Member”), then the ROFO Member shall deliver written notice thereof (the “ROFO Notice”), including the amount of ROFO Interests, to the other Member (the “Non-ROFO Member”).
(b)   During the 30-day period immediately following the Non-ROFO Member’s receipt of the ROFO Notice (the “ROFO Election Period”), the ROFO Member shall enter into exclusive, non-binding, good faith discussions regarding the possible purchase of the ROFO Interests by the Non-ROFO Member. During the ROFO Election Period, the Non-ROFO Member shall have the option, but not the obligation, to make a written offer (the “Non-ROFO Member Offer”) to the ROFO Member to purchase the ROFO Interests. The Non-ROFO Member Offer shall (i) be irrevocable, subject to an expiration date to be set forth therein, which may not be more than thirty (30) days or less than ten (10) days from the date of such notice, (ii) include no financing condition, provide for a timeline of regulatory approvals not to exceed ninety (90) days and include reasonably satisfactory supporting evidence of the Non-ROFO Member’s ability to pay and timely consummate the transaction contemplated thereby, and (iii) set forth the price to be paid for the ROFO Interests, which shall be denominated and payable in U.S. dollars, and the other material terms and conditions of such purchase.

(c)   If the ROFO Member accepts in writing the Non-ROFO Member Offer prior to the expiration thereof, then the Members shall use commercially reasonable efforts to consummate the transfer of the ROFO Interests to the Non-ROFO Member as soon as reasonably practicable, but in any event within sixty (60) days after the acceptance of the Non-ROFO Member Offer (which 60-day period may be extended by either Member for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority), unless the Members otherwise agree in writing (the “ROFO Closing Deadline”). The transfer shall be consummated pursuant to a purchase agreement between the Members providing for customary representations, warranties and covenants regarding, in the case of the Non-ROFO Member, the ability to fund and pay the applicable consideration, including the absence of any payment conditions, authorization, execution and delivery of relevant documents, enforceability of such documents against the Non-ROFO Member, absence of regulatory, shareholder, or other third-party approvals or consents and other matters relating to the Non-ROFO Member (but shall not be required to make any representations or warranties regarding any other Member or any representations or warranties regarding the Company’s business, operations, assets or liabilities) and, in the case of the ROFO Member, its title to and ownership of its applicable Membership Interest, authorization, execution and delivery of relevant documents, enforceability of such documents against the ROFO Member, absence of required regulatory, shareholder, or other third-party approvals or consents and other matters relating to the ROFO Member (but shall not be required to make any representations or warranties regarding any other Member or such other Member’s Membership Interests or any representations or warranties regarding the Company’s business, operations, assets or liabilities). At the closing of the transfer, the Non-ROFO Member shall pay to the ROFO Member the purchase price set forth in the Non-ROFO Member Offer.
(d)   If (i) the Non-ROFO Member does not deliver the Non-ROFO Member Offer prior to the expiration of the ROFO Election Period, (ii) the ROFO Member rejects a Non-ROFO Member Offer timely delivered by the Non-ROFO Member or such offer expires in accordance with its terms, or (iii) the Non-ROFO Member delivers the Non-ROFO Member Offer, but the Non-ROFO Member and the ROFO Member do not consummate the transactions contemplated thereby prior to the ROFO Closing Deadline, then, in each case, the Non-ROFO Member shall be deemed to have waived its rights under this Section 9.4 with respect to the ROFO Interests, and, subject to Section 9.5, the ROFO Member shall thereafter be free to transfer all but not less than all of the ROFO Interests to a third party on terms and conditions which, in the aggregate and taken as a whole, are determined by the Board in good faith to be superior to the terms and conditions offered (if any) by the Non-ROFO Member set forth in the Non-ROFO Member Offer, which may include terms and conditions relating to price, regulatory or third party approvals, timing, or execution risk; provided, that, if the ROFO Member does not consummate the transfer of the ROFO Interests to the third party within one hundred eighty (180) days after the expiration of the later of the expiration of the ROFO Election Period, the rejection of the Non-ROFO Member Offer, or the ROFO Closing Deadline, as applicable (which 180-day period may be extended for a reasonable time not to exceed an additional sixty (60) days to the extent reasonably necessary to obtain required regulatory, shareholder, or other third-party approvals or consents), the ROFO Member must again provide notice and opportunity to offer to purchase the ROFO Interests to the Non-ROFO Member and otherwise comply with the provisions of this Section 9.4 in order to transfer such ROFO Interests.
(e)   If, after complying with the foregoing provisions of this Section 9.4, the ROFO Member intends to accept an offer to transfer the ROFO Interests to a third party, the ROFO Member shall deliver a written notice to the Non-ROFO Member notifying it of such intended transfer, including the purchase price, the identity of the third party and the other material terms and conditions (the “ROFO Offer Notice”).
9.5   Tag-Along Rights.
(a)   Except in the event of a transfer to an Affiliate or by BKV in connection with a Qualified Sale pursuant to Section 9.6, if, following compliance by BKV with its obligations under Section 9.4, BKV is permitted to transfer directly all of the ROFO Interests to a third party, then BPPUS will be permitted to participate in the sale of such interests on the terms and conditions set forth in this Section 9.5 (a “Tag-Along Sale”).

(b)   BPPUS may exercise its right to participate in the Tag-Along Sale by delivering to BKV a written notice (a “Tag-Along Notice”), no later than fifteen (15) Business Days following the receipt of the ROFO Offer Notice, stating BPPUS’ intention to include all or any portion of its Membership Interest (up to its Tag-Along Portion) in the Tag-Along Sale.
(c)   BPPUS, to the extent it timely elects to participate in the Tag-Along Sale pursuant to paragraph (b) above, shall have the right to transfer in the Tag-Along Sale its Membership Interests on a pro rata basis (i.e., sell a percentage of its Membership Interests up to the same percentage of Membership Interests as BKV is selling of its Membership Interests) (such amount, the “Tag-Along Portion”). Notwithstanding the foregoing, in the event any proposed transfer by BKV would cause BKV to have an Ownership Percentage of less than fifty percent (50%), then BPPUS, to the extent it timely elects to participate in the Tag-Along Sale pursuant to paragraph (b) above, shall have the right, but not the obligation, to transfer all of the Membership Interests then currently held by BPPUS in the Tag-Along Sale.
(d)   The election of BPPUS set forth in a Tag-Along Notice will be irrevocable, and, to the extent the transfer by BKV is consummated, BPPUS will be bound and obligated to consummate the transfer on the terms and conditions set forth in this Section 9.5.
(e)   If BPPUS does not deliver a Tag-Along Notice in compliance with Section 9.5(b), it will be deemed to have waived its right to participate in the Tag-Along Sale, and BKV thereafter shall be permitted to consummate the transfer in accordance with and subject to Section 9.4(d).
(f)   In any transfer pursuant to which BPPUS exercises its rights under this Section 9.5, the aggregate consideration to be paid by the third party shall be allocated among the Members based on the relative Ownership Percentage of each such Member’s Membership Interest to be sold in the Tag-Along Sale.
(g)   BPPUS will make or provide the same representations, warranties, covenants, indemnities and agreements as BKV makes or provides in connection with the Tag-Along Sale; provided, however, that all representations, warranties, covenants and indemnities will be made by the Members severally and not jointly and any indemnification obligation will be pro rata based on the consideration received by the Members in an amount not to exceed the aggregate proceeds received by such Members in connection with the Tag-Along Sale.
(h)   BPPUS shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by BKV, but subject to Section 9.5(g).
(i)   The fees and expenses of BKV incurred in connection with a Tag-Along Sale and for the benefit of both Members (it being understood that costs incurred by or on behalf of BKV for its sole benefit will not be considered to be for the benefit of both Members), to the extent not paid or reimbursed by the Company or the proposed transferee, will be shared by the Members on a pro rata basis, based on the consideration received by each such Member; provided that BPPUS shall not be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.
9.6   Drag-Along Rights.
(a)   Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the Effective Date and after BKV has complied with the procedures set forth in Section 9.4, BKV proposes to transfer all of its Membership Interests to a third party, whether by way of merger transaction, transfer, sale or otherwise (a “Qualified Sale”), each other Member (the “Dragged Member”), after having received written notice from BKV, shall be required to transfer all of its Membership Interests to such third-party transferee in accordance with the terms of this Section 9.6; provided, however, that if the Dragged Member is BPPUS, such transfer must be on terms and conditions, including at a price per Membership Interest, that would be sufficient, based on the final consideration set forth in the definitive transaction agreement in the Qualified Sale, for BPPUS to achieve an EIRR of 17% in order to qualify as a Qualified Sale. For purposes of this paragraph, “EIRR” means, as of any time of determination, the internal rate of return computed on the basis of actual cash-flow dates (ACT/365) that results in a net present value of zero for the series of cash flows consisting of (i) the cumulative amount of all Capital Contributions made by BPPUS to the Company in respect of such Membership Interests being transferred pursuant to this Section 9.6, taken as negative cash flows on their actual funding dates, and (ii) the sum of (A) the total cash and/or non-cash consideration to be received by BPPUS in connection with a transfer of its Membership Interests pursuant to this Section 9.6, without duplication of amounts distributed or to be distributed pursuant to clause (B), taken as a positive cash flow on the expected payment date(s) thereof, and (B) the cumulative amount of distributions (including the distribution, if any, to be made at such time) that BPPUS has received in respect of such Membership Interests, taken as positive cash flows on their actual receipt dates, in each case determined in accordance with the accepted use of the Microsoft Excel XIRR function. For the avoidance of doubt, EIRR shall be calculated on a pre-tax basis and shall not be reduced for any taxes borne at the Member level by BPPUS or its Affiliates; provided that Company-level taxes to the extent they reduce amounts distributable to Members shall be reflected solely to the extent actually borne economically by BPPUS through reduced distributions or proceeds. In addition, the calculation shall give effect to all fees, costs and expenses related to the transaction that reduce proceeds payable to selling Members (including, without limitation, brokerage, financial advisory, legal and accounting fees and transfer taxes, but not escrows and holdbacks, to the extent borne by the Company or the selling Members on a pro rata basis; provided that any fees, costs or expenses borne solely by BKV or its Affiliates shall be disregarded for purposes of the EIRR calculation unless such amounts are borne by all Members pro rata.
(b)   In connection with the sale of its Membership Interests pursuant to the terms of this Section 9.6, each Dragged Member shall make, or agree to make, representations or warranties on title, ownership, and authority over their own Membership Interests, and shall not make any representations regarding the Company or its business. However, each Dragged Member shall agree to the same terms and conditions as BKV in relation to any purchase price adjustment or indemnification adjustment holdback or escrow (in each case on a pro rata basis based on Ownership Percentages); provided, that, no Dragged Member shall be required to assume or incur any liability in excess of the amount to be distributed or paid to such Dragged Member in connection with the Qualified Sale, except with respect to fraud; provided, further, that the liability of the Members in a Qualified Sale shall be several (and not joint). Each Dragged Member shall take all commercially reasonable actions requested by BKV in connection with the consummation of the Qualified Sale including tendering the Dragged Member’s Membership Interests and consenting to, voting for and waiving any dissenter rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Qualified Sale.
(c)   Each Member shall be responsible for funding its proportionate share of any adjustment in purchase price or escrow arrangements in connection with the Qualified Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Qualified Sale, in each case, based on Ownership Percentages.
(d)   Each Member shall be responsible for its proportionate share of the fees, commissions and other out-of-pocket expenses of the Qualified Sale.
(e)   At least five (5) Business Days prior to the consummation of the Qualified Sale, or as otherwise requested by BKV, each Dragged Member shall deliver to the Company to hold in escrow pending transfer of the consideration therefor any agreements or other documents reasonably required to consummate such sale, including a limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of the Dragged Member’s interests in the Company. In the event that a Member should fail to deliver its interests in the Company or documents described herein, the Company shall cause the books and records of the Company to show that such interests in the Company are bound by the provisions of this Section 9.6 and that such interests in the Company may only be transferred to the purchaser in such Qualified Sale.
9.7   Preemptive Rights.
(a)   If the Company proposes after the Effective Date to issue any Membership Interests or other securities of the Company that constitute equity in the Company or are convertible into equity in the

Company (“Equity Securities”) to any Person in a transaction or transactions (other than, for the avoidance of doubt, any deemed issuances of Membership Interests pursuant to Section 9.1 in connection with a change in Ownership Percentages), each of BKV and BPPUS (“Original Members”) shall have a preemptive right to purchase its pro rata share (based on Ownership Percentage) of such Equity Securities, on the same terms and conditions as offered to any other Person (including the other Original Member).
(b)   In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights of the Original Members pursuant to this Section 9.7, the Company shall provide notice (the “Preemptive Rights Notice”) to the Original Members no later than ten (10) Business Days prior to the expected consummation of such transaction or transactions. The Preemptive Rights Notice shall set forth the Equity Securities being offered, the purchase price thereof, and the payment terms. Any Original Member shall provide notice of its election to exercise such rights within fifteen (15) Business Days after receipt of such Preemptive Rights Notice, which notice shall constitute a legally binding obligation of such Original Member to purchase such Equity Securities on the terms set forth in the Preemptive Rights Notice, which may be revoked only with the consent of the Company. The failure of an Original Member to respond to the Preemptive Rights Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such proposed transaction or transactions. If an Original Member elects not to exercise its respective preemptive right, the Company shall provide notice of such fact to the other Original Member within three (3) Business Days following the receipt of notice thereof (or deemed election not to exercise), and the other Original Member shall have the right to purchase additional Equity Securities (a “Subsequent Purchase”) from the Equity Securities as to which no such right was exercised. The failure of an Original Member to respond to such subsequent notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such Subsequent Purchase. Any Equity Securities specified in the Preemptive Rights Notice that are not purchased pursuant to the terms of this Section 9.7 may be issued and sold by the Company on economic terms no less favorable than the terms offered in the Preemptive Rights Notice within 180 days of the date of the Preemptive Rights Notice. Any such Equity Securities not issued within such 180-day period will be subject to the provisions of this Section 9.7(b) upon subsequent issuance.
(c)   Each Original Member exercising its preemptive rights hereunder shall take all reasonably necessary and desirable actions as directed by the Company in connection with such Member’s participation in the applicable issuance, including executing a purchase (or similar) agreement and making customary representations and warranties therein and agreeing to provide customary indemnification as directed by the Company.
(d)   The Company has full discretion to abandon any proposed transaction giving rise to the preemptive rights set forth in this Section 9.7 and shall in no event be required to offer or sell Equity Securities to any Member prior to the consummation of a binding purchase agreement executed in connection with such issuance. Neither the giving of the Preemptive Rights Notice nor any Original Member’s election to exercise its preemptive rights shall obligate the Company, or entitle such Original Member, to any proposed issuance of Equity Securities.
9.8   Equity Swap Option.
(a)   If and for so long as BPPUS has an Ownership Percentage of less than 10% (the “Equity Swap Election Period”), following the third (3rd) anniversary of the date of this Agreement, BPPUS may elect, in its sole discretion, to exchange all of its Membership Interest for a number of shares of BKV common stock, par value $0.01 per share (“BKV Common Stock”), of equivalent value (the “Equity Swap Option”) on the terms and subject to the conditions of this Section 9.8.
(b)   The value of such BKV Common Stock will be based on the average of the daily per share volume weighted average prices of shares of BKV Common Stock (as reported by Bloomberg L.P. (or a mutually agreed alternative service)) for each day that is a Trading Day (without regard to pre-open or after hours trading) during the twenty (20) consecutive Trading Days ending on and including the date of the definitive agreement relating to such transaction. The value of BPPUS’s Membership Interests will be determined in good faith between BPPUS and BKV; provided, however, in the event that BPPUS and

BKV are unable to agree on a value of BPPUS’s Membership Interests within thirty (30) days of delivery of the Equity Swap Option Election Notice, such value will be determined by a U.S. nationally recognized investment banker or valuation firm selected by mutual agreement of the Members. BPPUS may exercise the Equity Swap Option by delivering a written notice to BKV stating its intent to exercise the Equity Swap Option (the “Equity Swap Option Election Notice”) on the terms set forth in the preceding sentence.
(c)   If BPPUS exercises the Equity Swap Option by delivering an Equity Swap Option Election Notice, BPPUS and BKV agree to (i) enter into a purchase agreement on substantially the same terms (other than purchase price) as the MIPA (as applicable), concurrently with the closing of the Equity Swap Option (the “Equity Swap Option Closing”) and such other definitive agreements necessary or desirable, in the reasonable opinion of BKV, to effectuate the Equity Swap on terms substantially consistent with the MIPA (as applicable), and (ii) use good faith efforts to obtain any regulatory, shareholder, or other third-party approvals or consents required in connection therewith.
9.9   Certificates; Legends.
(a)   All Membership Interests shall be recorded in book-entry form unless a Member requests that the Company produce or deliver a certificate representing such Member’s Membership Interest, in which case, the Company shall produce and deliver one or more certificates representing the Membership Interests. Upon any such request, this Agreement shall be automatically amended (without any further action required by the Members) to add the following: “Any certificates representing Membership Interests shall be in such form as the Board shall prescribe. The Members hereby specify, acknowledge and agree that the Membership Interests are securities governed by Article 8 and all other applicable provisions of the Uniform Commercial Code as in effect from time to time in the State of Delaware and, pursuant to the terms of Section 8-103(c) thereof, all Membership Interests shall be “securities” for all purposes under Article 8 and all other applicable provisions of the Uniform Commercial Code.”
(b)   In addition to any other legend required pursuant to any agreement among the Members and the Company, each such certificate, if applicable, shall bear the following legend:
“THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLYING WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BKV-BPP POWER, LLC (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY. IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN COMPLIANCE WITH (INCLUDING ANY EXEMPTIONS FROM REGISTRATION UNDER) ALL FEDERAL AND APPLICABLE STATE SECURITIES LAWS.”
ARTICLE 10. TERMINATION
10.1   Dissolution.   The Company shall be dissolved upon the earlier of (i) the unanimous written consent by the Members to dissolve the Company or (ii) the approval thereof by the Board as a Board Reserved Matter. Dissolution of the Company shall be effective on the date of such consent or approval, but the Company shall not terminate until the assets of the Company have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the Secretary of State of Delaware.
10.2   Application of Assets.   In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs, including a sale of the assets of the Company in an orderly manner and satisfying the claims of its creditors and Members, and the assets of the Company shall be applied in the manner and in the priority set forth in Section 6.2. The Board shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed as promptly as practicable.

ARTICLE 11. MISCELLANEOUS
11.1   Notices.   Any and all notices, demands, consents, approvals, elections and other communications (collectively, “Notices”) required or permitted under this Agreement shall be deemed adequately given only if in writing and shall be deemed to have been properly given (i) upon delivery, if delivered in hand, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service with all freight charges prepaid, or (iii) the date sent by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided, however, any notice of breach hereunder may not be given by electronic mail and a copy of any notice delivered by electronic mail must simultaneously be sent by one of the delivery methods set forth in clauses (i) or (ii) above. Whenever under this Agreement a Notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery, as applicable, shall automatically be extended to the next Business Day. All such notices and other communications shall be addressed to (A) the Members or the Company at their respective addresses set forth below or at such other addresses as any of them may from time to time designate by notice to the other Members and the Company pursuant to this Section 11.1 or (B) to the Board Members at the addresses set forth on Schedule 8.2 or at such other address as any Board Member may designate from time to time.
Notices to BPPUS shall be addressed to:
Banpu Power US Corporation
100 Congress Avenue, Suite 1551
Austin, Texas 78701
Attention: Mr. Paul Didsayabutra
Email: [***]
With copies via email to:
Attention: Mr. Dechaphong Yuwaprecha and Mr. Issara Niropas
Email: [***]
Notices to BKV shall be addressed to:
BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Mr. Chris Kalnin
Email: [***]
With copies to:
BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Ms. Lindsay Larrick
Email: [***]
Notices to the Company shall be addressed to:
BKV-BPP Power, LLC
c/o BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Ms. Lindsay Larrick
Email: [***]
With copies to each Member.

11.2   Successors and Assigns.   The agreements contained herein shall be binding upon and, subject to Section 9.2 and Section 9.3, inure to the benefit of the permitted successors and assigns of the respective parties hereto.
11.3   Applicable Law.   This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.
11.4   Severability.   If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.
11.5   Entire Agreement.   This Agreement, and the schedules and exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements or representations between the parties pertaining to the subject matter hereof, whether oral or written.
11.6   Titles.   Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.
11.7   Further Assurances.   The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.
11.8   Consent to Jurisdiction.   The Members hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and not in any other state or federal court in the United States of America or any court in any other country, provided, however, that if, and only if, the Chancery Court does not have jurisdiction over such action or proceeding, such action or proceeding may be brought in any other state court of the State of Delaware having jurisdiction or, if jurisdiction is exclusive in the federal courts, in the United States District Court for the District of Delaware (collectively, the “Alternative Delaware Courts”), (ii) consent to submit to the exclusive jurisdiction of the Chancery Court and, solely to the extent provided in clause (i), to the jurisdiction of the Alternative Delaware Courts, (iii) agree that service of process may (but need not) be made upon them by certified mail, return receipt requested, to their addresses set forth in Section 11.1 or to such other addresses as any of them may from time to time designate by notice to the other Members and the Company pursuant to Section 11.1, or by any manner permitted by law, and (iv) agree not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.
11.9   Amendments.   Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by each of BKV and BPPUS if and to the extent such party remains a Member.
11.10   Waiver of Jury Trial.   Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement hereof, or dealings with each other as Members of the Company.
11.11   Prevailing Party.   In any action or proceeding arising in connection with this Agreement, the costs and reasonable attorneys’ fees of the prevailing party shall be paid by the other party.
11.12   Confidentiality.   No Board Member or Member shall issue any press release or otherwise make any public announcement naming any Member or any of its direct or indirect beneficial owners, advisors or other agents, or indicating any of their involvement with the Company, without the consent of such Member; provided, such consent shall not be necessary to include such information in a registration statement, proxy statement, information statement or any other document filed pursuant to applicable law, the U.S. securities regulations, or stock exchange requirements. Each Board Member and Member acknowledges that such Board Member, Member and their respective Affiliates, including any BPPUS-designated representative in attendance at the Monthly BPPUS Director Meeting or requested attendees at a Board Meeting pursuant to Section 8.6(e), may have access to (i) information provided by one party to the other, (ii) financial information,

Approved Budgets, information contained in any books, records, computer discs and similar materials containing Company information, and invoices and other documents received or maintained by the Company pursuant to this Agreement, other than information that is available from public sources and (iii) proprietary or confidential information of another Member (collectively, the “Confidential Information”). Each Board Member and Member agrees to hold (and cause its Affiliates, the BPPUS-designated representative(s) in attendance at the Monthly BPPUS Director Meeting or requested attendees at a Board Meeting pursuant to Section 8.6(e) to hold) all Confidential Information in strict confidence and shall not use, publish, communicate, divulge, disseminate or otherwise disclose all or any portion of such Confidential Information at any time except with the prior written consent of the Company or the Member to which such Confidential Information relates. Notwithstanding the foregoing, each Board Member and Member shall be entitled to share such Confidential Information (a) with current and potential lenders and direct and indirect beneficial owners of the Company who have a similar obligation of confidentiality to such party, (b) if required by law (it being specifically understood and agreed that anything set forth in a registration statement, proxy statement, information statement or any other document filed pursuant to law will be deemed required by law), and (c) to its investors, attorneys and advisors who agree to maintain a similar confidence. Notwithstanding anything else in this Agreement and any other agreements among the parties, any Member (and each employee, representative, or other agent of any Member) and Board Member may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company and any other transactions contemplated by this Agreement and any other agreements between the parties and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.
11.13   Counterparts.   This Agreement may be executed in any number of counterparts, including by electronic transmission, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
11.14   Independent Legal Advice.   Each Member acknowledges that it has read and understands this Agreement, has consulted with legal counsel with respect to the terms and conditions hereof, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or the other Member other than those contained in writing herein, and has entered into this Agreement freely based on its own judgment with the advice of legal counsel and other advisers as it has deemed necessary or advisable.
11.15   Equitable Relief.   Each Member acknowledges and agrees that any breach of this Agreement by such Member or the Company or any transferee or any legal representative thereof may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member or the Company to comply with such provisions and (b) the uniqueness of the Company, and the Company’s and each other Member’s business. Each Member and the Company consents to the issuance of an injunction or other enforcement of other equitable remedies against such Member or the Company at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all the terms of this Agreement, and waives any defenses thereto, including the defenses of: (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.
11.16   Third Party Beneficiaries.   Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto and no Person (other than Covered Persons) shall be a third party beneficiary of this Agreement. The Covered Persons not party hereto shall be third party beneficiaries of Sections 8.1(c), (d), (e) and (f). Notwithstanding anything set forth herein to the contrary, and for the avoidance of doubt, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company in its capacity as such or its subsidiaries or any creditor of any Member, and for the avoidance of doubt, no Member, Board Member or Affiliates thereof shall be deemed to have any duties of any nature whatsoever to any such creditor in its capacity as such by virtue of this Agreement or any interest it may have in ownership interests of the Company or its subsidiaries.
[Signatures appear on following page.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.
BANPU POWER US CORPORATION,
a Delaware corporation
By:

Name:
Title:
By:

Name:
Title:
BKV CORPORATION,
a Delaware corporation
By:

Name:
Title:

Exhibit A
Members and Ownership Percentages
Ownership Percentage
BKV Corporation 1200 17th Street, Suite 2100, Denver, Colorado 80202	75%
Banpu Power US Corporation c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808	25%
Exhibit A